UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ENVISTA HOLDINGS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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A Message From Our Independent Board Chair

Dear Fellow Stockholders,

On behalf of your Board of Directors, I want to thank you for your investment in Envista. 2024 was a pivotal year, as we welcomed Paul Keel to our Company and to our Board. While steering this successful CEO search and transition, the Board worked closely with management to navigate a complex macroeconomic and competitive environment and deliver on our financial and operational results. Looking ahead, we are inspired by the energy and vision that the new leadership team brings to their roles, and we believe Envista is well-positioned for future profitable growth.

Executive Leadership Transitions

One of the Board’s key priorities in 2024 was to identify a next-generation leader capable of driving growth across the Envista platform for years to come. After a rigorous search process, we were pleased to find in Paul, a seasoned executive with an extensive track record at delivering transformational results at large, global organizations and with significant leadership experience in the dental industry.

We are also pleased to have appointed a permanent CFO and Presidents for our two largest businesses. Their collective expertise, honed through leadership roles at preeminent companies, will be crucial to our path forward. With this strong leadership team now in place, Envista is ready to embark on our next chapter of growth and expansion.

Strong Execution of our Transformation and a Clear Vision for a New Envista

Following this key leadership transition, we set forth our transformational strategy and approved a revised budget for 2024 that accounted for the challenges ahead and the Company’s plan to execute its new strategy. Our plan is focused on three core areas: growth, operations, and people.

•Accelerating growth through market, new products, attractive adjacencies, and accretive M&A to supplement organic gains
•Distinctively strong operations grounded in the Envista Business System (EBS)
•High-performing culture and world-class people

While in the early stages of progress, we have already experienced improvement in our performance since we began our transformation, including growth in implants and continued share gains and gross margin improvement in Spark aligners. We believe we have laid the appropriate foundation to implement our strategy for success and a path toward improved growth and profitability.

We feel fortunate to help steer Envista’s vision, a company well-positioned to take advantage of the dental industry’s return to consistent structural growth. We boast a 100-plus year history of innovation, an enviable portfolio, a well-balanced group of businesses, both geographically and through go-to-market model, and unmatched global reach. With our plan in motion to turn all this potential into improved performance, we have a clear set of priorities which we believe will drive sustained value creation.

Board Composition & Oversight

Collectively, our Board’s balanced and diverse mix of skill sets, experiences and perspectives enables proper oversight of our business as we continue to evolve and execute our transformational strategy. In particular, our Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its capital allocation program, its capital structure and liquidity, and its organizational structure. Our Board is committed to continuous improvement, and the annual Board and committee self-assessment process plays a critical role in ensuring the continued effectiveness of our Board and each committee.

On behalf of our Board, thank you for your investment in Envista and for allowing me to serve your interests as the independent Chair of our Board of Directors.

Sincerely,

Scott Huennekens

2025
Notice of Annual Meeting
of Stockholders
and Proxy Statement

ENVISTA HOLDINGS CORPORATION
200 S. Kraemer Boulevard, Building E
Brea, CA 92821
Notice of 2025 Annual Meeting of Stockholders

¶	3	?	:
When: June 10, 2025 at 7:00 a.m., PT. Where: Virtually, at www.virtualshareholdermeeting.com/NVST2025	Items of Business: 4 measures to review as listed below	Who Can Vote: Stockholders of Envista’s common stock at the close of business on April 14, 2025.
Attending the Meeting:

Stockholders will be able to attend, vote and submit questions during the Annual Meeting from any location via the Internet.*

Date of Mailing:

The date of mailing of this Proxy Statement or Notice of Internet Availability is on or about April 24, 2025.

*The 2025 Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/NVST2025.
Items of Business:

1. To elect the eight director nominees named in the Proxy Statement, each for a one-year term expiring at the 2026 annual meeting of stockholders and until their successors are elected and qualified.
2. To ratify the selection of Ernst & Young LLP as Envista’s independent registered public accounting firm for the year ending December 31, 2025.
3. To approve on an advisory basis Envista’s named executive officer compensation.
4. To approve a proposal to amend our 2019 Omnibus Incentive Plan, as amended, to increase the number of shares authorized for issuance.
5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2025:
The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: http://www.proxyvote.com.

By Order of the Board of Directors,
Mark Nance
Secretary
April 24, 2025

2025 Annual Meeting of Stockholders
Notice of Annual Meeting and Proxy Statement

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	73

Audit Committee Report	74

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at our 2025 Annual Meeting, below is summary information regarding the meeting. For more information about these topics, please review the complete Proxy Statement. This Proxy Statement and proxy card are first being sent to our stockholders on or about April 24, 2025.

2025 Annual Meeting of Stockholders

Date and time:	June 10, 2025, 7:00 a.m. PT
Place:	Virtually, at www.virtualshareholdermeeting.com/NVST2025
Record date:	April 14, 2025
Voting:	Stockholders of Envista’s common stock at the close of business on April 14, 2025 are entitled to one vote per share of common stock on each matter to be voted upon at the 2025 Annual Meeting of Stockholders (“Annual Meeting”).
Admission:	To virtually attend the Annual Meeting, you will need the control number located on the Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

Items of Business

PROPOSAL	VOTE REQUIRED	BOARD RECOMMENDATION
Proposal 1: Election of Directors (page 12)	Plurality of votes cast for each of the director nominees.	FOR each of the nominees
Proposal 2: Ratification of the appointment of the independent registered public accounting firm (page 73)	The affirmative vote of a majority of the shares of common stock represented in person (virtually) or by proxy and entitled to vote on the proposal.	FOR
Proposal 3: Approval on an advisory basis of our named executive officer compensation (page 75)	The affirmative vote of a majority of the shares of common stock represented in person (virtually) or by proxy and entitled to vote on the proposal.	FOR
Proposal 4: Approval of an Amendment to our 2019 Omnibus Incentive Plan to increase the number of shares authorized for issuance. (page 76)	The affirmative vote of a majority of the shares of common stock represented in person (virtually) or by proxy and entitled to vote on the proposal.	FOR

Company Overview
Envista is a global family of more than 30 trusted dental brands, including Nobel Biocare, Ormco, DEXIS, and Kerr, united by a shared purpose: to partner with professionals to improve lives by digitizing, personalizing and democratizing oral care. We help our customers deliver the best possible patient care through industry-leading solutions, technologies, and services. Our diversified portfolio of solutions covers a broad range of dentists' clinical needs for preventing, diagnosing, and treating dental conditions as well as improving the aesthetics of the human smile. We offer comprehensive solutions to support implant-based tooth replacements, orthodontic treatments, and diagnostic solutions. We further support the dental community with leading solutions in restoratives, endodontics, rotary, infection prevention, and loupes.
With a foundation comprised of the proven Envista Business System (“EBS”) methodology, an experienced leadership team, and a strong culture grounded in continuous improvement, commitment to innovation, and deep customer focus, we are well equipped to meet the end-to-end needs of dental professionals worldwide. We are one of the largest global dental products companies, with strong positions in some of the most attractive segments of the dental products industry. We serve dental professionals in over 130 countries through one of the largest commercial organizations in the dental products industry and through our distribution partners. In 2024, we generated total sales of $2.5 billion, of which approximately 85% were derived from sales of consumable products, services, and spare parts.
Financial Highlights

$ in millions - except per share amounts	2024	2023
Total Revenue	$2,510.6	$2,566.5
Total Sales Growth	(2.2)%	(0.1)%
Core Sales Growth*	(1.5)%	(0.4)%
Net Loss	$(1,118.6)	$(100.2)
Adjusted EBITDA*	$296.1	$464.2
Adjusted EBITDA Margin*	11.8%	18.1%
Cash Provided by Operating Activities	$336.5	$275.7
Free Cash Flow*	$302.8	$223.6
(Loss) Diluted Earnings Per Share	$(6.50)	$(0.60)
Adjusted Diluted Earnings Per Share*	$0.73	$1.53
* See Appendix A for a reconciliation of GAAP to non-GAAP measures. All financial metrics relate to our continuing operations only, except for cash flows measures.

Our Values

Our core values define our company culture and guide how we operate. These core values are built around Customer centricity, leading Innovation, Respect for all, an embrace of Continuous improvement, and Leadership that is accountable for their actions and results. We use the acronym “CIRCLe” to ensure we have these values top of mind.

Customer Centricity - Innovation - Respect - Leadership - Continuous Improvement

CIRCLe
Envista Values

Purpose	Promise
We partner with dental professionals to improve lives	We champion creators of confidence

Core Values

Customer Centricity	Innovation	Respect	Continuous Improvement	Leadership
Making our customers – creators of confidence – our first priority ensures we innovate for their needs and continue to grow, with them at top of mind. Embrace the concept that fellow employees and internal functions should also be served with a dedicated customer service mentality.	With an agile approach and focus on future, we are positioned to drive the next wave of disruptive thinking and products in the industry. We believe innovation should be built into all functions and activities, and our employees show up every day ready to make a difference.	Diversity, inclusivity, and equality are at the core of what make our culture and our teams so successful. We know that when our employees show up every day as their authentic selves, there is greater teamwork, more thoughtful debate, and more reasons to celebrate.	Supported by our renowned business system, we are committed to developing world-class professionals at every level of the organization. Dedicated to being their best every day, Envista employees embrace continuous improvement as a mindset, culture, and way to win.	By equipping our employees with the best training, teams, and opportunities, we ensure they are **empowered**, equipped, and **accountable** for their commitments. Taking accountability for successes – and failures – and moving forward quickly ensures we foster a trusting environment, set up for success.

Human Capital Resources

Our success depends on our ability to attract, develop and retain a talented employee base. We aspire to help our employees thrive both personally and professionally. As part of these efforts, we strive to embody our core values, offer a competitive compensation and benefits program, foster an inclusive community and provide professional development opportunities.

Compensation and Benefits Program

Our compensation programs and practices are designed to attract employees, motivate and reward performance, drive growth and support retention. We offer competitive compensation packages based on market data, which include base salary with annual merit increases and may also include annual cash performance incentives, commissions, overtime opportunities, allowances and, in some countries where these are customary, additional monthly payments. In addition, employees in select senior management roles may receive long-term compensation in the form of equity awards. We regularly review our compensation structure to ensure that we remain competitive, reward top performance, as well as to ensure internal equity. In the U.S., our benefits package includes health (medical, dental & vision) insurance, paid time off, paid parental leave, a retirement plan and life and disability coverage. Outside of the U.S., we offer our employees robust benefits based on local regulations and best practices of the countries in which we operate. Globally, we offer an Employee Assistance Program to all employees to support the mental health and well-being of employees and their families.

Diversity and Inclusiveness

Our strategy to cultivate and maintain diversity and inclusiveness in the workplace encompasses efforts across our organization, with specific direction from executive leadership. We believe it is all of our leaders’ responsibility to ensure these initiatives are appropriately aligned with our strategic business priorities and consistent with our CIRCLe values. Engagement initiatives led by our teams emphasize a high-performing, inclusive, and engaging workplace across Envista.

Learning and Development Opportunities

We aim to empower our employees to thrive in their current roles, as well as to support employees’ aspirations to move into different roles. We have a promote-from-within culture with opportunities across our operating companies. We periodically assess succession planning for certain key positions and review our workforce to identify high potential employees for future growth and development. We support our employees through a multitude of training and development programs, including training on EBS through our Envista Business System University, individual development plans (which encourages our employees to take charge of their learning and growth opportunities), job rotations, and various management trainings. This commitment to our employees’ professional development reflects both our Continuous Improvement and Leadership core values.

Employee Engagement

We conduct employee engagement surveys to solicit employees’ input and perspectives on our performance. In 2024, we had a 94% participation rate in this survey, with 72% of respondents reporting feeling engaged at work and 80% believing their managers are leading effectively. We use the feedback from these surveys to better understand whether our employees have the tools, resources, training and development opportunities to succeed. Future surveys will help us benchmark our progress over time and compare our results with companies in our sector. Communication is at the core of our engagement efforts and we host numerous CEO Forums for all employees, to keep our employees informed and to provide opportunities for employees globally to ask questions to senior management.

Community

Our employees have a long history of providing support and care in our communities, donating time, resources, and funds to local causes. In March 2021, we leveraged our expertise in oral health and founded the Envista Smile Project, a 501(c)(3) philanthropic foundation designed to improve the smiles and oral health of disadvantaged communities by supporting increased access to oral care and oral health education. The Envista Smile Project’s mission is to collaborate with dental professionals and Envista employee volunteers to donate products, treatment, and oral health education to communities in need around the world. The Envista Smile Project’s giving strategy focuses on three areas: mission trips, education, and monetary donations to oral health focused, non-profit organizations.

Safe Work Environment

We value the safety of our employees and in 2023, we updated our bi-annual EHS Risk Assessment tool to increase environmental health and safety (“EHS”) results and engagement. EHS significant sites, such as manufacturing, distribution, research and development sites and large offices, are supported through a combination of on-site and remote EHS professionals. Incident reporting and investigation, auditing, and corporate oversight provide for a collaborative and transparent environment to address and minimize potential gaps.

Sustainability

From the start, Envista has sought to set a high standard of performance on sustainability measures. Our sustainability efforts are led by our senior management and overseen by our Nominating and Governance Committee, along with our Board of Directors. We released our annual Sustainability Report in November 2024 (the “Sustainability Report”). It is designed to provide better transparency regarding our sustainability efforts, and it can be found on our website at https://www.envistaco.com/sustainability. We encourage you to read the Sustainability Report for information regarding our initiatives, including our five areas of sustainability priorities:

•Delivering Quality and Access;
•Supporting Our People and Community;
•Safeguarding the Environment;
•Centering Ethics and Compliance; and
•Practicing Good Governance.

Highlights from the Sustainability Report include:

•Realized a 26% year-over-year reduction in our absolute Scope 1 greenhouse gas emissions and a 3.5% reduction of total (Scope 1 and 2) greenhouse gas emissions on an intensity basis.
•Donated nearly $1.3 million to support mission trips, education opportunities, and direct donations to oral health-focused non-profit organizations through the Envista Smile Project.
•Invested in several Kaizen projects to meaningfully enhance sustainability and operational efficiency on waste generation and energy use at several facilities.

To manage the reporting process, we formed a cross-functional sustainability steering committee consisting of senior leaders from across Envista. The sustainability steering committee held meetings and reviewed sustainability frameworks, including those published by the Sustainability Accounting Standards Board (SASB), the Global Reporting Initiative (GRI) and the TCFD which helped us develop our framework for the report and identify relevant topics for disclosure and for future action. We are committed to incorporating these issues into our business operations, and to continually evaluate our sustainability issues for future reporting. We look forward to sharing our efforts and progress through subsequent Sustainability Reports.

In addition to our Sustainability Report, additional information regarding our sustainability initiatives can be found on our website at https://www.envistaco.com/sustainability.

Although we encourage our stockholders to review the information in our Sustainability Report and on our website, the contents of the report and website are not deemed filed with the SEC and are not incorporated by reference into any filing by Envista under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including this Proxy Statement.

Corporate Governance Highlights

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

Highlights of Our Corporate Governance Framework:

•All directors are elected annually.
•We eliminated the supermajority voting requirements in our Second Amended and Restated Certificate of Incorporation.
•Our Chairperson and CEO positions are separate, with an independent Chairperson.
•All members of our Audit, Compensation, and Nominating and Governance Committees are independent as defined by the New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.
•Six out of our eight directors are independent directors.
•Independent directors meet regularly without management.
•We hold a say-on-pay advisory vote every year.
•We have robust stock ownership requirements for our directors and executive officers.
•We have director orientation and continuing education programs for directors.
•We have no stockholder rights plan.
•Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.
•We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.
•All members of the Audit Committee are audit committee financial experts.
•We maintain a sustainability program with oversight by the Nominating and Governance Committee.
•We conduct annual self-assessments to assess in detail the effectiveness of the Board, each of its committees, and our individual directors.

Executive Compensation Highlights

Overview of Executive Compensation Program

The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash	•Align executives with key near-term strategic and operational initiatives.

•Reward performance on key annual financial measures, including core sales growth, profitability and cash flow generation.

•Motivate and reward teamwork and individual performance.
Long-Term Incentive Compensation	PSUs Stock Options RSUs	•Drive sustainable performance that delivers value to stockholders over the long-term.

•Provide direct alignment to stock price appreciation.

•Promote the long-term retention of our executive officers.

•Align the interest of the executive with those of the stockholders.

•PSUs reward performance on key financial measures, including core sales growth and adjusted EBITDA margin, measured over a three-year period, as modified by relative total stockholder return over a three-year period.
Other Compensation	Employee Benefits Perquisites Severance	•Provide a competitive total compensation package.

•Reinforce alignment with stockholder interests through deferrals in Company stock and, also, retention through vesting restrictions (e.g., DCP/ECP & EDIP).

•Support corporate objectives (e.g., relocation and tax equalization benefits).

Compensation Governance Highlights

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders, as illustrated below.

WHAT WE DO
✓	Design Executive Compensation Practices to Promote Stockholder Value Creation
✓	Align Performance Measures with Business Objectives
✓	Pay for Performance
✓	Limit Perquisites
✓	Maintain Stock Ownership Requirements (Including Multiple of Five Times Base Salary for the CEO)
✓	Maintain a Compensation Recoupment Policy
✓	Mix of Short and Long-Term Incentive Compensation, Emphasizing Long Term
✓	Engage an Independent Compensation Consultant
✓	Monitor for Risk-Taking Incentives
✓	Require Minimum One-Year Vesting in Equity Incentive Plan
✓	Cap Amounts of Variable Compensation Under Annual Incentive Compensation Plan and PSU Grants

	WHAT WE DON'T DO
✗	No Excise Tax Gross-Ups
✗	No "Single-Trigger" Change-of-Control Cash Severance Benefits
✗	No "Single-Trigger" Change-of-Control Equity Vesting
✗	No Pledging of our Common Stock by Executive Officers
✗	No Hedging Transactions
✗	No Evergreen Provision in Equity Incentive Plan
✗	No Repricing of Stock Options
✗	No Liberal Share Recycling under Equity Incentive Plan
✗	No Liberal Definition of Change-of-Control
✗	No Payment of Dividends on Unvested Equity Awards

 Proxy Statement

Envista Holdings Corporation
200 S. Kraemer Boulevard, Building E
Brea, CA 92821

2025 Annual Meeting of Stockholders
June 10, 2025

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Envista Holdings Corporation, a Delaware corporation (“Envista”), of proxies for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 7:00 a.m., PT, and at any and all postponements or adjournments thereof. Please note that the Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/NVST2025. Envista’s principal address is 200 S. Kraemer Boulevard, Building E, Brea, CA 92821. The date of mailing of this Proxy Statement is on or about April 24, 2025.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to:

1.Elect the eight director nominees named in this Proxy Statement, each for a one-year term expiring at the 2026 annual meeting of stockholders and until their successors are elected and qualified;

2.Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;

3.Approve on an advisory basis our named executive officer compensation;

4.Approve an Amendment to our 2019 Omnibus Incentive Plan, as amended, to increase the number of shares authorized for issuance; and

5.Consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

If a stockholder would like to virtually attend the Annual Meeting in person, he or she must access www.virtualshareholdermeeting.com/NVST2025 using the control number located on the Notice of Internet Availability of Proxy Materials, or on each proxy card or by following the instructions that accompanied his or her proxy materials.

Outstanding Stock and Voting Rights

In accordance with Envista’s Third Amended and Restated Bylaws, the Board has fixed the close of business on April 14, 2025, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Envista entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on April 14, 2025, 169,467,689 shares of Common Stock were outstanding, excluding shares held by or for the account of Envista.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by the Board. The total expense of the solicitation will be borne by us, including reimbursement paid to banks, brokerage firms and nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other of our management employees, who will receive no additional compensation for their services. We have hired D.F. King & Co., Inc. to help us send out the proxy materials and to solicit proxies for the Annual Meeting at an estimated cost of $15,000 plus reimbursement of certain additional out of pocket expenses.

Proxy Instructions

Proxies will be voted as specified in the stockholder’s proxy.

If you sign and submit your proxy card with no further instructions, your shares will be voted:

•FOR the election of each of the eight director nominees identified in this Proxy Statement to serve as directors, each for a one-year term expiring at the 2026 Annual Meeting;
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
•FOR approval of our named executive officer compensation;
•FOR approval of an Amendment to our 2019 Omnibus Incentive Plan to increase the number of authorized shares; and
•In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Paul Keel and Mark Nance to act as proxies with full power of substitution.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On April 24, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date present in person or represented by proxy. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under NYSE rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 2, which is considered a “routine” matter. However, on “non-routine” matters, such as Proposals 1, 3 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 3 and 4. Broker non-votes will not affect the required vote with respect to Proposals 1, 3 and 4.

Approval Requirements. If a quorum is present, the vote required under the Company’s Third Amended and Restated Bylaws and the Second Amended and Restated Certificate of Incorporation to approve each of the proposals is as follows:

•With respect to Proposal 1, the election of directors, you may vote “for” or “withhold” authority to vote for any or all of the director nominees. In elections of directors, a nominee is elected by a plurality of the votes cast by the shares entitled to vote, provided that a quorum is present. A “plurality of the votes cast” means that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected. Withhold votes are not considered votes cast for the foregoing purpose.
•With respect to Proposals 2, 3 and 4, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

Tabulation of Votes. Broadridge Financial Solutions, Inc. will tabulate votes cast by proxy or in person (virtually) at the meeting and American Election Services, LLC will act as the Independent Inspector of Election. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions over the Internet, or if you received printed proxy materials, via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the virtual Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., Eastern time on June 9, 2025.

Detailed instructions for Internet voting are set forth on the Notice, proxy card or voting instruction form.

8	Vote your shares at www.proxyvote.com.

(	Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number needed to vote.
Call toll-free number 1-800-690-6903
+	Mark, sign, date, and return the enclosed proxy card or voting instruction form in the envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Envista Stock Fund through the Envista Holdings Corporation Savings Plan (the “Savings Plan” and a “401(k) Plan”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plan, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by June 5, 2025, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Envista a written notice of revocation or a duly executed proxy bearing a later date, provided such notice or duly executed proxy is received on or before June 9, 2025, or it may be revoked by virtually attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Virtual attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single copy of the Notice and, if applicable, our proxy statement and annual report, to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Envista Holdings Corporation, Attn: Investor Relations, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821; call us at 714-817-7000; or email us at IR@envistaco.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another stockholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders

Directors and Executive Officers

The following table sets forth as of April 14, 2025 (unless otherwise indicated) the number of shares and percentage of Common Stock beneficially owned by each of our directors, nominees for director and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all current executive officers and directors as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of April 14, 2025. Except as indicated, the address of each director and executive officer shown in the table below is c/o Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

	Shares of Common Stock beneficially owned
Name of Beneficial Owner	Number of Shares(1)		Percent of Shares(1)
Amir Aghdaei	1,724,110	(2)	1.0%
Robert Befidi	17,140	(3)	*
Wendy Carruthers	40,160	(4)	*
Kieran T. Gallahue	34,230	(4)	*
Eric Hammes	24,532	(5)	*
Scott Huennekens	55,150	(4)	*
Barbara Hulit	69,370	(4)	*
Vivek Jain	33,165	(4)	*
Paul Keel	387,128	(6)	*
Stephen Keller	8,526	(7)	*
Mark Nance	160,501	(8)	*
Daniel A. Raskas	34,230	(4)	*
Mischa Reis	223,874	(9)	*
Christine Tsingos	40,150	(4)	*
All current directors and executive officers as a group (14 persons)	1,119,630	(10)	*
_________________
* Denotes less than 1% of the outstanding Common Stock on April 14, 2025
(1)Balances credited to each executive officer’s account under the Envista Executive Deferred Incentive Plan (the “EDIP”), the Envista Excess Contribution Program (the “ECP”) and/or the Envista Deferred Contribution Plan (the “DCP”) which are vested or are scheduled to vest within 60 days of April 14, 2025, are included in the table. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our EDIP, ECP and DCP. The incremental number of notional phantom shares of Common Stock credited to a person’s EDIP, ECP, or DCP account is based on the incremental amount of contribution to the person’s EDIP, ECP, or DCP balance divided by the closing price of Common Stock as reported on the NYSE on the date of the contribution. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of April 14, 2025 or upon vesting of Restricted Stock Units (“RSUs”) that vest within 60 days of April 14, 2025.
(2)Includes 54,342 shares of Common Stock held by Mr. Aghdaei, options to acquire 1,587,637 shares, and 82,131 shares attributable to Mr. Aghdaei’s EDIP account.
(3)Includes 9,837 shares of Common Stock held by Mr. Befidi, and options to acquire 7,303 shares.
(4)Includes (i) RSUs that are vested but not released, (ii) RSUs granted to non-employee directors which vest within 60 days of April 14, 2025, and (iii) RSUs granted to Ms. Hulit for consulting services, which vest within 60 days of April 14, 2025. For grants before 2022, the underlying shares of vested RSUs will be delivered at the earlier of the director’s death or the first day of the seventh month following the director’s resignation from the Board. RSUs granted in 2022 and after will vest and the underlying shares of Common Stock will be delivered on the first anniversary of the date of grant, unless a compliant Section 409A deferral election is made by the participant. Ms. Tsingos’ total also includes 9,860 shares of Common Stock, Ms. Carruthers’ total also includes 10 shares of Common Stock and Ms. Hulit’s total also includes 33,935 shares of Common Stock.
(5)Includes 24,532 shares of Common Stock held by Mr. Hammes.
(6)Includes 76,460 shares of Common Stock held by Mr. Keel, options to acquire 232,070 shares, 23,745 RSUs that will vest within 60 days of April 14, 2025, and 54,853 options that will vest within 60 days of April 14, 2025.
(7)Includes 8,526 shares of Common Stock held by Mr. Keller.
(8)Includes 37,366 shares of Common Stock held by Mr. Nance, options to acquire 118,519 shares, and 4,616 shares attributable to Mr. Nance’s DCP and ECP account.
(9)Includes 26,336 shares of Common Stock held by Mr. Reis, options to acquire 176,388 shares, and 21,150 shares attributable to Mr. Reis’s EDIP account.
(10)Includes 218,336 shares of Common Stock, options to acquire 534,280 shares, 174,905 RSUs that have vested but are not released until a later date, 111,490 RSUs that will vest within 60 days of April 14, 2025, 54,853 options that will vest within 60 days of April 14, 2025, 21,150 shares attributable to EDIP accounts, and 4,616 shares attributable to DCP and ECP accounts.

Principal Stockholders

The following table sets forth the number of shares and percentage of Common Stock beneficially owned by each person who owns of record or is known to us to beneficially own more than five percent of our Common Stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	15,864,543	(1)	9.4%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	17,167,767	(2)	10.1%
Morgan Stanley 1585 Broadway, New York, NY 10036	14,141,070	(3)	8.3%
Ariel Investments, LLC 200 E. Randolph Street, Suite 2900, Chicago, IL 60601	11,359,999	(4)	6.7%
Harris Associates L.P. 111 South Wacker Drive, Suite 4600, Chicago, IL 60606	11,078,748	(5)	6.5%

(1)The amount shown and the following information is derived from a Schedule 13G/A filed April 17, 2025 by BlackRock, Inc., which sets forth its beneficial ownership as of March 31, 2025. According to the Schedule 13G/A, BlackRock Inc. has sole voting power over 15,399,511 shares and sole dispositive power over 15,864,543 shares.
(2) The amount shown and the following information is derived from a Schedule 13G/A filed January 10, 2024 by The Vanguard Group, which sets forth its beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 59,950 shares, sole dispositive power over 16,929,398 shares and shared dispositive power over 238,369 shares.
(3)The amount shown and the following information is derived from a Schedule 13G/A filed February 7, 2025 jointly by Morgan Stanley, Atlanta Capital Management Company, LLC (“Atlanta Capital”), and Eaton Vance Atlanta Capital SMID-Cap Fund (“Eaton Vance”), which sets forth their respective beneficial ownership as of December 31, 2024. According to the Schedule 13G/A, Morgan Stanley has shared voting power over 12,997,462 shares and shared dispositive power over 13,497,936 shares, Atlanta Capital has shared voting power over 11,529,356 shares and shared dispositive power over 11,897,350 shares, and Eaton Vance has shared voting and dispositive power over 9,403,869 shares.
(4)The amount shown and the following information is derived from a Schedule 13G filed November 12, 2024 by Ariel Investments, LLC, which sets forth its beneficial ownership as of September 30, 2024. According to the Schedule 13G, Ariel Investments, LLC has sole voting power over 10,388,371 shares and sole dispositive power over 11,359,999 shares.
(5)The amount shown and the following information is derived from a Schedule 13G filed February 14, 2024 by Harris Associates L.P. and Harris Associates Inc., which sets forth their respective beneficial ownership as of December 31, 2023. According to the Schedule 13G, Harris Associates L.P. and Harris Associates Inc. have sole voting power over 5,611,676 shares and sole dispositive power over 11,078,748 shares.

Proposal 1. Election of Directors

Election of Directors

At the Annual Meeting, stockholders will be asked to elect Paul Keel, Wendy Carruthers, Kieran Gallahue, Scott Huennekens, Barbara Hulit, Vivek Jain, Daniel Raskas, and Christine Tsingos (who have been recommended by the Nominating and Governance Committee, nominated by the Board and currently serve as directors of Envista) to serve until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

We have set forth below information as of April 14, 2025 relating to each nominee for election as director, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Envista; the year in which he or she became a director; and age. Please see “Corporate Governance – Director Nomination Process” for a further discussion of the Board’s process for nominating Board candidates. Each of the nominees has consented to serve if elected. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected.

Director Nominees

Paul Keel	Director since: 2024	Other Current Public Company Directorships: None
Age: 55		Board Committees: None

Paul Keel has served as our President and Chief Executive Officer and as a director on our Board since May 2024. Prior to that, Mr. Keel served as Chief Executive Officer of Smiths Group plc, a global technology company and FTSE 100 constituent from May 2021 to March 2024. Prior to that, Mr. Keel served as Group President of 3M Company’s Consumer Business Group from March 2019 to August 2020. Mr. Keel joined 3M in 2004 and held various leadership roles including President of 3M Medical and President of 3M Unitek, a specialty dental business. Prior to joining 3M, Mr. Keel held positions of increasing responsibility at GE, McKinsey & Company, and General Mills.

Qualifications: Mr. Keel’s qualifications to sit on the Board include, among other factors, his prior public company CEO experience and his extensive experience in senior leadership positions and operational experience in the medical and oral care markets.
.

Wendy Carruthers	Director since: 2019	Other Current Public Company Directorships: None
Age: 56	Independent	Board Committees: Compensation (Chair) & Nominating and Governance
Wendy Carruthers served as Executive Vice President of Human Resources at Boston Scientific Corporation, a medical device manufacturer, from February 2022 until February 2025 and as Senior Vice President of Human Resources from December 2012 until February 2022 after serving in a series of progressively more responsible human resources roles since joining Boston Scientific in 2004, including as Vice President of Human Resources for Europe, Middle East and Africa from January 2006 to December 2010.

Qualifications: Ms. Carruthers’ qualifications to sit on the Board include, among other factors, an international business background and broad experience in the areas of executive compensation and talent management.

Kieran T. Gallahue	Director since: 2019	Other Current Public Company Directorships: Edwards Lifesciences
Age: 61	Independent	Board Committees: Nominating and Governance (Chair)
Kieran T. Gallahue is the former Chairman and Chief Executive Officer of CareFusion Corporation, a global medical technology company, from 2011 until its acquisition by Becton, Dickinson and Company in March 2015. From January 2008 through January 2011, Mr. Gallahue served as President, Chief Executive Officer and a Director of ResMed, Inc., a medical device firm serving the sleep-disordered breathing and respiratory markets. Mr. Gallahue is also currently a member of the Board of Directors of Edwards Lifesciences Corp. and previously served as a director of Intersect ENT, Inc. and Arena Pharmaceuticals, Inc.

Qualifications: Mr. Gallahue’s qualifications to sit on the Board include, among other factors, prior Chairman and CEO experience, extensive public company board experience and a deep knowledge of the medical device industry and related fields.

Scott Huennekens	Director since: 2019	Other Current Public Company Directorships: Hyperfine, Inc., QuidelOrtho Corporation, NeuroPace, Inc.
Age: 60	Independent	Board Committees: Audit & Nominating and Governance

Scott Huennekens served as President, Chief Executive Officer and Chairman of the Board of Directors of Verb Surgical, Inc., a medical equipment manufacturer, from August 2015 to January 2019. Prior to this role, Mr. Huennekens served as President and Chief Executive Officer of Volcano Corporation, a medical device company, from 2002 to February 2015, and as President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging centers company, from 1999 to 2002. Mr. Huennekens is currently a member of the Board of Directors of Hyperfine, Inc., QuidelOrtho Corporation, and NeuroPace, Inc. and previously served as a director of NuVasive, Inc., Acutus Medical, Inc., ViewRay, Inc., Reva Medical Inc., EndoChoice Holdings, Volcano Corporation and Bellerophon Therapeutics Inc.

Qualifications: Mr. Huennekens’ qualifications to sit on the Board include, among other factors, prior public company Chairman and CEO experience and an extensive background in the medical device field.

Barbara Hulit	Director since: 2021	Other Current Public Company Directorships: Novanta Inc. and PACCAR Inc.
Age: 58		Board Committees: None
Barbara Hulit served as President and Chief Executive Officer of the Advanced Healthcare Solutions segment of Fortive Corporation, a global technology company and former affiliate of the Company, from July 2019 until her retirement in April 2022 and Senior Vice President from July 2016 to July 2019. She was also a co-executive sponsor of the Allies Across Fortive employee and friends resource group. As a founding SVP at Fortive in 2016, Ms. Hulit had company-wide responsibility for the Fortive Business System (FBS), as well as procurement, IT, high-growth markets, and innovation, building on her experience running the Danaher Business System Office for 3 years. She previously spent nearly 8 years as president and group executive of Fluke, served as a partner at The Boston Consulting Group, and held sales and marketing roles at Noxell, PepsiCo, and Marketing Corporation of America. Ms. Hulit was named one of the top women in STEM for her role in establishing Washington STEM, and she serves on the Dean’s Advisory Council for the Kellogg Graduate School of Management. Ms. Hulit is also currently a member of the Board of Directors of Novanta Inc. and PACCAR Inc.

Qualifications: Ms. Hulit’s qualifications to sit on the Board include, among other factors, her executive leadership and extensive operational experience, as well as in-depth knowledge of the Danaher Business System, which gives her invaluable insight into EBS and our core value of continuous improvement.

Vivek Jain	Director since: 2020	Other Current Public Company Directorships: ICU Medical, Inc.
Age: 53	Independent	Board Committees: Audit & Finance
Vivek Jain has served as CEO and Chairman of the Board of ICU Medical, Inc., a global medical technology company specializing in infusion therapy, since February 2014.  Prior to this role, Mr. Jain served at CareFusion Corporation, a global medical technology company, as President of Procedural Solutions from 2011 to February 2014 and as President, Medical Technologies and Services from September 2009 until 2011. Before joining CareFusion Corporation, Mr. Jain served as the Executive Vice President-Strategy and Corporate Development of Cardinal Health, Inc., a health care services company, from June 2007 until August 2009. Mr. Jain served as Senior Vice President, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company, from 2006 to August 2007. Mr. Jain served as an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from 1994 to 2006. Mr. Jain’s last position with J.P. Morgan was as Co-Head of Global Healthcare Investment Banking from 2002 to 2006.

Qualifications: Mr. Jain’s qualifications to sit on the Board include, among other factors, prior public company Chairman and CEO experience and an extensive background in medical technology and healthcare.

Daniel A. Raskas	Director since: 2019	Other Current Public Company Directorships: None
Age: 58	Independent	Board Committees: Compensation & Finance

Daniel A. Raskas served as Senior Vice President - Corporate Development of Danaher Corporation (“Danaher”) from 2010 until April 2025, after serving as Vice President - Corporate Development from 2004, when he joined Danaher. Prior to joining Danaher, Mr. Raskas was a Managing Director for Thayer Capital Partners, a private equity investment firm.

Qualifications: Mr. Raskas’ qualifications to sit on the Board include, among other factors, his corporate development and private equity experience which give him particular insight into acquisition strategy, which represents a key strategic opportunity for us.

Christine Tsingos	Director since: 2019	Other Current Public Company Directorships: Onto Innovation Inc. and Varex Imaging Corporation
Age: 66	Independent	Board Committees: Audit (Chair), Compensation & Finance

Christine Tsingos served as Executive Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc., a manufacturer of life science research and clinical diagnostics products, from 2002 to May 2019. Ms. Tsingos is currently a member of the Board of Directors of each of Onto Innovation Inc. (formerly Nanometrics Incorporated) and Varex Imaging Corporation and previously served as a director of Telesis Bio Inc.

Qualifications: Ms. Tsingos’ qualifications to sit on the Board include, among other factors, deep finance and accounting leadership as well as substantial audit committee experience.

The Board of Directors recommends that stockholders vote “FOR” the election to the Board of each of the foregoing Director Nominees.

Board Composition

The below charts reflect information for all director nominees (8 directors). The Skills and Experience graph reflects the number of directors with substantial experience in each of the listed categories.

Skills and Experience

Independence and Diversity

 Corporate Governance

Corporate Governance Overview

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

Highlights of Our Corporate Governance Framework:

•All directors are elected annually.
•We eliminated the supermajority voting requirements in our Second Amended and Restated Certificate of Incorporation.
•Our Chairperson and CEO positions are separate, with an independent Chairperson.
•All members of our Audit, Compensation, and Nominating and Governance Committees are independent as defined by the NYSE listing standards and applicable SEC rules.
•Six out of our eight directors are independent directors.
•Independent directors meet regularly without management.
•We hold a say-on-pay advisory vote every year.
•We have robust stock ownership requirements for our directors and executive officers.
•We have director orientation and continuing education programs for directors.
•We have no stockholder rights plan.
•Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.
•We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.
•All members of the Audit Committee are audit committee financial experts.
•We maintain a sustainability program with oversight by the Nominating and Governance Committee.
•We conduct annual self-assessments to assess in detail the effectiveness of the Board, each of its committees, and our individual directors.

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and adopted written charters for each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Finance Committee of the Board. The Board of Directors has also adopted our Code of Conduct that includes, among others, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Governance” section of our website at http://www.envistaco.com.

Board Leadership Structure

The Board has separated the positions of Chairperson and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

The entire Board selects its Chairperson, and our Board has selected Scott Huennekens, an independent director, as its Chairperson in light of Mr. Huennekens’ independence and his deep experience and knowledge with corporate governance, board management, stockholder engagement, risk management and extensive background in the medical device field.

As the independent Chairperson of the Board, Mr. Huennekens leads the activities of the Board, including:

•Calling and presiding at all meetings of the Board;
•Together with the CEO and the Corporate Secretary, setting the agenda for the Board;
•Calling and presiding at the executive sessions of non-management directors and of the independent directors;
•Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;
•Acting as a liaison as necessary between the non-management directors and the management of the Company; and
•Acting as a liaison as necessary between the Board and the Committees of the Board.

In the event that the Chairperson of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select by majority vote an independent director to serve as the Lead Independent Director with the authority to:

•Preside at all meetings of the Board at which the Chairperson is not present, including the executive sessions;
•Call meetings of the independent directors;
•Act as a liaison as necessary between the independent directors and the CEO; and
•Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings. In addition, the independent directors meet as a group in executive session at least once a year. The executive sessions of non-management directors and the executive sessions of independent directors are each chaired by the independent Chairperson.

Risk Oversight

Our management has day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. Since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

In determining to separate the position of the CEO and the Chairperson, and in determining the appointment of the Chairperson of the Board and the Chairs of the Committees, the Board and the Nominating and Governance Committee considered the implementation of a governance structure and appointment of chairpersons with appropriate and relevant risk management experience that would enable the Company to efficiently and effectively assess and oversee its risks.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board	Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.
Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cybersecurity risks and overall risk assessment and risk management policies.
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.
Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest, director independence, related person transactions, and the Company’s sustainability program and strategy.
Finance Committee	Risks associated with the execution of the Company’s acquisition, investment, divestiture and capital structure strategies.

Enterprise Risk Oversight by the Board

The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure, and also oversees the Company’s risk assessment and risk management policies. In addition, at least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews with senior leaders of the Company, the Company’s enterprise risk management, with particular focus on the enterprise risks and opportunities with the greatest impact and highest probability. Furthermore, at least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews with the General Counsel our insurance policies, including our D&O insurance policy, general liability policy, and our cyber liability insurance policy.

Portfolio and Operating Segment Risk Oversight by the Board

At each Board meeting, the Board oversees the Company’s performance and execution against the strategic goals for the Company’s operating segments, overall portfolio, and innovation, including overseeing the corresponding management of risks and opportunities. Furthermore, the Finance Committee meets with management to assess acquisition and other corporate development strategies as appropriate.

Human Capital Oversight by the Board

The Board is actively engaged in overseeing the Company’s people and culture strategy and reviews human capital matters at each quarterly meeting, including periodic updates on succession planning, leadership development, talent acquisition and retention, diversity and inclusiveness, employee engagement, total rewards, and culture of the Company, among other topics. The Compensation Committee oversees our executive and equity compensation programs. We evaluate and manage risks relating to our human capital strategy as part of our enterprise risk management program. See page 3 for more information on our human capital resources and culture.

Cybersecurity Risk Oversight

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to our cybersecurity risk management and risk controls. Our Chief Information Officer provides periodic reports to the Audit Committee regarding our cybersecurity program, including our information risk management and oversight, security education and training, cyber threat detection and response processes, relevant internal and industry cybersecurity attacks, and updates on emerging technologies, including artificial intelligence. The Board also receives a report out on cybersecurity issues and governance at least annually, with periodic updates as needed. Board members receive periodic presentations on cybersecurity topics from our Chief Information Officer and external experts as part of the Board’s continuing education on topics that impact public companies.

To date, no attempted cyberattack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our business strategy, results of operations, or financial condition. In the event of an attack or other intrusion in the future, we have a response team of internal and external resources engaged and prepared to respond. We also maintain cyber liability insurance to help mitigate potential liabilities resulting from cyber issues.

Compliance Risk Oversight

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to the Company’s compliance program and Code of Conduct. Consistent with such delegation, our Chief Compliance Officer provides periodic reports to the Audit Committee regarding the Company’s compliance program, including updates on complaints and questions received through the Company’s Speak Up! hotline and progress on the Company’s annual compliance training. Our Chief Compliance Officer reports directly to our General Counsel. In administering our Code of Conduct, our Chief Compliance Officer and compliance team work closely with other corporate functions, including legal, human resources, internal audit and finance, to ensure and monitor compliance. We evaluate and manage risks relating to compliance as part of our enterprise risk management program.

Sustainability Risk Oversight

The Board has delegated to the Nominating and Governance Committee the responsibility of exercising oversight with respect to the Company’s sustainability strategy and reporting. Consistent with such delegation, management provides periodic reports and updates to the Nominating and Governance Committee regarding the Company’s sustainability program and strategies, including the corresponding risks and opportunities, goals, progress, stockholder engagement and disclosure. Additionally, the Audit Committee oversees the internal controls for the Company’s sustainability reporting. We evaluate and manage risks relating to sustainability issues, including climate-related risks, as part of our enterprise risk management program. See page 4 for further discussion on our Sustainability program.

Enterprise Risk Management Committee

The Company’s Enterprise Risk Management (“ERM”) Committee (consisting of members of senior management) leads the Company’s enterprise risk management program. The ERM Committee inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts. The ERM Committee periodically updates the Audit Committee on its processes and reports its findings to the Board at least once a year.

Disclosure Committee

Our disclosure controls and procedures are part of, and therefore are uniformly aligned with, our risk oversight process. The Company’s Disclosure Committee (consisting of members of senior management) is responsible for maintaining and monitoring our disclosure controls and procedures. In compliance with Rule 13a-15(b) of the Exchange Act and Item 307 of Regulation S-K, each quarter our Disclosure Committee evaluates, with the participation of our principal executive officer and principal financial officer, the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports management's conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such public disclosure, those evaluations and conclusions are discussed with the Audit Committee in connection with its review of our annual and quarterly reports, including our financial and risk disclosures contained in those reports, enabling the Board and its committees to provide effective risk oversight.

Director Independence

The Board has determined that Mses. Carruthers and Tsingos and Messrs. Gallahue, Huennekens, Jain, and Raskas are independent directors under the applicable rules of the NYSE. Mr. Huennekens serves as independent Chairperson of the Board.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.

Board of Directors and Committees of the Board

Director Attendance. The Board met nine times during 2024. All directors attended at least 75% of the aggregate total number of meetings of the Board and of all committees of the Board on which they served during 2024. The Board expects, as a general matter, that its members will attend the Annual Meeting and all of the directors attended the 2024 Annual Meeting.

Committee Membership. The membership of each of the Audit, Compensation, Nominating and Governance, and Finance committees as of April 14, 2025 is set forth below.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	FINANCE
Wendy Carruthers		Chair	Member
Kieran T. Gallahue			Chair
Scott Huennekens	Member		Member
Barbara Hulit
Christine Tsingos	Chair	Member		Member
Vivek Jain	Member			Member
Paul Keel
Daniel A. Raskas		Member		Member

Audit Committee. The Audit Committee met eight times during 2024. The Audit Committee meets at least quarterly and assists the Board in overseeing:

•the quality and integrity of our financial statements;
•the effectiveness of our internal control over financial reporting;
•the qualifications, independence and performance of our independent auditors;
•the performance of our internal audit function and head of internal audit;
•our compliance with legal and regulatory requirements; and
•the risks described above under “Risk Oversight.”

The Audit Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Audit Committee Charter is available on the “Investors – Governance” section of our website at http://www.envistaco.com.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee also prepares a report of the Audit Committee as required by the SEC to be included in this Proxy Statement. The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

The Board has determined that all members of the Audit Committee are “audit committee financial experts” for purposes of the rules of the SEC and all members of the Audit Committee are “financially literate” within the meaning of the NYSE listing standards. In addition, the Board has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Exchange Act.

Compensation Committee. The Compensation Committee met five times during 2024. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee also:

•reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;
•reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;
•reviews and considers the results of stockholder advisory votes on our executive compensation, and makes recommendations to the Board regarding the frequency of such advisory votes;
•reviews and makes recommendations to the Board regarding non-management director compensation;
•monitors compliance by directors and executive officers with our stock ownership requirements;
•assists the Board in overseeing the risks described above under “Risk Oversight”;
•prepares the report of the Compensation Committee required by the SEC to be included in the annual meeting proxy statement; and
•considers factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Compensation Committee.

The Compensation Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Compensation Committee Charter is available on the “Investors – Governance” section of our website at http://www.envistaco.com. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings. Under the terms of its charter, the Compensation Committee has the authority to form, and delegate authority to, such standing and ad-hoc subcommittees as it determines necessary or desirable. The Compensation Committee Charter also provides that, to the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company, or a sub-committee of the Compensation Committee formed for such purpose, the power to make grants and awards (other than grants and awards to any Company director or any officer subject to Section 16 of the Exchange Act) pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company.

Management Role in Supporting the Compensation Committee. Our Chief Executive Officer, Chief Human Resources Officer, Vice President-Total Rewards, and Assistant General Counsel generally attend the Compensation Committee meetings. In particular, our CEO:

•provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;
•participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and
•provides feedback regarding the companies that he believes we compete with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee.

Independent Compensation Consultant. Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. Following the assessment and determination of Frederic W. Cook & Co, Inc.’s (“FW Cook”) independence from management, the Compensation Committee engaged FW Cook as the Compensation Committee’s independent compensation consultant. The Compensation Committee has the sole discretion and authority to select, retain and terminate FW Cook as well as to approve any fees, terms and other conditions of its service. FW Cook reports directly to the Compensation Committee and takes its direction solely from the Compensation Committee. FW Cook’s primary responsibilities in 2024 were to review and recommend the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors; provide advice and data regarding the structuring of the executive compensation programs and the compensation levels for our executive officers, including the special one-time performance stock options and special one-time retention equity awards granted to certain of our executive officers in 2024, as discussed in more detail below under the heading “Compensation Discussion and Analysis;” provide advice and analysis with respect to the compensation paid to Messrs. Keel and Hammes upon their appointments as Chief Executive Officer and Chief Financial Officer, respectively; assess the Company’s executive officer and non-employee director compensation program in the context of market practice and corporate governance best practices; and advise the Compensation Committee regarding our proposed executive compensation public disclosures. In the course of discharging its responsibilities, FW Cook may from time to time and with the Compensation Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of our executive officer responsibilities and other business information. FW Cook does not provide any other services to us or our management and the Compensation Committee is not aware of any work performed by FW Cook that raises any conflicts of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of the directors listed as signatories to the Compensation Committee Report, beginning on page 50. During 2024, none of the members of the Compensation Committee was a current or former officer or employee of Envista. No executive officer of Envista served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee. No executive officer of Envista served as a member of the compensation committee (or other board committee performing equivalent functions) of any entity having an executive officer who served on the Board.

Nominating and Governance Committee. The Nominating and Governance Committee met four times during 2024. The Nominating and Governance Committee:

•assists the Board in identifying individuals qualified to become Board members, and makes recommendations to the Board regarding all nominees for Board membership;
•makes recommendations to the Board regarding the size and composition of the Board and its Committees;
•makes recommendations to the Board regarding matters of corporate governance and oversees the operation of our Corporate Governance Guidelines and Related Person Transactions Policy;
•develops and oversees the annual self-assessment process for the Board and its Committees;
•assists the Board in CEO succession planning;
•oversees the Company’s corporate social responsibility and sustainability program and strategies, including the corresponding risks and opportunities, goals, progress, stockholder-engagement and disclosure;
•assists the Board in overseeing the risks described above under “Risk Oversight”; and
•oversees the orientation process for newly elected members of the Board and continuing director education.

The Nominating and Governance Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Nominating and Governance Committee Charter is available on the “Investors – Governance” section of our website at http://www.envistaco.com. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

Finance Committee. The Finance Committee met one time during 2024. The Finance Committee:

•reviews proposed mergers, acquisitions, divestitures, joint ventures, and other strategic investments, and the financial implications of such proposed transactions, in accordance with the delegation of authority thresholds established by the Board;
•reviews any proposed financing for any of the above transactions;
•monitors the financial performance of transactions completed by the Company as it deems advisable;
•reviews the Company’s capital structure and provides advice and guidance on such structure;
•reviews any proposed issuance or guarantee of securities by the Company and its subsidiaries, and the offering terms of such securities and guarantees;
•reviews any proposed changes to the Company’s debt structure, including, without limitation, reviewing entry into and status of the Company’s credit facilities and other debt financing;
•reviews proposed dividend policies and programs for the repurchase of capital stock of the Company;
•undertakes such other matters as may be referred to it by the Board; and
•makes recommendations with respect to any of the above items to the Board for its approval of such transactions.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders and, in the event of vacancies between annual meetings, for appointment to fill such vacancies. With the exception of Messrs. Gallahue, Jain and Keel and Ms. Hulit, all of the current directors were originally identified, nominated and elected by Danaher prior to our initial public offering and separation from Danaher (the “Separation”).

Board Membership Criteria. In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•Personal and professional integrity and character;
•Prominence and reputation in the candidate’s profession;
•Skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business;
•The extent to which the interplay of the candidate’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of our stockholders;
•The capacity and desire to represent the interests of the stockholders as a whole; and
•Availability to devote sufficient time to our affairs.

The Nominating and Governance Committee annually reviews with the Board the skills, knowledge, experience, background and attributes required of Board nominees, considering current Board composition and the Company’s circumstances. In making its recommendations to our Board, the Nominating and Governance Committee considers the required standards and qualifications noted above, as well as, among others, the following skills, knowledge, experience, background and attributes:

•Independence;
•Global experience and international exposure, especially with respect to key growth areas;
•Technology experience, including software and cybersecurity;
•Mergers and acquisition experience;
•Competitive strategy and marketing experience;
•Leadership, including operating experience as CEO or COO;
•Financial literacy or public accounting experience;
•Public company board experience; and
•Capital markets and corporate finance experience.

The Nominating and Governance Committee takes into account a candidate’s ability to contribute to the diversity of perspective and analysis from the Board and, as such, believes it is important to consider attributes such as race, ethnicity, gender, age, education, cultural experience, and professional experience in evaluating candidates who may be able to contribute to the diverse perspective and practical insight of the Board as a whole. Although diversity is an important factor in assessing candidates as director nominees, neither the Board nor the Nominating and Governance Committee has a formal diversity policy. Furthermore, the Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Board Selection Process. When we recruit a director candidate, either a search firm engaged by the Nominating and Governance Committee or a member of the Board will contact the prospect to assess interest and availability. The candidate will interview with several members of the Board and at the same time, the Nominating and Governance Committee with the support of a search firm (if appropriate) will conduct such further inquiries as the Nominating and Governance Committee deems appropriate, including a background check.  The Nominating and Governance Committee will make a recommendation to appoint a candidate to the Board and then the Board will vote on such recommendation.

Stockholder Recommendations. Stockholders may recommend a director nominee to the Nominating and Governance Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees using the same criteria whether a stockholder or the Board has recommended the candidate.

Communications with the Board of Directors. Stockholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chairperson of the Board or, if the Chairperson is not independent, the Lead Independent Director, or the non-management directors or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

Executive Officers of the Company

In addition to Mr. Keel, our current executive officers include Eric Hammes, Stefan Nilsson, Veronica Acurio, Robert Befidi, Mark E. Nance, and Mischa M. Reis. Information concerning our executive officers, other than Mr. Keel, whose information can be found under “Proposal 1 — Election of Directors” above, follows. There are no family relationships among our director nominees or executive officers.

Eric Hammes, age 50, joined Envista in July 2024 and is our Senior Vice President and Chief Financial Officer. Prior to that, Mr. Hammes served as Vice President, Corporate Financial Planning & Analysis of Rockwell Automation, a global industrial automation company from August 2023 to July 2024. Prior to that, Mr. Hammes served at 3M Company as Executive Vice President, Chief Country Governance and Services Officer from January 2022 to May 2023, Executive Vice President, Enterprise Operations from April 2019 to December 2021, Executive Vice President, Business Transformation & IT from June 2017 to April 2019, and Senior Vice President, Controller and Chief Accounting Officer from April 2014 to April 2017. Mr. Hammes joined 3M in 1997 and held various financial and leadership roles including CFO of 3M Health Care Business Group, Director Finance of 3M Orthodontic Products Division, and Senior Vice President, International Finance.

Stefan Nilsson, age 55, joined Envista in July 2024 and is our President, Nobel Biocare. Prior to that, Mr. Nilsson served as CEO of Colosseum Dental Group from July 2018 to May 2023, which grew to be one of Europe’s largest Dental Service Organizations under his leadership. Prior to Colosseum, Mr. Nilsson was CEO of GrandVision Brazil, a leading eyecare service provider. Further, he had a distinguished career at Nestle in a variety of operations, marketing, and general management roles around the world.

Veronica Acurio, age 55, joined Envista in August 2024 and is our President, Orthodontics. Prior to that, Ms. Acurio served as Senior Vice President, Medical Solution Division of Solventum Corporation from April 2024 to August 2024. Prior to that, she served as President of 3M’s $5 billion Medical Solutions Division from October 2022 to March 2024 and as SVP of 3M Health Care in the Greater China region from January 2020 to October 2022. Prior to that, she held various commercial, operational, and business leadership roles around the world including Managing Director of 3M Taiwan, VP Business Development of 3M Health Care for Latin America, and Global Business Director of 3M Oral Care Division’s Restorative business.

Robert Befidi, age 51, joined Envista in August 2023 and is our President, Diagnostics. Prior to that, Mr. Befidi served as President of 3M Company’s Separation and Purification Sciences Division, a global filtration technology leader from January 2020 to August 2023 and as Vice President, Global Solutions of 3M’s Medical Solutions Division from November 2018 to January 2020. Prior to that, Mr. Befidi held several senior executive roles in the 3M Health Care Business Group, including leading Global Marketing, Strategy, M&A, and Data Security & Compliance. Prior to joining 3M, Mr. Befidi worked in private equity, consulting, tech, investment banking research, healthcare, and insurance.

Mark E. Nance, age 57, has served as our Senior Vice President, General Counsel and Secretary since September 2019. Prior to that, Mr. Nance served as the Chief Legal Officer of INSYS Therapeutics, Inc., a pharmaceutical company, from October 2018 to July 2019 and Special Advisor to FIPRA International, Ltd., a public affairs consultancy company, from July 2017 to July 2019. Prior to joining INSYS Therapeutics, Inc., Mr. Nance served as the Senior Vice President and Global General Counsel of Mylan N.V., a pharmaceutical company, from April 2012 to May 2017. Prior to joining Mylan N.V., Mr. Nance served as General Counsel of GE Healthcare Medical Diagnostics and GE Healthcare Life Sciences. In addition, Mr. Nance has held various other leadership positions and roles in industry and in government, including the U.S. Federal Trade Commission.

Mischa M. Reis, age 53, has served as our Senior Vice President, Strategy and Corporate Development since September 2019. Prior to that, Mr. Reis served as Vice President, Business Development & Strategy of Danaher’s Dental business since October 2012.

Certain Relationships and Related Transactions

Policy

Under our written Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Relationships and Transactions

There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2024, of the type or amount required to be disclosed under Item 404(a) of Regulation S-K.

A Message From The Chair Of Our Compensation Committee

Dear Fellow Stockholders,

As the Compensation Committee of Envista, we are focused on maximizing value for our stockholders over the long term. We recognize that the creation of long-term stockholder value begins with attracting exceptionally talented leaders and aligning the incentives of such leaders with those of our stockholders. 2024 was a transformative year for Envista as we welcomed a new CEO, a new CFO, and several new executives to our leadership team, while taking important steps to begin repositioning Envista for improved performance. Throughout our transformative efforts, we have been, and continue to be, guided by our rigorous pay-for-performance philosophy and our commitment to an executive compensation program that is transparent, creates appropriate incentives, and aligns with stockholder interests.

We would like to share our perspective on the environment in which we operated during fiscal year 2024 and how that impacted our compensation decisions, which will provide important context for the full Compensation Discussion and Analysis that follows.

CEO Transition and Related Compensation Decision-Making

In February 2024, we entered into a transition agreement with our former President and CEO, Mr. Aghdaei, pursuant to which Mr. Aghdaei would continue to serve in his role until a successor was appointed by our Board. After a rigorous search process, Paul Keel joined Envista as President and CEO in May, having previously been employed by Smiths Group plc, a FTSE 100 global technology company, where he led the organization to record growth and profitability.

In structuring the compensation for our new CEO, the Compensation Committee focused on creating attractive opportunities that would induce this talented, sought-after leader to join Envista in a competitive recruiting environment, while also aligning Mr. Keel’s economic interests with those of our stockholders. Mr. Keel was granted make-whole awards (with the vast majority in equity, as opposed to cash), which were important to successfully recruit him from his prior employer. The value of the make-whole awards was the approximate economical equivalent to what Mr. Keel forfeited at his prior employer to join Envista. Importantly, 50% of the make-whole equity awards provided to Mr. Keel was in the form of stock options, which do not deliver any value unless incremental stockholder value is created from the date of grant. Similarly, his annual 2024 long-term incentive award opportunity was comprised of (i) 60% performance-based restricted stock units (“PSUs”), (ii) 20% time-based restricted stock units (“RSUs”), and (iii) 20% stock options. We believe Mr. Keel’s leadership effectively positions Envista for its next stage of growth, and the incentives which were granted upon joining the Company provide strong alignment with our long-term performance and the interests of our stockholders.

Revised Guidance and Modification to 2024 ICP Financial Targets

Following Mr. Keel’s appointment as President and CEO, as well as transitions in key business unit leadership, Envista reworked its operational plan in light of challenging industry dynamics and the need to invest in the business to drive future performance. The revised plan included lowered ranges of expectations for fiscal year 2024 core sales and adjusted EBITDA, as disclosed in the revised guidance announced by the Company on August 7, 2024. Accordingly, the independent members of the Compensation Committee determined that it would be more suitable to re-align the core sales growth and adjusted EBITDA margin performance goals under the 2024 Incentive Compensation Program (ICP) with the Company’s updated guidance to motivate the performance of the NEOs toward the execution of the restated objectives. Importantly, the Compensation Committee also determined to lower the maximum individual payout opportunity under the 2024 ICP to 125% of target, from 200% of target under the terms of the original 2024 ICP to provide balance and fairness to both plan participants and shareholders in what otherwise is an extraordinary year of transition.

The new plan recognized the immediate need to improve margins and establish a path towards long-term growth and profitability, with a recognition that a turnaround in sales will take additional time to materialize as management focused its near-term efforts on continuing to identify opportunities for operational efficiency.

Special Performance Option Award

In conjunction with the key leadership transition and our new transformational strategy in 2024, the Compensation Committee recognized the need to retain critical senior talent that would drive Envista’s turnaround. In order to incentivize the team to execute on the revised operational plan and return meaningful value to our stockholders, we approved performance-based stock option awards to Envista’s senior leaders, including but not limited to most of our NEOs, to reinforce alignment of our compensation program to our longer-term growth strategy. The performance-based stock options will only vest if the Company’s stock price increases by 33% from the stock price on the grant date ($18.70) and such stock price is sustained for at least 20 consecutive trading days during the option term. We do not intend to grant the NEOs additional one-time awards during the three-year vesting period of these performance-based stock option awards.

With oversight from the Board, our senior leadership team is committed to delivering results with respect to Envista’s refreshed strategic priorities and increasing value for our stockholders.

Sincerely,

Wendy Carruthers

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and the pay programs provided to our Named Executive Officers (“NEOs”) for 2024. Our NEOs for 2024 include our current Chief Executive Officer and Chief Financial Officer, who were serving at fiscal year-end, the three next most highly compensated executive officers serving at the end of the fiscal year, as well as our former Chief Executive Officer and former Principal Financial Officer. Our NEOs for 2024 are:

Envista

Paul Keel

President & Chief Executive Officer

(Effective May 1, 2024)

Envista

Eric Hammes

SVP & Chief Financial Officer

(Effective August 8, 2024)

Envista

Mark Nance

SVP & General Counsel

DEXIS

Robert Befidi

SVP & President of Diagnostics & Digital Solutions

Envista

Mischa Reis

SVP of Strategy & Corporate Development

•Amir Aghdaei, our former President and Chief Executive Officer (until May 1, 2024); and
•Stephen Keller, our former Principal Financial Officer, serving on an interim basis (until August 8, 2024).

Executive Summary
Overview

2024 was a year of significant and unprecedented change for Envista. The compensation actions described below reflect these extraordinary circumstances.

On February 26, 2024, our Board announced a formal CEO search process to identify a successor to lead the next phase of Envista. This process concluded on April 15, 2024 with the announced hiring of Mr. Paul Keel as President and Chief Executive Officer, effective May 1, 2024. Mr. Keel is a seasoned executive who most recently served as CEO of Smiths Group plc, a FTSE 100 global technology company, where he led the organization to record growth and profitability, and prior to that, served for nearly two decades with 3M in various leadership roles.

In the earliest days of this key leadership transition, the Board supported Mr. Keel’s comprehensive and holistic review of the Company, which included all areas of its business and operating companies. The Board collaborated closely with Mr. Keel to recruit and build an experienced, world-class management team and to develop a transformational strategy for the Company to accelerate change and drive sustainable, profitable growth.

In the second half of 2024, the Company set forth its transformational strategy, strengthened its executive leadership team and introduced a revised budget for 2024 that took into account the changed market dynamics, the Company’s challenges and new strategy. While in the early stages of progress, the Company has already experienced improvement in our quarterly performance since we began our transformation, including further improvement in implants, with growth in Nobel Biocare, Implant Direct, and Alpha-Bio, and continued share gains and gross margin improvement in Spark aligners during the fourth quarter of 2024. We believe we have laid the appropriate foundation to implement our strategy for success and a path toward improved growth and profitability.

The compensation approach of the Compensation Committee in 2024, commencing with Mr. Keel’s hiring, was designed to ensure the Company has the right leadership team in place to develop and execute the required turnaround strategy and incentivize performance of the NEOs, while aligning compensation with Company performance and thereby aligning the interests of Mr. Keel and the other NEOs with stockholder interests.

2024 CEO Compensation

Paul Keel

To induce Mr. Keel to leave his former employer and to join Envista, the Compensation Committee provided make-whole equity and cash awards, which served as the approximate economical equivalent for the significant accumulated equity and cash awards that he would forfeit on his departure. In addition, the Committee sought to deliver an ongoing target compensation opportunity that was commensurate with Mr. Keel’s capabilities and experience and reflective of the challenge of leading Envista’s transformation.

In determining the size and structure of his new package and make-whole awards, the Committee considered the following factors:

•CEO market data for the Company’s compensation peer group as provided by its independent compensation consultant.
•Mr. Keel’s compensation with his prior employer that was forfeited in connection with accepting the role at Envista, which was estimated to be approximately $11.3 million at the time of his hiring.
•The importance of aligning Mr. Keel’s economic interests with those of our stockholders.
•The competitive market for talented, experienced CEOs capable of leading Envista.
•Mr. Keel’s unique skill set and background as a successful public company CEO, as well as his extensive track record at delivering transformational results at large, global organizations and his significant leadership experience in the dental industry.

The following presents details of Mr. Keel’s ongoing target compensation opportunity and make-whole awards pursuant to his employment agreement:

Ongoing Target Compensation Opportunity
Annual Base Salary	•$1,100,000.
Target Annual Incentive Award Opportunity	•ICP target bonus opportunity equal to 150% of base salary, up to a maximum of 300% of base salary (prorated for fiscal year 2024 based on the number of days he is employed by the Company in 2024).
Target Long-Term Incentive Award Opportunity
•An equity award in respect of the full fiscal year 2024, valued at approximately $6,500,000 and calculated in the same manner as the equity awards granted to the Company’s NEOs in early fiscal year 2024.
•Comprised of (i) 60% performance-based restricted stock units (“PSUs”), (ii) 20% time-based restricted stock units (“RSUs”), and (iii) 20% stock options, in each case, subject to terms and conditions that are consistent with the equity awards granted to the Company’s NEOs in early fiscal year 2024.

Target Total Direct Compensation	•$9,250,000.
Make-Whole Awards
Cash Make-Whole Award
•$281,466 to reimburse Mr. Keel for forfeited cash awards previously granted by his former employer, payable on the first payroll following his start date, subject to Mr. Keel’s continued employment through such payment date and subject to clawback under certain circumstances.

Equity Make-Whole Award
•$11,000,000 denominated 50% in time-based RSUs and 50% in stock options to reimburse Mr. Keel for forfeited equity awards previously granted by his former employer and calculated in the same manner as the equity awards granted to the Company’s NEOs in early fiscal year 2024.
•Equity make-whole award vests in equal installments on each of November 1, 2024, November 1, 2025 and November 1, 2026, subject to Mr. Keel’s continued employment through each applicable vesting date; provided, that in the event Mr. Keel’s employment with the Company is terminated by the Company without Cause or by him for Good Reason, any unvested portion of such replacement equity award will immediately vest in full as of the termination date.

Relocation Expenses
•Reimbursement of reasonable relocation expenses incurred by Mr. Keel in connection with his relocation from the United Kingdom to Orange County, California, up to an aggregate amount of $650,000 (and an additional tax gross-up in respect of any amounts paid to Mr. Keel as relocation expenses), subject to clawback under certain circumstances.

Given the timing of Mr. Keel’s hire and Summary Compensation Table disclosure rules, we have also provided a reconciliation of his compensation, both excluding and including the effect of the make-whole cash and make-whole and one-time equity awards:

Fiscal Year 2024 Total Compensation as Reported in Summary Compensation Table
Salary	$1,100,000
Non-Equity Incentive Plan Compensation	$1,086,144
Stock Awards - Time-Based	$1,300,039
Stock Awards - Performance-Based	$3,900,035
Option Awards	$1,300,024
Company 401(k) contribution	$13,800
Relocation Expenses	$348,993
All Other	$5,785
Total Compensation Excluding Make-Whole and One-Time Awards	9,054,820
–Percentage of equity awards that are performance-based assuming option awards are performance-based	80%
–Percentage of total compensation that is performance-based assuming option awards are performance-based	69%

Fiscal Year 2024 Make-Whole and One-Time Awards as Reported in Summary Compensation Table
Cash Make-Whole Award	$281,466
Stock Awards - Time-Based	$5,500,003
Option Awards	$9,400,069
Total Compensation Including Make-Whole and One-Time Awards	$24,236,358
–Percentage of make-whole and one-time equity awards that are performance-based assuming option awards are performance-based	63%

The chart above shows that 80% of Mr. Keel’s ongoing equity awards and 69% of his total compensation are performance-based. The second chart shows that 63% of Mr. Keel’s make-whole and one-time equity awards are performance-based.

Amir Aghdaei

As disclosed in the Company’s 2024 Proxy Statement, on February 22, 2024, we entered into a transition agreement with Mr. Aghdaei (as amended to date, the “Transition Agreement”), pursuant to which Mr. Aghdaei would continue to serve as our President and Chief Executive Officer until a successor Chief Executive Officer was appointed by our Board (such date, the “Transition Date,” and such period, the “Transition Period”). The Transition Agreement provides for the following compensation terms for Mr. Aghdaei during the Transition Period:

•Continuation of his current base salary of $1,100,000 (paid through the end of 2024 since the Transition Date occurred in fiscal year 2024).
•Annual long-term incentive equity award for 2024 with a target award value of $5,500,000, comprised of a mix of PSUs (60%), stock options (20%) and time-based RSUs (20%).
•Eligibility to participate in the Company’s applicable benefit plans and retirement plans.
•No eligibility for any separation benefits under the Company’s Severance and Change in Control Plan other than change in control related accelerated vesting of equity awards in the event of a qualifying termination within 24 months following a change in control.
•Since the Transition Date occurred during 2024, Mr. Aghdaei was eligible to participate in the annual bonus plan in respect of fiscal year 2024, based on actual performance under the terms of the original 2024 ICP established in the first quarter of 2024 that was in effect on the Transition Date (prior to the adjustments to the performance targets discussed below under “Modification to 2024 ICP Financial Targets”).

Mr. Aghdaei has close to a decade of experience leading Danaher’s Dental Platform and the Envista team and is intimately familiar with our industry and our customer base. Retaining his services post-employment through a consulting arrangement for a fixed period of time was deemed critical to the execution of a seamless leadership transition and transfer of knowledge. As such, following the Transition Date, Mr. Aghdaei is providing consulting services to the Company for an 18-month period, pursuant to which he receives a consulting fee equal to $1,500,000, payable (i) for the portion that was earned for fiscal 2024, in a single lump sum payment in the first quarter of 2025 and (ii) for the remainder, in arrears in equal monthly installments until the end of the 18-month period.

Modification to 2024 ICP Financial Targets

As discussed above, in the months following Mr. Keel’s appointment as President and Chief Executive Officer, the Company updated its operational plan after Mr. Keel completed a thorough reassessment of Envista’s operational performance and challenges, transitions in key business unit leadership, challenging industry dynamics, and the need to invest in the business to drive future performance. The revised plan included lowered ranges of expectations for fiscal year 2024 core sales and adjusted EBITDA, as disclosed in the revised guidance announced by the Company on August 7, 2024. Envista’s new guidance reflected important steps management took to begin repositioning Envista for improved performance in the future, including the hiring of a CFO and Presidents for our two largest businesses, risk mitigation in critical parts of our Company and essential growth investments in our highest-margin businesses.

Given that the original 2024 ICP performance goals were set based on a plan established during the former CEO’s tenure and prior to the CEO transition, the Compensation Committee determined that it was appropriate to re-align the 2024 incentive compensation opportunities with the Company’s new operational plan developed by the new CEO (and consistent with the Company’s updated guidance for 2024) to motivate performance of the NEOs toward the execution of the restated objectives. The Compensation Committee further determined that achieving the new plan for 2024 was a critical component to setting the foundation for long-term improvements in stockholder value.

The new plan recognized the immediate need to improve margins and establish a path towards long-term growth and profitability, with a recognition that a turnaround in sales will take additional time to materialize as management focused its near-term efforts on continuing to identify opportunities for operational efficiency. As a result, the Compensation Committee decided to adjust the threshold, target and maximum performance targets for each of the core sales growth and adjusted EBITDA margin performance goals in the 2024 ICP as follows:

	Original 2024 ICP				Revised 2024 ICP
Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (125% Payout)	Weight
Core Sales Growth (YoY%)	2.0%	2.5%	3.5%	50.0%	(3.8)%	(1.8)%	0.2%	50.0%
Adjusted EBITDA Margin (%)	16.0%	16.5%	17.5%	40.0%	9.6%	11.6%	13.6%	40.0%
Adjusted Free Cash Flow to Adjusted Net Income Ratio	85.0%	105.0%	135.0%	10.0%	85.0%	105.0%	135.0%	10.0%

The Compensation Committee did not adjust the performance targets for the free cash flow ratio performance measure component of the 2024 ICP.

The Compensation Committee recognized that establishing modified financial targets in the middle of the fiscal year, based on a new operational plan finalized and announced following the second quarter of the year, amounted to utilizing a six-month performance period. Accordingly, the Compensation Committee determined to lower the overall maximum payout under the 2024 ICP to 125% of target, rather than 200% of target under the terms of the original 2024 ICP to provide balance and fairness to both plan participants and shareholders in what otherwise is an extraordinary year of transition.

The revised 2024 ICP, reflecting the adjustments to the core sales growth and adjusted EBITDA performance targets (and the lowered maximum payout opportunity of 125% of target), applied to all of our NEOs other than Mr. Aghdaei, whose termination date occurred prior to the adoption of the new operational plan and the resulting modifications to the performance goals. Mr. Aghdaei was eligible to participate in the original 2024 ICP under the terms established in the first quarter of 2024 when Mr. Aghdaei was still serving as our President and Chief Executive Officer.

Special Performance Option Award

The Compensation Committee became increasingly concerned during 2024 about the retention risk of critical senior talent that would be needed to drive Envista’s turnaround and revised operational plan and external guidance. In order to address these concerns and motivate and incentivize the team to execute on the revised operational plan, the Compensation Committee approved one-time performance-based stock option awards to the Company’s senior leaders, including to our NEOs (except for Mr. Hammes who had only recently joined and received a new hire equity award), to create momentum under our new CEO with urgent actions to stem high senior leader attrition and to reinforce alignment of our compensation program to our longer-term growth strategy. The performance-based stock options will only vest if the Company’s stock price increases by 33% from the stock price on the grant date ($18.70) and such stock price is sustained for at least 20 consecutive trading days during the term of the options. The performance-based options also have a service-based vesting condition (100% cliff vest three years after the grant date). We do not intend to grant the NEOs additional special awards during the three-year vesting period of the performance-based stock option awards granted in 2024.

Extraordinary Actions for an Extraordinary Year

The Compensation Committee recognizes that the combination of the modification to the ICP targets for 2024 and the special performance-based stock option awards is atypical but that such extraordinary actions were needed for an extraordinary year marked by a new CEO with a turnaround focus, industry challenges, macroeconomic challenges and stress on incentive programs. The Compensation Committee met multiple times over several months in the late spring and summer, in consultation with its compensation consultant, to discuss these challenging issues and to evaluate different approaches for addressing the unique retention and incentive issues affecting the Company. The Compensation Committee believes these actions were essential to the Company’s financial turnaround and to provide our new CEO with the tools necessary to drive his team toward growth. Indeed, the Company outperformed the midpoint of the revised guidance ranges for 2024, realizing core sales growth of (1.5)% and adjusted EBITDA margin of 11.8%. The Compensation Committee is clear that these were one-time actions, and it does not anticipate taking any similar extraordinary actions in the foreseeable future. In addition, as noted above, the Compensation Committee does not intend to grant the NEOs additional special equity awards during the three-year vesting period of the performance-based stock option awards granted in 2024.

2024 Financial Results

•Our sales decreased 2.2%, while core sales decreased 1.5% as compared to the comparable period of 2023.
•We delivered an adjusted EBITDA margin of 11.8%.
•We provided $302.8 million of free cash flow, representing a 35% increase over 2023.

See Appendix A for a reconciliation of GAAP to non-GAAP measures.

2024 Executive Compensation

In addition to the one-time compensation actions discussed above, our NEOs:

•Did not receive an increase in base salary, representing two straight years of no increases in base salary.
•Did not receive an increase in target annual cash incentive compensation for the second straight year except for Mr. Nance (60% to 70% of base salary) to address a competitive market gap.
•Received at least 50% of their annual long-term incentive compensation in the form of performance-based equity awards.
•Received at least 20% of their annual long-term incentive compensation in the form of stock options, which only have value to the NEOs if the Company’s stock price appreciates from the grant date price.
•Received annual cash incentive payments ranging from 87% to 116% of target based on corporate and operating company performance against the revised 2024 ICP objectives.

Business Goals & Executive Pay

Our near-term goals are to accelerate our growth, further strengthen operations and invest in our people. Expanding our operating margins, generating strong free cash flow, increasing our adjusted EBITDA margin, optimizing our cost structure, strategically deploying our free cash flow to improve our market position and continuing to attract and develop world-class talent are all critical components of our success.

Company Overview
Envista is a global family of more than 30 trusted dental brands, including Nobel Biocare, Ormco, DEXIS, and Kerr, united by a shared purpose: to partner with professionals to improve lives by digitizing, personalizing and democratizing oral care. We help our customers deliver the best possible patient care through industry-leading dental consumables, solutions, technologies, and services. Our diversified portfolio of solutions covers a broad range of dentists' clinical needs for preventing, diagnosing, and treating dental conditions as well as improving the aesthetics of the human smile. We offer comprehensive solutions to support implant-based tooth replacements, orthodontic treatments, and diagnostic solutions. We further support the dental community with leading solutions in restoratives, endodontics, rotary, infection prevention, and loupes. Principal brands are set out below:

We are headquartered in Brea, California, and our commercial organization includes over 3,000 employees with deep clinical, product and workflow expertise who interact with dental providers on a daily basis. We are one of the largest global dental products companies, with strong positions in some of the most attractive segments of the dental products industry.

We endeavor to embody our core values in everything we do and in our various programs and initiatives:

Objectives and Framework

With the goal of building long-term value for stockholders, our executive compensation program is designed to:

•attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint;
•motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and
•link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

To achieve these objectives, our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards which are subject to multi-year vesting periods. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us. The Compensation Committee exercises judgment in setting compensation levels, taking into account the following:

Pay competitiveness in the context of the marketplace for executive talent. Our Compensation Committee considers market trends and practices in determining pay levels and compensation design to ensure that compensation is appropriately positioned to attract and retain talented executives and that our costs are sustainable relative to peers.

Internal equity, including compensation that reflects the responsibilities and relative complexity of the executive’s position within Envista. To ensure that the most senior executives are held most accountable for long-term operating results and changes in stockholder value, the Compensation Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

Our performance, along with the executive’s performance and contributions. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term stockholder value creation, both by tying the ultimate value of the awards to the stock price and because of the length of time executives are required to hold the awards before realizing their value. The executive’s performance and individual contributions toward our business objectives are also incorporated in the Compensation Committee’s decision-making process.

Our Pay Practices

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders and sound governance principles, as illustrated below.

2024 Say on Pay Vote Results

As part of our Compensation Committee’s efforts to ensure that the interests of our NEOs are aligned with those of our stockholders, our Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our 2024 Say on Pay vote yielded an approval by 93.9% of the votes cast. The Compensation Committee took such results into account, as well as the historical high level of support we have received on Say on Pay votes since our IPO as shown in the table below, by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

Year	Stockholder Approval of Say on Pay (%)

2024	93.9%
2023	94.3%
2022	95.9%
2021	94.3%
2020	99.1%

2024 Executive Compensation Decision-Making and Oversight

The Compensation Committee retains FW Cook as its independent compensation consultant. The Compensation Committee assessed the independence of FW Cook in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that FW Cook’s work does not raise any conflict of interest.

Our Chief Executive Officer, our Chief Human Resources Officer, our Vice President of Total Rewards, and our Assistant General Counsel generally attend meetings of the Compensation Committee along with our independent compensation consultant. Our Chief Executive Officer provides background and context regarding the relationship between strategic goals and priorities and executive compensation matters and provides recommendations to the Compensation Committee regarding performance and compensation paid to other executive officers. The Compensation Committee gives considerable weight to the evaluation and recommendations of our Chief Executive Officer with respect to the other executive officers. Our human resources and legal departments also assist the Compensation Committee Chair in scheduling and setting committee meeting agendas, preparing meeting materials and providing the Compensation Committee with data relating to executive compensation as requested by the Compensation Committee.

Responsibilities for executive compensation decisions are summarized below:

Compensation Committee	•Determines compensation programs and policies for our executive officers;

•Approves executive officer compensation levels, structure and mix; and

•Reviews and makes recommendations to the Board regarding non-employee director compensation.
Board of Directors	•Briefed by, and provides input to the Compensation Committee;

•Directors who are not on the Compensation Committee may attend Compensation Committee meetings and/or executive sessions; and

•Approves all equity compensation plans and executive officer compensation plans.
Management	•Chief Executive Officer and other members of management provide input to ensure compensation programs and policies reflect the Company’s evolving strategic and operational needs.
Independent Compensation Consultant	•Provides expertise-based advice, research and analytical services to the compensation committee concerning both our executive and non-employee director compensation levels, program design and practices; and

•Reports directly to our Compensation Committee.

Analysis of 2024 Executive Compensation

The vast majority of our senior executives’ annual total target compensation is performance based and variable in nature (approximately 88% for Mr. Keel and an average of approximately 71% for our other NEOs). In 2024, annual long-term incentives were awarded 60% in performance stock units (“PSUs”), 20% in stock options and 20% in time-based RSUs for Messrs. Keel and Aghdaei and 50% in PSUs, 25% in stock options and 25% in time-based RSUs for our other NEOs, other than Mr. Keller, who received a long-term incentive award comprised of a mix of 50% stock options and 50% time-based RSUs, given his role as Principal Financial Officer on an interim basis. The PSUs will vest based on achievement of identified performance measures over a three-year performance period, and the stock options and time-based RSUs vest ratably over a three-year period - see “Long-Term Incentive Compensation” for details. The following chart reflects components of annual compensation at target, as described in “Executive Compensation Tables —Agreements with our NEOs.”

The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash	•Align executives with key near-term strategic and operational initiatives.

•Reward performance on key annual financial measures, including core sales growth, profitability and cash flow generation.

•Motivate and reward teamwork and individual performance.
Long-Term Incentive Compensation	PSUs Stock Options RSUs
•Drive sustainable performance that delivers value to stockholders over the long-term.

•Provide direct alignment to stock price appreciation.

•Promote the long-term retention of our executive officers.

•Align the interest of the executive with those of the stockholders.

•PSUs reward performance on key financial measures, including core sales growth and adjusted EBITDA margin, measured over a three-year period, as modified by relative total stockholder return over a three-year period.

Other Compensation	Employee Benefits Perquisites Severance	•Provide a competitive total compensation package.

•Reinforce alignment with stockholder interests through deferrals in Company stock and, also, retention through vesting restrictions (e.g., DCP/ECP & EDIP).

•Support corporate objectives (e.g., relocation and tax equalization benefits).

Base Salary

Our NEOs have entered into letter agreements with Envista, which among other things set forth base salary levels, which are subject to review and adjustment from time to time. Base salaries of our NEOs are informed by market data with respect to positions with similar roles and scope of responsibilities within our peer group, personal performance and experience. See “Executive Compensation Tables—Agreements with our NEOs” below for additional information regarding the agreements with our NEOs.

As in prior years, our Compensation Committee has focused on ensuring that a significant percentage of total compensation is “at risk.” None of our NEOs received base salary increases in 2024, representing two straight years of no increase in base salary, except for Mr. Keller in connection with his promotion to interim Principal Financial Officer in 2023 and in connection with his letter agreement in March 2024, which set forth the compensation terms for his continuing role as Principal Financial Officer on an interim basis.

Base salaries for our NEOs in 2023 and 2024 were as follows:

NAMED EXECUTIVE OFFICER	2023 BASE SALARY	2024 BASE SALARY	PERCENTAGE INCREASE
Paul Keel	$—	$1,100,000	N/A
Eric Hammes	$—	$575,000	N/A
Mark Nance	$525,000	$525,000	—%
Robert Befidi	$550,000	$550,000	—%
Mischa Reis	$475,000	$475,000	—%
Amir Aghdaei	$1,100,000	$1,100,000	—%
Stephen Keller	$410,000	$460,000(1)	12.2%
(1) The Compensation Committee increased Mr. Keller’s base salary to $460,000 pursuant to the terms of the letter agreement we entered into with Mr. Keller on March 5, 2024, which set forth the compensation terms for his continuing role as our Principal Financial Officer on an interim basis.

Annual Incentive Compensation

Overview

We provide annual incentives to our NEOs under our Executive Incentive Compensation Plan (the “ICP”). The ICP provides cash bonuses to participants based on the achievement of annual performance metrics relating to our business and the participant’s personal performance. In 2024, the target bonus for each NEO was equal to the executive’s base salary as of December 31, 2024 multiplied by the relevant target award percentage for such NEO. The 2024 actual bonus earned was equal to the target bonus multiplied by the Company Financial Factor (“CFF”) and the Personal Performance Factor (“PPF”), described in more detail below. Mr. Keller left the Company prior to the end of the fiscal year and therefore was not eligible for a bonus under the 2024 ICP. Mr. Aghdaei was able to participate in the ICP based on the performance targets originally established by the Compensation Committee when he served as CEO, as discussed in more detail below under “Company Financial Factor (“CFF”).”

The diagram below illustrates the 2024 annual incentive award opportunities:

As discussed in more detail under “Company Financial Factor” below, financial achievement for our operating company leaders is based on operating company financial performance and overall Envista financial performance, equally weighted.

Our approach to 2024 incentive design emphasizes company-wide financial results and teamwork while also rewarding business financial results and progress against personal objectives and strategic priorities.

In establishing annual incentive award opportunities for 2024, our Compensation Committee established the same metrics and weights used in 2023 for annual incentive compensation (core sales growth weighted at 50%, adjusted EBITDA margin weighted at 40% and free cash flow ratio weighted at 10%). Highlights of our approach to rewarding company-wide performance in the form of the Company Financial Factor are as follows:

Core sales growth, adjusted EBITDA margin and free cash flow ratio are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP measures are considered by management, please see Appendix A.

Individual performance in the form of Strategic Priorities/Personal Performance Factor reflects the executive’s execution against operational and personal goals for the year, overall leadership effectiveness, overall financial performance, and, for executives managing a business, operating performance for that business. Our Compensation Committee maintains discretion in determining incentive payouts for each executive officer. We believe that such discretion is set at a reasonable level, strengthens the effectiveness of our compensation programs by allowing performance differentiation among our leadership team and enables the Compensation Committee to incorporate risk mitigation and unanticipated developments in determining payouts.

Company Financial Factor (“CFF”)

In line with our core value of Continuous Improvement, financial performance targets for incentive purposes are set at challenging levels. They generally constitute an improvement over the prior comparable period but also take into account the macro-economic environment (for example, interest rates, inflation, supply chain challenges, etc.).

As discussed in further detail above under “Executive Summary—Modifications to 2024 ICP Financial Targets,” the financial performance targets for the CFF for 2024 were established in the first quarter of 2024 prior to the CEO transition. Soon after Mr. Keel’s appointment as our new CEO, he conducted a thorough review of the Company’s operations and determined that the Company needed to develop a new operational plan based on his reassessment of Envista’s operational performance and challenges, transitions in key business unit leadership, challenging industry dynamics, and the need to invest in the business to drive future performance. The revised plan included lowered ranges of expectations for fiscal year 2024 core sales and adjusted EBITDA, as disclosed in the revised guidance announced by the Company on August 7, 2024, which new guidance reflected important steps management took to begin repositioning Envista for improved performance in the future, including the hiring of a permanent CFO as well as Presidents for our two largest businesses, risk mitigation in critical parts of our Company and essential growth investments in our highest-margin businesses. Given that the original performance goals for the 2024 ICP were set based on a plan that was established during the former CEO’s tenure and prior to the CEO transition, the Compensation Committee determined that it would be more appropriate to realign the 2024 incentive compensation opportunities with the Company’s new operational plan developed by the new CEO (and consistent with the Company’s updated guidance for 2024) to motivate performance of the NEOs toward the execution of the restated objectives.

As a result, the Compensation Committee decided to (i) adjust the threshold, target and maximum performance targets for each of the core sales growth and adjusted EBITDA margin performance goals in the 2024 ICP to track the Company’s revised budget and guidance, (ii) retain the original adjusted free cash flow to adjusted net income ratio performance targets originally set by the Compensation Committee, and (iii) lower the overall maximum payout under the 2024 ICP to 125% of the participant’s target opportunity, from the 200% under the terms of the original 2024 ICP, as shown in the tables below (the “Revised 2024 ICP”). The Revised 2024 ICP was applicable to all of our NEOs other than Mr. Aghdaei, who was eligible to participate in the ICP under the original performance metrics established in the first quarter of 2024 when Mr. Aghdaei was still serving as our President and Chief Executive Officer (the “Original 2024 ICP”).

Messrs. Keel, Hammes, Nance and Reis (Corporate NEOs) (Revised 2024 ICP)
The 2024 CFF for Messrs. Keel, Hammes, Nance and Reis was based on Envista’s performance against (i) core sales growth, (ii) adjusted EBITDA margin, and (iii) adjusted free cash flow to adjusted net income ratio. In 2024, actual performance against the Revised 2024 ICP was between the target and maximum level for each of the core sales growth and adjusted EBITDA margin measures and above the maximum level for the adjusted free cash flow ratio measure, resulting in a CFF for these executives of 105% of target, as shown in the table below.

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (125% Payout)	Actual 2024	Achievement	Weight	Payout/ Weighted Achievement

Core Sales Growth (YoY %)	(3.8)%	(1.8)%	0.2%	(1.5)%	103.8%	50.0%	51.9%
Adjusted EBITDA Margin (%)	9.6%	11.6%	13.6%	11.8%	102.5%	40.0%	41.0%
Adjusted Free Cash Flow to Adjusted Net Income Ratio	85.0%	105.0%	135.0%	239.4%	125.0%	10.0%	12.5%
Envista CFF							105.4%

Mr. Befidi (OpCo President)

The CFF for Mr. Befidi, president of our Diagnostics business, was calculated as follows:

OpCo President	Envista CFF (Weighted 50%)			OpCo CFF (Weighted 50%)
Robert Befidi	Core Sales Growth (50%)	Adjusted EBITDA Margin (40%)	Adjusted Free Cash Flow Ratio (10%)	OpCo Core Sales Growth (30%)	OpCo Operating Profit (60%)	OpCo Working Capital Turnover (10%)

The CFF for Diagnostics was 68.7%, calculated as follows:

Metric	Achievement	Weight	Payout/Weighted Achievement
Core Sales Growth	0.0%	30.0%	0.0%
Operating Profit	93.7%	60.0%	56.2%
Working Capital Turnover	228.7%(1)	10.0%	12.5%
Diagnostics CFF			68.7%
(1) Actual achievement was 228.7% for the working capital turnover metric; however, the plan capped achievement at 125.0%. Accordingly, the payout for the working capital turnover metric was calculated based on 125.0% achievement, weighted at 10.0%, for a weighted payout of 12.5% for that metric.

We do not disclose the specific targets for our operating companies’ performance metrics as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict certain of our operating companies’ financial and/or operational strategies, which could cause us competitive harm. The performance metrics of core sales growth, operating profit, and working capital turnover were based on a range of factors, including growth outlooks for our respective product portfolios, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one operating company may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant markets or smaller or larger market shares. These considerations result in operating company targets that are intended to coincide with Company-wide targets in their level of difficulty to achieve and probability for success. Like the performance targets set for Envista, the performance targets for our operating companies are set at levels that we believe are challenging and which generally constitute an improvement over the prior comparable period, in line with our core value of Continuous Improvement, subject to the Compensation Committee’s need to establish attainable goals (with effort) during challenging economic conditions.

Mr. Aghdaei (Original 2024 ICP)
As discussed above, under the terms of his Transition Agreement, Mr. Aghdaei was eligible to participate in the Original 2024 ICP established under his tenure as CEO. The 2024 CFF for Mr. Aghdaei under the Original 2024 ICP was based on Envista’s performance against (i) core sales growth, (ii) adjusted EBITDA margin, and (iii) adjusted free cash flow to adjusted net income ratio based on the performance targets noted in the table below (and was subject to a maximum payout of 200%, as opposed to the 125% maximum payout under the Revised 2024 ICP). Actual performance in 2024 was below the threshold level for each of the core sales growth and adjusted EBITDA margin measures under the Original 2024 ICP, and was above the maximum level for the adjusted free cash flow ratio measure, resulting in a CFF for Mr. Aghdaei of 20% of target, as shown in the table below.

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual 2024	Achievement	Weight	Payout/ Weighted Achievement

Core Sales Growth (YoY %)	2.0%	2.5%	3.5%	(1.5)%	0.0%	50.0%	0.0%
Adjusted EBITDA Margin (%)	16.0%	16.5%	17.5%	11.8%	0.0%	40.0%	0.0%
Adjusted Free Cash Flow to Adjusted Net Income Ratio	85.0%	105.0%	135.0%	239.4%	200.0%	10.0%	20.0%
Envista CFF (for Mr. Aghdaei)							20.0%

Personal Performance Factor (“PPF”) & Individual Payouts

Following the end of 2024, the Compensation Committee used its judgment and the recommendations of Mr. Keel to determine for each executive a PPF between 0% and 150%. The Compensation Committee assigned a PPF of 100% for each of Messrs. Keel and Aghdaei. With respect to the other NEOs, the average PPF assigned by the Compensation Committee was 102.5%. Our Compensation Committee has discretion in determining the PPF of each executive officer, which is an important risk-mitigating element to our compensation program.

The target percentages for our NEOs as a percentage of base salary were as follows: Mr. Keel, 150%; Mr. Hammes, 75%; Mr. Nance, 70%; Mr. Befidi, 70%; Mr. Reis, 60%; and Mr. Aghdaei, 125%. The bonus target amounts, relevant CFF and PPF for each NEO resulted in the following non-equity Incentive Compensation Plan payouts for 2024:

NAMED EXECUTIVE OFFICER(1)	2024 TARGET ($)(2)	WEIGHTED CFF(3)	PPF	2024 PAYOUT (% OF TARGET)	2024 PAYOUT ($)(2)
Paul Keel	$1,034,423	105%	1.0	105%	$1,086,144
Eric Hammes	$160,889	105%	1.0	105%	$168,934
Mark Nance	$367,500	105%	1.1	116%	$424,463
Robert Befidi	$385,000	87%	1.0	87%	$334,950
Mischa Reis	$285,000	105%	1.0	105%	$299,250
Amir Aghdaei(4)	$1,375,000	20%	1.0	20%	$275,000
(1)Mr. Keller was not eligible for an Incentive Compensation Plan payout for 2024 due to his voluntary departure from the Company in August 2024.
(2)The target and payout amounts for Messrs. Keel and Hammes were pro-rated based on the number of days they were employed by the Company in 2024.
(3)For Messrs. Keel, Hammes, Nance, and Reis, the weighted CFF is solely based on the CFF for all of Envista under the Revised 2024 ICP (105%). For Mr. Befidi, the weighted CFF is based 50% on the CFF for Diagnostics (69%) and 50% on the CFF for all of Envista (105%). For Mr. Aghdaei, the weighted CFF is solely based on the CFF for all of Envista under the Original 2024 ICP (20%).
(4)Pursuant to the terms of Mr. Aghdaei’s Transition Agreement with the Company, Mr. Aghdaei was entitled to the full amount of his 2024 annual bonus, based on actual performance under the terms of the Original 2024 ICP. See “Executive Compensation Tables—Agreements with our NEOs” below and “Annual Incentive Compensation—Company Financial Factor (“CFF”)” above for additional information.

Long-Term Incentive Compensation

Annual Equity Awards

The annual equity awards granted to our NEOs are intended to align the NEOs’ compensation with market levels of compensation within our peer group and, also, provide enhanced performance and retention incentives. The target values and associated vesting periods reflect the increases in the value of the long-term incentive awards for certain of our NEOs based on Envista’s review of peer and market data, along with 2024 personal performance and the fact that performance-based equity awards in the form of PSUs comprise at least half of the NEOs’ annual long-term incentive value, as shown below:

FORM OF AWARD	KEY TERMS
PSUs
• Contingent on core sales growth rate and adjusted EBITDA margin (which are independent goals for the 2024 grants), subject to further adjustment by the Company’s relative TSR versus S&P 400 Health Care Sector Index over a three-year performance period, as described below.

Stock Options	• Ratable vesting on each anniversary of the grant date over three years. • Exercise price based on the closing price on date of grant.
RSUs	• Ratable vesting on each anniversary of the grant date over three years.

On February 25, 2024, our Compensation Committee granted annual equity awards to the NEOs, who were serving as executive officers at that time, as follows:

NAMED EXECUTIVE OFFICER	VALUE OF AWARD(1)	TARGET PSUs	STOCK OPTIONS(2)	TIME-BASED RSUs
Mark Nance	$1,150,000	23,350	29,640	12,695
Robert Befidi	$850,000	17,260	21,910	9,385
Mischa Reis	$700,000	14,215	18,040	7,730
Amir Aghdaei(3)	$5,500,000	133,985	113,370	48,570
Stephen Keller(4)	$300,000	—	15,460	6,625
(1) These are the values assigned to the award for compensation purposes. The values placed on the option portion of the award in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2024” table differ from the values shown above in line with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.
(2) The exercise price for the options was $22.65, the closing price of our Common Stock on the date of grant.
(3) Pursuant to the terms of Mr. Aghdaei’s Transition Agreement, Mr. Aghdaei’s departure from the Company will be treated as a “Normal Retirement” as defined in the 2019 Plan, and, accordingly, his outstanding unvested equity will continue to vest and be exercisable under the terms of the 2019 Plan.
(4) Mr. Keller forfeited all unvested outstanding equity awards upon his departure from the Company in August 2024.

In addition, the Compensation Committee granted equity awards to Messrs. Keel and Hammes following their start dates as follows:

NAMED EXECUTIVE OFFICER	DATE OF GRANT	VALUE OF AWARD(1)	TARGET PSUs	STOCK OPTIONS	TIME-BASED RSUs
Paul Keel(2)	5/25/2024	$6,500,000	205,265	164,560(3)	71,235
Paul Keel(4)	5/25/2024	$11,000,000	—	696,210(3)	301,370
Eric Hammes(5)	8/25/2024	$1,200,000	—	—	64,175
(1)These are the values assigned to the award for compensation purposes. The values placed on the option portion of the award in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2024” table differ from the values shown above in line with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.
(2)Mr. Keel’s annual equity award consisted of 60% PSUs, 20% stock options and 20% time-based RSUs. The PSUs will vest based on achievement of the same identified performance measures applicable to the PSUs granted to our NEOs in February 2024, over a three-year performance period, and the stock options and time-based RSUs vest ratably over a three-year period from the grant date.
(3)The exercise price for the options was $18.25, the closing price of our Common Stock on the date of grant.
(4)Represents a one-time make-whole equity award intended to reimburse Mr. Keel for the forfeited equity awards previously granted to him by his former employer, valued at approximately $11,000,000, comprised of 50% RSUs and 50% stock options, with such make-whole equity award vesting in equal installments on each of November 1, 2024, November 1, 2025 and November 1, 2026, subject to Mr. Keel’s continued employment through each applicable vesting date; provided, that in the event Mr. Keel’s employment with the Company is terminated by the Company without Cause or by him for Good Reason, any unvested portion of such make-whole equity award will immediately vest in full as of the termination date.
(5)Mr. Hammes’ equity award consisted of 100% time-based RSUs given that his start date occurred after the mid-point of our fiscal year.

The PSUs can be earned and vest contingent on the achievement of three-year performance goals, which relate to core sales growth rate and adjusted EBITDA margin (which are independent goals for the 2024 grants), and subject to further adjustment by the Company’s TSR performance over a three-year period compared to the Standard & Poor’s 400 Health Care Sector Index. The NEOs can earn between 0% to 200% of the target number of PSUs, depending on the level of performance achieved.

Core sales growth rate is determined on a currency neutral basis excluding the first-year impact of any acquisitions and the impact of any divestitures. Adjusted EBITDA margin is the Company’s adjusted EBITDA, calculated consistent with how the Company reports adjusted EBITDA to the public, divided by the Company’s total net sales.

Core sales growth and adjusted EBITDA margin were considered appropriate metrics given their importance to our growth strategy. TSR percentile rank acts as a modifier to core sales growth and adjusted EBITDA margin as a means to validate that the outcome is directionally aligned with our returns to stockholders during the same performance period.

Our Compensation Committee establishes separate performance goals for each annual equity award. We do not disclose the specific performance goals prior to completion of the performance period as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict certain of our financial and/or operational strategies, which could cause us competitive harm. The level of performance required for target payout is guided by our strategic plan. The Compensation Committee believes these targets are challenging yet reasonably attainable with strong management performance.

Special One-Time Retention Equity Award to Messrs. Nance, Reis and Keller (February 2024)

On February 25, 2024, in connection with the CEO transition discussed above, our Compensation Committee granted one-time special retention equity awards to Messrs. Nance, Reis and Keller in the form of time-based RSUs. These awards were provided to encourage the retention of their services in key roles during this transitional period to ensure business continuity and in light of their individual contributions, including performance against their individual goals in 2023, as follows:

NAMED EXECUTIVE OFFICER	VALUE OF AWARD	TIME-BASED RSUs	VESTING SCHEDULE
Mark Nance	$200,000	8,835	RSUs vest ratably on each anniversary of the grant date over three years, subject to continued service through each such date
Mischa Reis	$200,000	8,835
Stephen Keller(1)	$100,000	4,420
(1)     Mr. Keller forfeited all unvested outstanding equity awards upon his departure from the Company in August 2024.

Retention Equity Award to Mr. Keller Pursuant to Letter Agreement (Forfeited)

On June 25, 2024, the Compensation Committee granted Mr. Keller a one-time retention equity award valued at $500,000 comprised 100% of time-based RSUs, vesting ratably on each anniversary of the date of grant over three years, pursuant to the terms of the letter agreement we entered into with Mr. Keller on March 5, 2024, which set forth the compensation terms for his continuing role as our Principal Financial Officer on an interim basis. Mr. Keller forfeited these RSUs, along with all of his other unvested equity awards, upon his departure from the Company in August 2024.

Special Performance Stock Option Award to NEOs (August 2024)

As discussed above under “Executive Summary,” the Compensation Committee was increasingly concerned during 2024 about the retention risk of critical senior talent that would be needed to drive Envista’s turnaround and revised operational plan. In order to address these concerns and motivate and incentivize the team to execute on the revised operational plan, the Compensation Committee approved one-time performance-based stock option awards to the Company’s senior leaders, including to our NEOs (except for Mr. Hammes who had only recently joined and received a new hire equity award), to create momentum under our new CEO with urgent actions to stem high senior leader attrition and to reinforce alignment of our compensation program to our longer-term growth strategy. The performance-based stock options were granted on August 25, 2024 as follows:

NAMED EXECUTIVE OFFICER	VALUE OF AWARD	Performance-BASED Stock Options	VESTING SCHEDULE
Paul Keel	$3,900,000	485,680	Performance-based vesting condition based on stock price attainment of 133% of the grant date stock price ($18.70) sustained for at least 20 consecutive trading days. Also subject to three-year cliff vest, subject to continued service through such date.
Mark Nance	$764,750	95,240
Robert Befidi	$565,250	70,400
Mischa Reis	$465,500	57,980

The performance-based stock options will only vest if the Company’s stock price increases by 33% from the stock price on the grant date ($18.70) and such stock price is sustained for at least 20 consecutive trading days during the term of the options. The options also have a service-based vesting condition (100% cliff vest three years after the grant date). The performance-based vesting condition has not been met as of the date of this Proxy Statement. We do not intend to grant the NEOs additional special awards during the three-year vesting period of the performance-based stock option awards granted in 2024.

Other Compensation

Perquisites

We provide competitive perquisites to executives, including relocation allowances and related tax gross-ups. These perquisites are designed to support a market-based competitive total compensation package, which allows us to attract and retain key talent. Additionally, Mr. Aghdaei benefited from a legacy tax equalization agreement entered into with Danaher in relation to a prior Danaher assignment, which was intended to ensure that he pays no more and no less tax than he would have paid had he remained in the United States. Details on perquisites made available to our NEOs in 2024 are in the footnotes to the “Summary Compensation Table.”

Other Benefits

Our US-based executive officers, including the NEOs, participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs. These include subsidized health and dental insurance, AD&D and life insurance coverage, participation in the Envista Savings Plan as well as participation in employee-paid benefits such as vision insurance and flexible spending accounts. Additionally, US-based executive officers are eligible to defer a portion of their salary and bonus in our Deferred Compensation Plan which also covers other senior employees. Prior to his departure, Mr. Aghdaei participated in our Executive Deferred Incentive Program (“EDIP”), a plan which is closed to new entrants, and received a contribution in Envista notional shares in 2024 with respect to his participation in this plan while he served as our Chief Executive Officer. Mr. Reis also participates in our EDIP and received a contribution in Envista notional shares in 2024. Messrs. Keel, Hammes, Nance, and Befidi are eligible to participate in our Excess Contribution Program (“ECP”), which provides for excess matching and non-elective contributions in Envista notional shares. Mr. Keller also participated in the ECP prior to his departure. US-based executives also participate in the Envista Holdings Corporation Severance and Change in Control Plan. See “Executive Compensation Tables—Employee Benefit Plans” below for additional information on these benefits.

2025 Executive Compensation Developments

In the first quarter of 2025, we implemented the following pay practices in order to align executive officer compensation with our compensation peer group and to align executive officer compensation with performance based on 2024 performance:

•Increased the base salaries for certain of our NEOs, as outlined below. These increases were implemented to address competitive market gaps:

NAMED EXECUTIVE OFFICER	2024 BASE SALARY	2025 BASE SALARY	PERCENTAGE INCREASE
Paul Keel	$1,100,000	$1,100,000	—%
Eric Hammes	$575,000	$600,000	4.3%
Mark Nance	$525,000	$575,000	9.5%
Robert Befidi	$550,000	$575,000	4.5%
Mischa Reis	$475,000	$495,000	4.2%

•No target annual bonus increases for any of our NEOs for 2025.
•Increased the value of the long-term incentive awards for certain of our NEOs for 2025, as outlined below. The increases were based on Envista’s review of peer and market data, along with 2024 personal performance:

NAMED EXECUTIVE OFFICER	2024 LTI VALUE	2025 LTI VALUE	PERCENTAGE INCREASE
Paul Keel	$6,500,000	$6,800,000	4.6%
Eric Hammes	$1,200,000	$1,300,000	8.3%
Mark Nance	$1,150,000	$1,500,000	30.4%
Robert Befidi	$850,000	$850,000	—%
Mischa Reis	$700,000	$700,000	—%

•Retained core sales growth, adjusted EBITDA margin and adjusted free cash flow ratio as the three performance measures for the 2025 Incentive Compensation Plan, with the same weightings used in 2024 (50% core sales growth; 40% adjusted EBITDA margin; and 10% adjusted free cash flow ratio), and calculated in the same manner as the 2024 ICP.

•On February 25, 2025, our Compensation Committee granted annual equity awards to the NEOs consisting of 60% PSUs, 20% stock options and 20% time-based RSUs for Mr. Keel and 50% PSUs, 25% stock options and 25% time-based RSUs for our other NEOs. The PSUs will vest based on achievement of identified performance measures over a three-year performance period, and the stock options and time-based RSUs vest ratably over a three-year period.

Compensation Peer Group Analysis

Each year, the Compensation Committee works with its independent compensation consultant, FW Cook, to determine appropriate peer companies for benchmarking our executive compensation program. FW Cook uses the following guidelines in recommending a peer group to the Compensation Committee:

•The extent to which such companies compete with us in one or more lines of business and for executive talent.
•Comparability of size, scope and complexity (including revenues, market capitalization, net income, total assets and number of employees).
•Of note, peer selection is challenging given that there is a limited number of companies operating solely within the dental equipment space, requiring consideration of size-comparable companies operating within similar industries.

In May 2024, FW Cook reviewed the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors and recommended the following changes to the peer group: the removal of NuVasive Inc., which was acquired in September 2023, and the inclusion of two new peer group companies, Haemonetics Corporation and Merit Medical Systems, Inc., both of which operate in an industry related to Envista’s (health care supplies), are size appropriate for Envista, and have several of the same peer companies as Envista in their own peer groups.

Based on the recommendations of FW Cook, our Compensation Committee adopted a compensation peer group consisting of the following companies:

Align Technology, Inc.	Enovis Corporation	ICU Medical, Inc.	Patterson Companies, Inc.
CONMED Corporation	Haemonetics Corporation	Integer Holdings Corporation	Revvity, Inc.
The Cooper Companies, Inc.	Henry Schein, Inc.	Integra LifeSciences Holdings Corp.	STERIS plc
DENTSPLY SIRONA Inc.	Hologic, Inc.	Merit Medical Systems, Inc.	Teleflex Incorporated

While our Compensation Committee considers the data from the peer group helpful in assessing our competitive position, our Compensation Committee refers to other resources, including published compensation data from other surveys and from public compensation data for competitors to one or more of our operating companies in an effort to ensure our compensation program is competitive. In addition to compensation data, the Compensation Committee considers pay for performance and long-term value creation objectives in determining the compensation for our executive officers that best aligns management’s interests with those of our stockholders.

Stock Ownership Policies

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires our executive officers to obtain a substantial equity stake in our Common Stock within five years of their appointment to an executive position. The multiples of base salary required by the guidelines are as follows:

EXECUTIVE LEVEL	STOCK OWNERSHIP GUIDELINES (AS A MULTIPLE OF SALARY)
Chief Executive Officer	5x base salary
Senior Vice President	2x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our Common Stock in the DCP, EDIP or ECP, shares held in a 401(k) plan, and unvested RSUs, but does not include PSUs or shares subject to unexercised stock options. Each of our NEOs was in compliance with the stock ownership requirements as of December 31, 2024, having acquired the required number of shares or having more time to do so.

Pledging Policy. Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs, and our directors from pledging as security under any obligation any shares of our Common Stock that he or she directly or indirectly owns and controls.

Hedging Policy. We maintain a policy that prohibits any of our employees and directors from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Equity Grant Practices

The Compensation Committee has approved a policy regarding the timing of equity award grants to the Company’s employees, including the NEOs. The Company grants the annual equity awards, including awards of stock options, for the Company’s executive officers, including each of the NEOs, on February 25 of each year. The Compensation Committee approves off-cycle equity awards, including grants in connection with the hiring or promotion of an individual or where the Compensation Committee determines it is in the best interest of the Company, to be effective on the 25th of any given month. For example, the Compensation Committee granted Mr. Keel’s new hire annual equity award effective on May 25, 2024, and the Compensation Committee granted the one-time special performance-based stock options on August 25, 2024. See “Long-Term Incentive Compensation” above for additional information on these out of cycle equity awards.

The Company does not time the release of material nonpublic information (“MNPI”) for the purpose of affecting the value of executive compensation and may change its equity grant practices in the future. During 2024, the Company granted stock options to our NEOs on February 25, 2024 as part of the annual equity awards, consistent with prior practice. On February 26, 2024, the Company filed a Current Report on Form 8-K to disclose the entry into the Transition Agreement with Mr. Aghdaei. Mr. Keel received stock options as part of his new hire equity award effective on May 25, 2024, consistent with prior practice. On May 30, 2024, the Company filed a Current Report on Form 8-K to disclose the departure of Eric Conley, President, Orthodontics. See “Equity Award Grant Practices Table” below for additional information.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, our Compensation Committee has adopted a recoupment (or clawback) policy applicable to our executive officers who are subject to the reporting requirements of Section 16 under the Exchange Act (the “covered persons”), including our NEOs, in accordance with Rule 10D-1 promulgated under the Exchange Act and the related listing rules of the NYSE. Under the policy, in the event of a material restatement of our consolidated financial statements, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period or the error correction were recognized in the current period (a “little r” restatement), the Board shall, to the fullest extent permitted by law, in addition to all other remedies available to us, require forfeiture and/or reimbursement or payment to us of the portion of any annual incentive compensation payment received by any covered person within the three-year period prior to the date the Company is required to prepare such restatement that would not have been received had the consolidated financial statements that are the subject of such restatement been correctly stated. In addition, the Board has the right to require reimbursement of up to the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement. The recoupment policy is enforceable against all covered persons and their beneficiaries, heirs, executors, administrators and other legal representatives. In addition, the stock plans in which our executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of our 2019 Omnibus Incentive Plan, as amended (the “2019 Plan”), if an employee is terminated for gross misconduct, the administrator may cause the participant’s unexercised or unvested equity awards to be partially or completely forfeited. In addition, under the terms of our EDIP and ECP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.

Tax Deductibility of Executive Compensation

Our Compensation Committee will periodically review the tax impact of executive compensation on the Company as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, we expect that some of the compensation provided to our executive officers will not be deductible under Section 162(m).

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. Our management coordinates the risk assessment and oversight of the Company’s incentive compensation plans with a cross functional team and presents its conclusions to the Compensation Committee. FW Cook, the Compensation Committee’s independent compensation consultant, participates in identifying and assessing risk and conducted a “deep dive” risk assessment review for the Compensation Committee in 2024. Upon review and discussion, the Compensation Committee agreed that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

In reaching this conclusion, our Compensation Committee considered in particular the following attributes and risk-mitigation features of our executive compensation program:

ATTRIBUTE	RISK-MITIGATING EFFECT
Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics and/or to play accounting games. The presence of strategic metrics in the annual incentive plan ensures that the Compensation Committee retains discretion and the focus is not exclusively financial.
Long-term incentives balance options and full-value awards, and incorporate competitive vesting periods	Upside from options is balanced by the presence of downside risk inherent in full value awards such as RSUs. The introduction of PSUs in 2022 (and related down weighting of options and time-based RSUs) provide upside leverage and downside protection. Multi-year vesting periods ensure that executives will not benefit excessively from short-run spikes in the stock price.
Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	Ensures executives remain exposed to risks faced by the Company’s owners under all circumstances. Helps support a culture of “no excuses.”
Stock ownership requirements for all executive officers	Ensures executives build up their exposure to risks faced by the Company’s owners over time. The Compensation Committee reviews requirements and compliance on an annual basis and may incorporate these in setting compensation opportunity and granting stock awards.
No hedging of Envista securities permitted	Prevents executives from reducing risks by entering into financial contracts which offset their risk and/or exposure to the Company.
Independent compensation consultant that performs no other services for the Company	Ensures the Compensation Committee and the Board receive broad market information about market practices and trends. Helps ensure advice will not be influenced by conflicts of interest.
Executive Officer payouts are approved by the Compensation Committee	Incentive calculations are reviewed and approved by the Compensation Committee. The Compensation Committee also reviews and approves objectives and performance and ensures that they are set at challenging yet achievable levels.

Our Compensation Committee will periodically review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, as required by Item 402(b) of Regulation S-K, and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee of the Board of Directors
Wendy Carruthers (Chair)
Daniel Raskas
Christine Tsingos

Executive Compensation Tables

Summary Compensation Table

The Summary Compensation Table and notes show all compensation paid to or earned by each of our NEOs for 2024, 2023 and 2022, as applicable.

NAME AND PRINCIPAL POSITION (1)	YEAR	SALARY ($)(2)	BONUS ($)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	ALL OTHER COMPENSATION ($)(5)		TOTAL ($)

Paul Keel President & CEO, from May 1, 2024	2024	$1,100,000	$281,466	$10,700,076	$10,700,093	$1,086,144	$368,578	(6)	$24,236,357
Eric Hammes Chief Financial Officer, from August 1, 2024	2024	$575,000	$1,020,000	$1,200,073	$—	$168,934	$238,913	(7)	$3,202,920
Mark Nance, SVP and General Counsel	2024	$525,000		$1,062,766	$1,052,374	$424,463	$39,275	(8)	$3,103,878
	2023	$525,000	$—	$712,534	$237,650	$—	$67,956		$1,543,140
	2022	$525,000	$—	$675,295	$225,104	$174,038	$54,598		$1,654,035
Robert Befidi President, Diagnostics	2024	$550,000		$637,684	$777,905	$334,950	$13,800	(9)	$2,314,339
Mischa Reis SVP, Strategy and Business Development	2024	$475,000		$725,312	$640,621	$299,250	$74,600	(10)	$2,214,783
Amir Aghdaei, President & CEO, until May 1, 2024	2024	$1,100,000		$4,400,162	$1,100,029	$275,000	$2,040,956	(11)	$8,916,147
	2023	$1,100,000	$—	$4,160,158	$1,040,020	$—	$759,147		$7,059,325
	2022	$1,100,000	$—	$4,080,220	$1,020,101	$725,313	$1,598,098		$8,523,732
Stephen Keller Principal Financial Officer, until August 1, 2024	2024	$460,000	$—	$750,169	$150,008	$—	$37,016	(12)	$1,397,193
	2023	$410,000	$—	$125,078	$125,121	$—	$43,728		$703,927

(1)All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars.
(2)Includes the following amounts deferred into the Deferred Compensation Plan. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements:

		AMOUNT OF SALARY DEFERRED INTO PLAN			AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO PLAN
NAME	PLAN	2024	2023	2022	2024	2023	2022

Paul Keel	DCP	$—	$—	$—	$—	$—	$—
Eric Hammes	DCP	$—	$—	$—	$—	$—	$—
Mark Nance	DCP	$—	$52,500	$52,500	$—	$43,510	$129,938
Robert Befidi	DCP	$—	$—	$—	$—	$—	$—
Mischa Reis	DCP	$23,750	$23,712	$22,673	$—	$7,542	$21,009
Amir Aghdaei	DCP	$20,731	$55,000	$55,000	$—	$72,531	$226,875
Stephen Keller	DCP	$19,004	$34,530	$37,349	$—	$8,340	$32,193

(3)These amounts represent the aggregate grant date fair value of all equity awards made in the applicable year computed in accordance with ASC Topic 718. As such, they do not correspond to the actual economic value that may be received by our NEOs from these awards. The “Stock Awards” column equals the aggregate grant date fair value of all RSUs and PSUs granted during the relevant year, as applicable. The grant date fair value for RSUs is calculated as the number of RSUs multiplied by the closing price of the Common Stock on the date of grant. For PSUs, we are required to report the PSU awards at the beginning of the three-year performance cycle (in the year in which the PSU awards were granted), even though they will not be paid (if at all) until the end of the performance period. The amounts shown assume performance at target. The PSUs are paid only if performance conditions are met, and the final payment amount will range from 0% to 200% of the stated target. See the “Grants of Plan-Based Awards for Fiscal 2024” table below for the threshold, target, and maximum amounts that can be earned. With respect to stock option grants shown in the “Options Awards” column, the grant date fair value has been calculated using the Black-Scholes option pricing model. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 17 to the Consolidated Financial Statements for the 2024 fiscal year.
(4)Additional information regarding these payments appear under the heading “Annual Incentive Compensation” in the CD&A.
(5)The following table sets out the 401(k), EDIP, and ECP contributions made to our NEOs’ accounts for 2024, which are included in “All Other Compensation.” EDIP and ECP contributions are in Company stock and are converted to notional phantom shares by dividing the relevant closing price of the Company’s stock.

NAME	COMPANY 401(K) CONTRIBUTIONS ($)	COMPANY EDIP CONTRIBUTIONS ($)	COMPANY ECP CONTRIBUTIONS ($)

Paul Keel	$13,800	$—	$—
Eric Hammes	$13,800	$—	$—
Mark Nance	$4,038	$—	$35,161
Robert Befidi	$13,800	$—	$—
Mischa Reis	$13,800	$60,800	$—
Amir Aghdaei	$13,800	$247,500	$—
Stephen Keller	$13,800	$—	$12,859
(6)Includes $196,862 in relocation costs and $152,131 for the related gross-up, $3,150 in tax advisory fees and $2,635 for the related gross-up, and the 401(k) Company contribution detailed in Footnote 5.
(7)Includes $122,068 in relocation costs and $103,045 for the related gross-up, and the 401(k) Company contribution detailed in Footnote 5.
(8)Includes a $75 taxable gift and the 401(k) and ECP Company contributions as detailed in Footnote 5.
(9)Includes the 401(k) Company contribution detailed in Footnote 5.
(10)Consists of 401(k) and EDIP contributions as detailed in Footnote 5.
(11)$736,154 consists of payments made to Mr. Aghdaei in 2024, after his time as CEO and $666,667 relates to consulting payments earned in 2024 and paid in 2025. $376,835 consists of tax equalization related to Mr. Aghdaei’s prior Danaher assignment in Germany (reflecting $145,899 in foreign and local tax payments made on Mr. Aghdaei’s behalf, $33,449 in tax preparation fees paid in 2024 for tax years 2020-2023 and $197,487 in related gross-ups). See “Other Compensation—Perquisites” on page 45 for additional information about the legacy Danaher tax equalization benefits paid to certain of our NEOs. Also includes $261,300 of 401(k) and EDIP Company contributions as detailed in Footnote 5.
(12)Includes $26,659 of 401(k) and ECP company contributions as detailed in Footnote 5 and $10,357 related to a 401(k) contribution on the repaid retention bonus.

Grants of Plan-Based Awards for Fiscal 2024

The following table sets forth certain information regarding grants of plan-based awards to our NEOs in 2024 under our compensation programs and plans.

NAME	TYPE OF AWARD	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (4)
			THRESHOLD ($) (3)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Paul Keel	Annual cash incentive compensation		$618,750	$1,650,000	$3,300,000	—	—	—		—	—	—
	Stock options (Annual)	5/25/2024	—	—	—	—	—	—		164,560	$18.25	$1,300,024
	Stock options (One-time)	5/25/2024	—	—	—	—	—	—		696,210	$18.25	$5,500,059
	Restricted stock units (Annual)	5/25/2024	—	—	—	—	—	—	71,235	—	—	$1,300,039
	Restricted stock units (One-time)	5/25/2024	—	—	—	—	—	—	301,370	—	—	$5,500,003
	Performance stock units (Annual)	5/25/2024	—	—	—	76,974	205,265	410,530	—	—	—	$3,900,035
	Performance stock options (One-time)[5]	8/25/2024	—	—	—	—	485,680	—		—	$18.70	$3,900,010
Eric Hammes	Annual cash incentive compensation		$161,719	$431,250	$862,500	—	—	—		—	—	—
	Restricted stock units (One-time)	8/25/2024	—	—	—	—	—	—	64,175	—	—	$1,200,073

NAME	TYPE OF AWARD	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (4)
			THRESHOLD ($) (3)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Mark Nance	Annual cash incentive compensation		$137,813	$367,500	$735,000	—	—	—		—	—	—
	Stock options (Annual)	2/25/2024	—	—	—	—	—	—		29,640	$22.65	$287,597
	Restricted stock units (Annual)	2/25/2024	—	—	—	—	—	—	12,695	—	—	$287,542
	Restricted stock units (One-time)	2/25/2024	—	—	—	—	—	—	8,835	—	—	$200,113
	Performance stock units (Annual)	2/25/2024	—	—	—	8,756	23,350	46,700		—	—	$575,111
	Performance stock options (One-time)[5]	8/25/2024	—	—	—	—	95,240	—		—	$18.70	$764,777
Robert Befidi	Annual cash incentive compensation		$144,375	$385,000	$770,000	—	—	—		—	—	—
	Stock options (Annual)	2/25/2024	—	—	—	—	—	—		21,910	$22.65	$212,593
	Restricted stock units (Annual)	2/25/2024	—	—	—	—	—	—	9,385	—	—	$212,570
	Performance stock units (Annual)	2/25/2024	—	—	—	6,473	17,260	34,520		—	—	$425,114
	Performance stock options (One-time)[5]	8/25/2024	—	—	—	—	70,400	—		—	$18.70	$565,312
Mischa Reis	Annual cash incentive compensation		$106,875	$285,000	$570,000	—	—	—		—	—	—
	Stock options (Annual)	2/25/2024	—	—	—	—	—	—		18,040	$22.65	$175,042
	Restricted stock units (Annual)	2/25/2024	—	—	—	—	—	—	7,730	—	—	$175,085
	Restricted stock units (One-time)	2/25/2024	—	—	—	—	—	—	8,835	—	—	$200,113
	Performance stock units (Annual)	2/25/2024	—	—	—	5,331	14,215	28,430		—	—	$350,115
	Performance stock options (One-time)[5]	8/25/2024	—	—	—	—	57,980	—		—	$18.70	$465,579
Amir Aghdaei	Annual cash incentive compensation		$515,625	$1,375,000	$2,750,000	—	—	—		—	—	—
	Stock options (Annual)	2/25/2024	—	—	—	—	—	—	—	113,370	$22.65	$1,100,029
	Restricted stock units (Annual)	2/25/2024	—	—	—	—	—	—	48,570	—	—	$1,100,111
	Performance stock units (Annual)	2/25/2024	—	—	—	50,244	133,985	267,970	—	—	—	$3,300,051
Stephen Keller	Annual cash incentive compensation		$86,250	$230,000	$460,000	—	—	—		—	—	—
	Stock options (Annual)	2/25/2024	—	—	—	—	—	—		15,460	$22.65	$150,008
	Restricted stock units (Annual)	2/25/2024	—	—	—	—	—	—	6,625	—	—	$150,056
	Restricted stock units (One-time)	2/25/2024	—	—	—	—	—	—	4,420	—	—	$100,113
	Restricted stock units (One-time)	6/25/2024	—	—	—	—	—	—	31,250	—	—	500,000
(1)These columns relate to 2024 cash award opportunities under the Company’s annual Incentive Compensation Plan. The amounts shown are annual amounts and do not reflect pro-rated amounts in the case of Mr. Keel and Mr. Hammes. The actual amounts earned are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)These columns relate to awards granted under the 2019 Plan.
(3)No amount will be paid out with respect to any annual incentive plan opportunity if performance is below threshold.
(4)See footnote 3 to the Summary Compensation Table above for a discussion of the calculation of grant date fair value for RSUs, PSUs and options.
(5)The performance stock options are subject to a three year cliff vesting, and a stock price attainment over 20 consecutive business days for performance to be met.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2024.

		Option Awards					Stock Awards
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS(#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (1)
PAUL KEEL	8/25/2024	—	—	485,680	$18.70	8/25/2034	—	—	—	—	(3)
	5/25/2024	232,070	464,140	—	$18.25	5/25/2034	—	—	—	—	(4)
	5/25/2024	—	164,560	—	$18.25	5/25/2034	—	—	—	—	(5)
	5/25/2024	—	—	—	—	—	200,914	$3,875,631	—	—	(6)
	5/25/2024	—	—	—	—	—	71,235	$1,374,123	—	—	(7)
	5/25/2024	—	—	—	—	—	—	—	102,633	$1,979,791	(8)
ERIC HAMMES	8/25/2024	—	—		—	—	64,175	1,237,936	—	—	(7)
MARK NANCE	8/25/2024	—		95,240	$18.70	8/25/2034	—	—	—	—	(3)
	2/25/2024	—	29,640		$22.65	2/25/2034	—	—	—	—	(5)
	2/25/2024	—	—		—	—	12,695	$244,887	—	—	(7)
	2/25/2024	—	—		—	—	8,835	$170,427	—	—	(7)
	2/25/2024	—	—		—	—	—	—	11,675	$225,211	(8)
	2/25/2023	4,970	9,940		$38.25	2/25/2033	—	—	—	—	(5)
	2/25/2023	—	—		—	—	4,140	$79,861	—	—	(7)
	2/25/2023	—	—		—	—	—	—	5,640	$108,796	(9)
	2/25/2022	8,626	4,314		$48.52	2/25/2032	—	—	—	—	(5)
	2/25/2022	—	—		—	—	1,547	$29,842	—	—	(7)
	2/25/2022	—	—		—	—	—	—	4,215	$81,307	(10)
	2/25/2021	34,610	—		$37.94	2/25/2031	—	—	—	—	(5)
	2/25/2020	25,074	8,358		$26.50	2/25/2030	—	—	—	—	(11)
	2/25/2020	—	—		—	—	2,265	$43,692	—	—	(12)
	7/15/2019	17,717	—		$27.05	7/15/2029	—	—	—	—	(11)
ROBERT BEFIDI	8/25/2024	—	—	70,400	$18.70	8/25/2034	—	—	—	—	(3)
	2/25/2024	—	21,910		$22.65	2/25/2034	—	—	—	—	(5)
	2/25/2024	—	—		—	—	9,385	$181,037	—	—	(7)
	2/25/2024	—	—		—	—	—	—	8,630	$166,473	(8)
	8/25/2023	—	—		—	—	22,574	435,452	—	—	(7)

		Option Awards					Stock Awards
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS(#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (1)
MISCHA REIS	8/25/2024	—	—	57,980	$18.70	8/25/2034	—	—	—	—	(3)
	2/25/2024	—	18,040		$22.65	2/25/2034	—	—	—	—	(5)
	2/25/2024	—	—		—	—	7,730	$149,112	—	—	(7)
	2/25/2024	—	—		—	—	8,835	$170,427	—	—	(7)
	2/25/2024	—	—		—	—	—	—	7,108	$137,113	(8)
	2/25/2023	3,660	7,320		$38.25	2/25/2033	—	—	—	—	(5)
	2/25/2023	—	—		—	—	3,054	$58,912	—	—	(7)
	2/25/2023	—	—		—	—	—	—	4,158	$80,208	(9)
	2/25/2022	6,233	3,117		$48.52	2/25/2032	—	—	—	—	(5)
	2/25/2022	—	—		—	—	1,117	$21,547	—	—	(7)
	2/25/2022	—	—		—	—	—	—	3,045	$58,738	(10)
	2/25/2021	29,660	—		$37.94	2/25/2031	—	—	—	—	(5)
	2/25/2020	27,864	6,966		$26.50	2/25/2030	—	—	—	—	(11)
	2/25/2020	—	—		—	—	1,887	$36,400	—	—	(12)
	9/17/2019	18,190	—		$22.00	9/17/2029	—	—	—	—	(13)
	2/24/2019	23,006	—		$21.76	2/24/2029	—	—	—	—	(12)
	2/24/2019	38,344	—		$21.76	2/24/2029	—	—	—	—	(12)
	2/24/2018	4,041	—		$19.04	2/24/2028	—	—	—	—	(12)
	5/15/2017	5,634	—		$15.97	5/15/2027	—	—	—	—	(12)
AMIR AGHDAEI	2/25/2024	—	113,370		$22.65	5/1/2029	—	—	—	—	(5)
	2/25/2024	—	—		—	—	48,570	$936,915	—	—	(7)
	2/25/2024	—	—		—	—	—	—	66,993	$1,292,295	(8)
	2/25/2023	21,750	43,500		$38.25	5/1/2029	—	—	—	—	(5)
	2/25/2023	—	—		—	—	18,127	$349,670	—	—	(7)
	2/25/2023	—	—		—	—	—	—	37,048	$714,656	(9)
	2/25/2022	39,093	19,547		$48.52	5/1/2029	—	—	—	—	(5)
	2/25/2022	—	—		—	—	7,009	$135,204	—	—	(7)
	2/25/2022	—	—		—	—	—	—	28,653	$552,716	(10)
	2/25/2021	232,330	—		$37.94	5/1/2029	—	—	—	—	(5)
	2/25/2020	250,736	62,684		$26.50	5/1/2029	—	—	—	—	(11)
	2/25/2020	—	—		—	—	16,982	$327,583	—	—	(12)
	9/17/2019	281,820	—		$22.00	5/1/2029	—	—	—	—	(13)
	2/24/2019	107,260	—		$21.76	2/24/2029	—	—	—	—	(14)
	7/15/2018	238,936	—		$19.02	7/15/2028	—	—	—	—	(14)
	2/24/2018	112,790	—		$19.04	2/24/2028	—	—	—	—	(14)
	2/24/2018	161,151	—		$19.04	2/24/2028	—	—	—	—	(14)
STEPHEN KELLER	6/25/2024	—	—		—	—	—	—	—	—	(7)
	2/25/2024	—	—		$22.65	11/28/2024	—	—	—	—	(5)
	2/25/2024	—	—		—	—	—	—	—	—	(7)
	2/25/2024	—	—		—	—	—	—	—	—	(7)
	2/25/2023	—	—		$38.25	11/28/2024	—	—	—	—	(5)
	2/25/2023	—	—		—	—	—	—	—	—	(7)
	2/25/2022	—	—		$48.52	11/28/2024	—	—	—	—	(5)
	2/25/2022	—	—		—	—	—	—	—	—	(7)
	2/25/2022	—	—		—	—	—	—	—	—	(7)
	2/25/2021	—	—		$37.94	11/28/2024	—	—	—	—	(5)
	2/25/2020	—	—		—	—	—	—	—	—	(12)
	2/25/2020	—	—		$26.50	11/28/2024	—	—	—	—	(11)

(1)Market value is calculated based on the closing price of our Common Stock on December 31, 2024, the last trading day of the year, as reported on the NYSE ($19.29 per share), times the number of unvested shares.
(2)The amounts shown represent the threshold amount of the PSUs for the 2022-2024 performance cycle, for the 2023-2025 performance cycle, and for the 2024-2026 performance cycle because our performance did not exceed the threshold performance level as of December 31, 2024.
(3)The Performance Stock Options vest on the third anniversary of the grant date, but are not exercisable and remain forfeitable until the attainment of the stock price performance conditions.
(4)One-third of the options granted vest in 6 months after the grant date and one-third become exercisable on each of the first and second anniversary of the first vesting date.
(5)One-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant date.
(6)One-third of the RSUs granted vest in 6 months after the grant date and one-third become vested on each of the first and second anniversary of the first vesting date.
(7)One-third of the RSUs granted vests on each of the first, second and third anniversaries of the grant date.
(8)The PSUs vest, if at all, upon the certification by the Compensation Committee of the performance conditions after the end of the 2024-2026 performance period, based on actual performance.
(9)The PSUs vest, if at all, upon the certification by the Compensation Committee of the performance conditions after the end of the 2023-2025 performance period, based on actual performance.
(10)The PSUs vest, if at all, upon the certification by the Compensation Committee of the performance conditions after the end of the 2022-2024 performance period, based on actual performance.
(11)20% of the options granted become exercisable on each of the first five anniversaries of the grant date.
(12)20% of the RSUs granted vests on each of the first five anniversaries of the grant date.
(13)50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.
(14)One-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2024

The following table summarizes stock option exercises and the vesting of RSU awards with respect to our NEOs in 2024.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Paul Keel	—	$—	100,456	$2,103,549
Eric Hammes	—	$—	—	$—
Mark Nance	—	$—	10,787	$232,060
Robert Befidi	—	$—	11,286	$211,048
Mischa Reis	—	$—	13,249	$291,786
Amir Aghdaei	2,195	$7,661	100,013	$2,136,712
Stephen Keller	—	$—	4,600	$101,054

(1)Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying Common Stock at the time of exercise.
(2)Calculated by multiplying the number of corresponding shares acquired by the closing price of the Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2024 Nonqualified Deferred Compensation

The table below sets forth for each NEO information regarding participation in the EDIP, DCP, and ECP. There were no withdrawals by or distributions to any of the NEOs from these plans in 2024.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE BALANCE AT LAST FYE ($)(4)

Paul Keel	DCP/ECP	$—	$—	$—	$—
Eric Hammes	DCP/ECP	$—	$—	$—	$—
Mark Nance	DCP/ECP	$—	$35,161	$50,063	$650,623
Robert Befidi	DCP/ECP	$—	$—	$—	$—
Mischa Reis	EDIP	$—	$60,800	$(108,901)	$471,798
	DCP/ECP	$23,750	$—	$18,087	$200,948
Amir Aghdaei	EDIP	$—	$247,500	$330,285	$7,690,891
	DCP/ECP	$20,731	$—	$335,701	$2,224,407
Stephen Keller	DCP/ECP	$19,004	$12,859	$31,724	$336,476

(1)Contributions to the DCP relate to deferrals from the executive’s 2024 salary.
(2)The amounts set forth in this column are included as 2024 compensation under the “All Other Compensation” column in the Summary Compensation Table.
(3)Earnings represent returns on investments on fund alternatives which parallel those available to all employees under the 401(k) plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the Summary Compensation Table.
(4)These balances constitute the accumulation of employee deferrals, Company contributions and investment returns during the participation of these executives in these plans, and include service with both Danaher and Envista. Company contributions are included in the “All Other Compensation” column in the Summary Compensation Table in the year in which they were made.

Potential Payments Upon Termination or Change-of-Control as of 2024 Fiscal Year-End

The following table describes the payments and benefits that each NEO would have been entitled to receive upon termination of employment under certain circumstances as of December 31, 2024. The amounts set forth below assume that the triggering event occurred on December 31, 2024. See “Employee Benefit Plans” for a description of the Envista Holdings Corporation Severance and Change in Control Plan providing for certain severance payments upon specified terminations without cause, resignations with good reason and upon and in connection with a change in control, each as defined under such plan. Where benefits are based on the market value of our Common Stock, we have used the closing price of our Common Stock as reported on the NYSE on December 31, 2024, the last trading day of the year ($19.29 per share). In addition to the amounts set forth below, upon any termination of employment, each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP or ECP (except that under the EDIP and ECP, if an employee’s employment terminates as a result of gross misconduct, the EDIP or ECP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2019 Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). The values reflected in the table below relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of our Common Stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs that would have vested had the specified event occurred on December 31, 2024.

		TERMINATION EVENT
NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (NO CHANGE IN CONTROL)	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (FOLLOWING A CHANGE IN CONTROL)	RETIREMENT	DEATH (1)

Paul Keel	Acceleration of unvested stock options	$—	$653,848	$—	$940,399
	Acceleration of unvested RSUs	$—	$5,249,754	$—	$3,746,485
	Acceleration of unvested PSUs	$—	$3,959,562	$—	$1,319,860
	Acceleration of unvested DCP Balance	$—	$—	$—	$—

		TERMINATION EVENT
NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (NO CHANGE IN CONTROL)	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (FOLLOWING A CHANGE IN CONTROL)	RETIREMENT	DEATH (1)
	Benefits continuation(2)	$32,537	$32,537	$—	$—
	Cash severance(2)	$5,500,000	$6,875,000	$—	$—
	Total:	$5,532,537	$16,770,701	$—	$6,006,744
Eric Hammes	Acceleration of unvested stock options	$—	$—	$—	$—
	Acceleration of unvested RSUs	$—	$1,237,936	$—	$756,515
	Acceleration of unvested PSUs	$—	$—	$—	$—
	Acceleration of unvested DCP Balance	$—	$—	$—	$—
	Benefits continuation(2)	$21,554	$32,331	$—	$—
	Cash severance(2)	$1,006,250	$1,509,375	$—	$—
	Total:	$1,027,804	$2,779,642	$—	$756,515
Mark Nance	Acceleration of unvested stock options	$—	$—	$—	$56,192
	Acceleration of unvested RSUs	$—	$568,708	$—	$393,921
	Acceleration of unvested PSUs	$—	$830,627	$—	$457,848
	Acceleration of unvested DCP Balance	$—	$—	$—	$28,896
	Benefits continuation(2)	$6,983	$10,475	$—	$—
	Cash severance(2)	$892,500	$1,338,750	$—	$—
	Total:	$899,483	$2,748,560	$—	$936,857
Robert Befidi	Acceleration of unvested stock options	$—	$—	$—	$41,536
	Acceleration of unvested RSUs	$—	$616,489	$—	$473,512
	Acceleration of unvested PSUs	$—	$332,945	$—	$110,995
	Acceleration of unvested DCP Balance	$—	$—	$—	$—
	Benefits continuation(2)	$21,691	$32,537	$—	$—
	Cash severance(2)	$935,000	$1,402,500	$—	$—
	Total:	$956,691	$2,384,471	$—	$626,043
Mischa Reis	Acceleration of unvested stock options	$—	$—	$—	$34,208
	Acceleration of unvested RSUs	$—	$436,398	$—	$302,351
	Acceleration of unvested PSUs	$—	$552,080	$—	$315,835
	Acceleration of unvested EDIP balance	$—	$—	$—	$134,754
	Benefits continuation(2)	$21,691	$32,537	$—	$—
	Cash severance(2)	$760,000	$1,140,000	$—	$—
	Total:	$781,691	$2,161,015	$—	$787,148
Amir Aghdaei(3)	Acceleration of unvested stock options	$—	$—	$—	$—
	Acceleration of unvested RSUs	$1,749,372	$—	$—	$—
	Acceleration of unvested PSUs	$2,006,932	$—	$—	$—
	Acceleration of unvested EDIP balance	$—	$—	$—	$—
	Benefits continuation(2)	$—	$—	$—	$—
	Cash severance(2)	$—	$—	$—	$—
	Total:	$3,756,304	$—	$—	$—
Stephen Keller(4)	Acceleration of unvested stock options	$—	$—	$—	$—
	Acceleration of unvested RSUs	$—	$—	$—	$—
	Acceleration of unvested PSUs	$—	$—	$—	$—
	Acceleration of unvested DCP Balance	$—	$—	$—	$—
	Benefits continuation(2)	$—	$—	$—	$—

TERMINATION EVENT
NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (NO CHANGE IN CONTROL)	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (FOLLOWING A CHANGE IN CONTROL)	RETIREMENT	DEATH (1)
	Cash severance(2)	$—	$—	$—	$—
	Total:	$—	$—	$—	$—

(1)    The terms of the 2019 Plan provide for accelerated vesting of all unvested stock options, including performance stock options, a pro rata portion of unvested RSUs and a pro rata portion of unvested target amount of PSUs upon death. Under the terms of the EDIP and the DCP, upon a participant’s death, the unvested portion of the Company contributions that have been credited to the participant’s EDIP or DCP account would immediately vest.
(2)    Please see “Agreements with our NEOs” and “Employee Benefit Plans” for a description of the cash payments each officer would be entitled to if we terminate the officer’s employment without cause, the officer resigns with good reason, qualifying terminations within 24 months of a Change in Control, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed our standard release in connection with any termination without cause.
(3)     Mr. Aghdaei’s departure from the Company effective May 1, 2024 qualified for “normal retirement” treatment under the terms of the 2019 Plan, which provides for continued vesting of all unvested stock options, RSUs and PSUs upon retirement. The PSU amount in this column assumes a payout amount of 50%. The actual amount will be determined by the actual performance payout (if any) at the end of the three year performance period.
(4)    Mr. Keller ceased serving as Principal Financial Officer effective August 1, 2024. The amounts in this table for Mr. Keller represent amounts actually paid to him as a result of his voluntary termination of employment ($0).

Agreements with our NEOs

Proprietary Interest Agreements

We have entered into an agreement with each of our NEOs under which they are subject to certain covenants designed to protect our proprietary interests (the “Proprietary Interest Agreements”).

During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, our NEOs are generally prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; or using trade secrets to (i) hire or solicit any of our current or recent employees, or otherwise assist or encourage any of our employees to leave employment with us, or (ii) interfere or attempt to interfere with our relationships with any of our customers or vendors. In addition, subject to certain customary exceptions, the Proprietary Interest Agreements with our NEOs provide that the officers will not compete with us, develop competing products or services or sell to or solicit purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise for a period of twelve months following termination of employment, and will not hire or solicit any of our employees or independent contractors for a period of twenty-four months following termination of employment.

Our NEOs also agreed that, with limited exceptions, all intellectual property that the officer develops in connection with his employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Letter Agreements

We have letter agreements in place with each of our NEOs providing for certain base salary and target bonus levels, each of which is subject to periodic review, eligibility for certain equity awards and participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally. Copies of these letter agreements have been filed as exhibits to our filings with the SEC.

Letter Agreement with Paul Keel

As discussed above under “Executive Summary—2024 CEO Compensation,” in connection with Mr. Keel’s hiring, the Company entered into an employment agreement with Mr. Keel, which provides for the following compensation payable to Mr. Keel:
•A base salary at an initial annual rate of $1,100,000.
•ICP target bonus opportunity equal to 150% of base salary, up to a maximum of 300% of base salary (with Mr. Keel’s annual cash bonus for fiscal year 2024 to be prorated based on the number of days he was employed by the Company in 2024).
•Equity awards granted under the 2019 Plan, including the following initial equity awards:
◦an equity award in respect of the full fiscal year 2024, valued at approximately $6,500,000 and calculated in the same manner as the equity awards granted to the Company’s NEOs in early fiscal year 2024, comprised of (i) 60% performance-based restricted stock units (“PSUs”), (ii) 20% time-based restricted stock units (“RSUs”), and (iii) 20% stock options, in each case, subject to terms and conditions that are consistent with the equity awards granted to the Company’s NEOs in early fiscal year 2024; and

◦a make-whole equity award intended to reimburse Mr. Keel for the forfeited equity awards previously granted to him by his former employer, valued at approximately $11,000,000 and calculated in the same manner as the equity awards granted to the Company’s NEOs in early fiscal year 2024, comprised of (i) 50% RSUs and (ii) 50% stock options, with such make-whole equity award vesting in equal installments on each of November 1, 2024, November 1, 2025 and November 1, 2026, subject to Mr. Keel’s continued employment through each applicable vesting date; provided, that in the event Mr. Keel’s employment with the Company is terminated by the Company without Cause or by him for Good Reason, any unvested portion of such replacement equity award will immediately vest in full as of the termination date.
•A one-time make-whole cash award intended to reimburse Mr. Keel for the forfeited cash awards previously granted to him by his former employer, payable on the first payroll following his start date, subject to Mr. Keel’s continued employment through such payment date, with such cash payment equal to the product of (i) $1,197,867 and (ii) a fraction, the numerator of which is the number of calendar days he was employed by his former employer during the former employer’s 2024 fiscal year and the denominator of which is 366, subject to clawback under certain circumstances.
•Reimbursement of reasonable relocation expenses incurred by Mr. Keel in connection with his relocation to Orange County, California, up to an aggregate amount of $650,000 (and an additional tax gross-up in respect of any amounts paid to Mr. Keel as relocation expenses), subject to clawback under certain circumstances.

When establishing the value of Mr. Keel’s ongoing compensation opportunity, the Compensation Committee was guided by CEO market data for the Company’s compensation peer group as provided by its independent compensation consultant.
In determining the size and structure of his new hire package and make-whole awards, the Committee considered the following factors:

•The value of Mr. Keel’s compensation with his prior employer that was forfeited in connection with accepting the role at Envista, which was estimated to be approximately $11.3 million at the time of Mr. Keel’s hiring.
•The importance of aligning Mr. Keel’s economic interests with those of our stockholders.
•The competitive market for talented, experienced CEOs capable of leading Envista.
•The fact that Mr. Keel had a competing offer to join another company at the time of our discussions with him.
•Mr. Keel’s unique skill set and background as a successful public company CEO, as well as his extensive track record at delivering transformational results at large, global organizations and his significant leadership experience in the dental industry.

Letter Agreement with Eric Hammes

On June 23, 2024, we entered into a letter agreement with Mr. Hammes providing for the following compensation terms for his role as our Chief Financial Officer:

•A base annual salary of $575,000, subject to periodic review.
•ICP target bonus opportunity equal to 75% of base salary (with Mr. Hammes’ annual cash bonus for fiscal year 2024 to be prorated based on the number of days he was employed by the Company in 2024), subject to periodic review.
•Target value of annual long-term incentive award of $1,200,000, subject to periodic review.
•A one-time lump sum bonus of $1,020,000 (subject to a 12-month clawback period).
•A one-time award of RSUs valued at $1,200,000 vesting ratably on each anniversary of the date of grant over three years.
•Customary relocation allowances and company benefits.

Letter Agreement with Robert Befidi

On July 7, 2023, we entered into a letter agreement with Mr. Befidi providing for the following compensation terms for his role as our President, Nobel Biocare (now President, Diagnostics):

•A base annual salary of $550,000, subject to periodic review.
•ICP target bonus opportunity equal to 70% of base salary, subject to periodic review.
•Target value of annual long-term incentive award of $850,000, subject to periodic review.
•A one-time lump sum bonus of $600,000 (subject to a 6-month and 12-month clawback period, under certain circumstances).
•A one-time award of RSUs valued at $1,100,000 vesting ratably on each anniversary of the date of grant over three years.
•Customary relocation allowances, if necessary, and company benefits.

Transition Agreement with Amir Aghdaei

As discussed above under “Executive Summary—2024 CEO Compensation,” on February 22, 2024, as part of our succession planning process, we entered into a transition agreement with Mr. Aghdaei (the “Transition Agreement”), pursuant to which Mr. Aghdaei would continue to serve as our President and Chief Executive Officer until a successor Chief Executive Officer was appointed by our Board (such date, the “Transition Date,” and such period, the “Transition Period”). The Transition Agreement provides for the following compensation terms for Mr. Aghdaei during the Transition Period:
•Continuation of his current base salary of $1,100,000 (paid through the end of 2024 since the Transition Date occurred in fiscal year 2024).
•Annual long-term incentive equity award for 2024 with a target award value of $5,500,000, comprised of a mix of PSUs (60%), stock options (20%) and time-based RSUs (20%). Pursuant to the terms of the Transition Agreement, Mr. Aghdaei’s termination of employment constituted a Normal Retirement (as defined in the 2019 Plan) such that his outstanding equity awards that remained unvested on his termination date will continue to vest in accordance with their terms.
•Eligibility to participate in the Company’s applicable benefit plans and retirement plans.
•No eligibility for any separation benefits under the Company’s Severance and Change in Control Plan other than change in control related accelerated vesting of equity awards in the event of a qualifying termination within 24 months following a change in control.
•Since the Transition Date occurred during 2024, Mr. Aghdaei was eligible to receive his full target annual bonus in respect of fiscal year 2024, based on actual performance under the terms of the Original 2024 ICP established in the first quarter of 2024 that was in effect on the Transition Date (prior to the adjustments to the performance targets discussed above under “Executive Summary—Modification to 2024 ICP Financial Targets”).

Mr. Aghdaei has close to a decade of experience leading Danaher’s Dental Platform and the Envista team and is intimately familiar with our industry and our customer base. Retaining his services post-employment through a consulting arrangement for a fixed period of time was deemed critical to the execution of a seamless leadership transition and transfer of knowledge. As such, following the Transition Date, Mr. Aghdaei is providing consulting services to the Company for an 18-month period, pursuant to which he is being paid a consulting fee equal to $1,500,000, payable (i) for the portion that was earned for fiscal 2024, in a single lump sum payment in the first quarter of 2025 and (ii) for the remainder, in arrears in equal monthly installments until the end of the 18-month period.

Letter Agreement with Stephen Keller

On March 5, 2024, we entered into a letter agreement with Mr. Keller providing for the following compensation terms for his continuing role as our Principal Financial Officer on an interim basis:

•Mr. Keller will stay in his role as Principal Financial Officer on an interim basis until a Chief Financial Officer is appointed, at which time, Mr. Keller will be appointed to another leadership position within Envista.
•Base salary increase from $410,000 to $460,000.
•Target annual bonus increase from 45% to 50% of base salary.
•Subject to approval by the Compensation Committee, a one-time retention equity award valued at $500,000 comprised of time-based RSUs, vesting ratably on each anniversary of the date of grant over three years, to be granted at the Compensation Committee’s next meeting, which was granted on June 25, 2024.
•A cash retention bonus in the amount of $400,000, to be split into two payments of $200,000 each, one in April 2024 and the other in January 2025, subject to continued employment on each such dates, and subject to repayment if Mr. Keller voluntarily terminates his employment or is terminated by the Company for cause prior to October 1, 2025, in the case of the first installment, and January 1, 2026, in the case of the second installment.

Mr. Keller forfeited all of his outstanding unvested equity and had to repay the entire retention cash bonus to the Company upon his voluntary departure in August 2024.

Officers’ and Directors’ Indemnification and Insurance

Our Second Amended and Restated Certificate of Incorporation requires us to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as our director or officer, or by reason of serving at our request as a director or officer of any other entity, subject to certain exceptions. Our Third Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of our directors and executive officers has entered into an indemnification agreement with us that provides for substantially similar indemnification rights and under which we agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. We have obtained directors’ and officers’ liability insurance covering all of our directors and officers.

Employee Benefit Plans

Following is a description of the material terms of the equity compensation, cash incentive compensation, non-qualified deferred compensation and severance pay plans in which our NEOs are eligible to participate. Copies of these plans have been filed as exhibits to our filings with the SEC.

Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Envista Holdings Corporation 2019 Omnibus Incentive Plan

On September 17, 2019, we adopted and Danaher, in its capacity as our sole stockholder prior to the completion of the IPO, approved the Envista Holdings Corporation 2019 Omnibus Incentive Plan (as amended to date, the “2019 Plan”). The 2019 Plan is a comprehensive incentive plan that permits us to grant both equity-based and non-equity based compensation awards to our employees, non-employee directors and consultants, as well as those of our eligible subsidiaries.

In 2024, we granted to our NEOs the annual equity awards described above under “Compensation Discussion and Analysis—Analysis of 2024 Executive Compensation—Long-Term Incentive Compensation” under the 2019 Plan. We also granted to our independent directors the annual equity awards described below under “Director Compensation—Director Compensation Structure” under the 2019 Plan.

Severance and Change in Control Plan

On November 3, 2020, the Board adopted the Envista Holdings Corporation Severance and Change in Control Plan (the “Severance Plan”) for employees designated by the Compensation Committee to be eligible to receive benefits under the Severance Plan, including the NEOs, among others, to participate in the Severance Plan. The Severance Plan provides for the payment of severance and other benefits upon a Good Reason Resignation or an involuntary termination of employment that is for reasons other than Cause, Permanent Disability or death (as defined in the Severance Plan). Subject to customary releases and agreements upon a participant’s termination of employment, the Severance Plan provides for the following payments and benefits upon a qualifying termination:

•cash payments equal to (i) the participant’s Severance Multiple (which is 2.0 for the Chief Executive Officer and 1.0 for all other participants) multiplied by the participant’s annual Base Salary plus (ii) the Severance Multiple multiplied by the participant’s Annual Bonus Target Amount;
•a cash payment equal to the participant’s pro-rated annual bonus based on actual performance for the year;
•a lump sum payment equal to the amount the Company would have otherwise contributed toward the participant’s group health, prescription, vision and dental coverage premium for a period of months equal to 12 multiplied by the participant’s Severance Multiple, subject to a maximum of 18 months; and
•the opportunity to continue enrollment and coverage in the Company’s medical, dental and vision plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the maximum COBRA coverage period available.

The Severance Plan also provides for the payment of benefits upon a Good Reason Resignation (as defined in the Severance Plan) or involuntary termination for reasons other than Cause, Permanent Disability or death that occurs within 24 months after the date of a Change in Control (as defined in the Severance Plan) as follows:

•the cash payment described above equal to the participant’s Severance Multiple increased by 0.5;
•the cash payment equal to the participant’s pro-rated annual bonus described above, determined as if the target performance goals had been achieved, subject to offset to the extent that a bonus payment is paid as a result of a Change in Control;
•full vesting of any unvested equity awards held by the participant, with performance deemed to have been achieved at the target performance level for PSUs;
•the lump sum payment for insurance premiums as described above equal to 18 months of coverage; and
•the opportunity to continue enrollment and coverage in the Company’s insurance plans under COBRA, for the maximum COBRA coverage period available.

The Severance Plan supersedes (and will not duplicate) the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described in the Severance Plan, including the Envista Senior Leaders Severance Pay Plan Component of the Envista Severance Plan that was previously applicable to our NEOs.

Supplemental Retirement Program

In connection with the completion of the IPO, we adopted the Envista Holdings Executive Deferred Incentive Program (the “EDIP”), the Envista Holdings Corporation Excess Contribution Program (the “ECP”) and the Envista Holdings Corporation Deferred Compensation Plan (the “DCP”) (collectively, the “Supplemental Retirement Plans”). The Supplemental Retirement Plans became effective in accordance with their terms on December 18, 2019, which was the date of the completion of the disposition of our shares owned by Danaher (the “Split-Off”), and as of such time each of our NEOs who participated in the Danaher supplemental retirement programs transitioned, along with their account balances, to the respective Envista Supplemental Retirement Plans. We use the EDIP, ECP and DCP to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management or highly compensated associates of Envista and its subsidiaries. Only those associates who participated in the Danaher Executive Deferred Incentive Program immediately before the Split-Off are eligible to participate in our EDIP.

Effective as of January 1, 2025, the DCP is a continuation of the Envista Holdings Corporation Deferred Compensation Plan and the ECP. The ECP was previously established as a sub-plan under the 2019 Plan; however, effective January 1, 2025, the ECP is part of the DCP and no longer a sub-plan under the 2019 Plan. The prior version of the ECP is frozen effective January 1, 2025.

Company Contributions under the EDIP. At the beginning of each plan year, we credit to the account of each participant in the EDIP an amount equal to the product of:

•the sum of the participant’s base salary and target bonus as of the end of the prior year; and
•a percentage determined by the administrator that is based on the participant’s years of participation in the EDIP (including prior participation with Danaher), namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

All amounts that we contribute to a participant’s account are deemed invested on a notional basis in our Common Stock.

A participant vests in the amounts that we credit to his or her account as follows:

•If the participant has both reached age 55 and completed at least five years of service with us or our subsidiaries, the participant immediately vests 100% in each Company contribution.
•If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).
•If a participant dies while employed by us, his or her vesting percentage equals 100%.

If termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.

Mr. Aghdaei participated in the EDIP prior to his departure effective May 1, 2024.

Company Contributions under the ECP. Company Contributions under the ECP may be Matching Contributions, Non-Elective Contributions, or Discretionary Contributions (all as defined under the ECP).

1.Matching Contributions. We will make a Matching Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to: (a) 100% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, but not in excess of 3% of such participant’s matching compensation for such year; plus (b) 50% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, in excess of 3% but not in excess of 5% of such participant’s matching compensation for such year.
2.Non-Elective Contributions. We will make a Non-Elective Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to 4% of a participant’s non-elective compensation for such year.
3.Discretionary Contributions. We may elect during any year to make Discretionary Contributions to a participant’s ECP account at such time and in such amount as may be determined by us in our sole discretion.

Company Contributions are denominated in fictitious shares of our Common Stock. Participants do not have any rights of equity ownership in Envista as a result of receipt of Company Contributions. Company Contributions under the ECP are vested in accordance with the following schedule:

1.     One-Year Vesting Threshold. A Company Contribution does not vest until the first anniversary of the date the Company Contribution is credited to a participant’s account (generally February 1 after the year it is earned). On and after such first anniversary, whether the Company Contribution is vested will depend on whether it is a Matching Contribution, Non-Elective Contribution, or Discretionary Contribution.
2.    Matching Contributions and Discretionary Contributions. Matching Contributions and Discretionary Contributions become fully vested on and after the first anniversary that the Matching Contribution or Discretionary Contribution (as applicable) is credited to a participant’s account.
3.     Non-Elective Contributions. A Non-Elective Contribution becomes fully vested on and after the first anniversary that the Non-Elective Contribution is credited to a participant’s account, but only if such participant has 3 Years of Service (as defined under the 401(k) Plan), which for this purpose will include Years of Service with Danaher.

Notwithstanding the foregoing, a participant will become fully vested in all Company Contributions credited to his or her account if such participant dies while employed by Envista.

If termination of an employee’s participation in the ECP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.

Voluntary Deferrals. DCP participants are permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Envista Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts. Prior to January 1, 2019, participants in the Danaher EDIP were permitted to voluntarily defer into the program on similar terms as the DCP described above. Such amounts have been transferred over to our EDIP and all such voluntary deferrals are fully vested in such participants’ accounts.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance (including any amounts voluntarily deferred under the Danaher EDIP) until after his or her employment with us terminates. A participant generally may elect to receive a distribution of his or her DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment.

The following chart generally describes the timing and manner of distribution of EDIP and DCP account balances:

Name of Plan		Timing of beginning of distribution	Period of distribution	Form of distribution
EDIP	Not 100% vested in Company contributions	Six months following termination	Lump sum	Participant may elect to receive distribution in cash, shares of Common Stock or a combination thereof (but all balances subject to the Common Stock investment alternative must be distributed in shares of our Common Stock).
	100% vested in Company contributions	Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution due to termination of employment is payable after a six-month delay).	Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years.
DCP		Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a six-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules).	Participant may elect lump sum or annual installments over a period of up to ten years.	All balances subject to the Common Stock investment alternative must be distributed in shares of Common Stock, and all other balances must be paid in cash.

Only the vested portion of a participant’s ECP account will be distributed. The distribution will be a lump sum and will be paid in shares of our Common Stock. Generally, such distribution will be paid on the first day of the month following a participant’s employment termination date, however certain “specified employees” under applicable tax rules may be subject to a six-month delay.

Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, DCP or ECP.

General. Under the EDIP and DCP, amounts voluntarily deferred (except for stock deferrals) are funded through a Company established irrevocable rabbi trust. Company contributions and amounts voluntarily deferred under the EDIP, DCP, and ECP are unsecured obligations of Envista, receive no preferential standing and are subject to the same risks as any of our other general obligations.

2024 Equity Award Grant Practices Table

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/sh)	Grant date fair value of the award
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information(1)

Paul Keel	5/25/2024	696,210	$18.25	$7.900	6.4%
Paul Keel	5/25/2024	164,560	$18.25	$7.900	6.4%
Mark Nance	2/25/2024	29,640	$22.65	$9.703	(5.3)%
Robert Befidi	2/25/2024	21,910	$22.65	$9.703	(5.3)%
Mischa Reis	2/25/2024	18,040	$22.65	$9.703	(5.3)%
Amir Aghdaei	2/25/2024	113,370	$22.65	$9.703	(5.3)%
Stephen Keller	2/25/2024	15,460	$22.65	$9.703	(5.3)%
(1)Reflects the percentage change in the closing market price of our Common Stock between the trading day ending immediately prior to the Form 8-K filing ($22.65 on February 23, 2024; $18.20 on May 29, 2024) and the trading day beginning immediately following the disclosure of material nonpublic information ($21.44 on February 27, 2024; $19.36 on May 31, 2024).

CEO Pay Ratio

We are providing this pay ratio disclosure in accordance with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

We identified a median employee as of November 1, 2023 (the “2023 Median Employee”). SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In connection with determining the 2023 Median Employee, we considered only those employees that we employed as of November 1, 2023. The rest of the methodology that we used to identify the 2023 Median Employee is described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2024.

In accordance with Item 402(u) of Regulation S-K, we concluded that there had been no change in our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure, such that, consistent with the SEC’s regulations, we could continue to use the 2023 Median Employee in calculating our CEO pay ratio for 2024.

Because our former CEO, Mr. Aghdaei, ceased serving as our CEO in May 2024, we used the annual total compensation of our current CEO, Mr. Keel, to determine the ratio of our CEO’s annual total compensation to the annual total compensation of the 2023 Median Employee. Mr. Keel’s annual total compensation for 2024 was $24,236,357 as reflected in the Summary Compensation Table on page 51. The 2024 annual total compensation for the 2023 Median Employee, calculated in the same manner, was estimated to be $39,203. Therefore, our CEO to median employee pay ratio for 2024 is approximately 618 to 1.

Mr. Keel’s total compensation for 2024 includes one-time make whole cash and equity awards, as well as one-time relocation costs, as detailed in the “Compensation Discussion and Analysis.” We expect the CEO to median employee pay ratio to be more in-line with our historic CEO pay ratio in future years.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the years shown.

							Value of Initial Fixed $100 Investment based on:(3)
Year	Summary Compensation Table Total for First PEO(1)	Compensation Actually Paid to First PEO(1)(2)	Summary Compensation Table Total for Second PEO(1)	Compensation Actually Paid to Second PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net (Loss) Income (millions)	Adjusted EBITDA %(4)

2024	$8,916,147	$4,211,172	$24,236,357	$23,209,027	$2,446,623	$1,902,132	$65.08	$146.87	$(1,118.6)	11.8%
2023	$7,059,325	$(1,816,558)			$1,675,659	$(222,491)	$81.17	$143.18	$(100.2)	18.1%
2022	$8,523,732	$(4,535,253)			$1,836,308	$(42,128)	$113.60	$140.29	$243.1	20.1%
2021	$9,199,748	$28,844,127			$2,474,388	$4,661,522	$152.02	$143.09	$340.5	19.7%
2020	$7,370,894	$14,441,335			$1,640,642	$2,321,660	$113.80	$113.45	$33.3	13.0%

(1)The First PEO until May 1, 2024 and for 2023, 2022, 2021 and 2020 was Amir Aghdaei. The Second PEO on May 1, 2024 was Paul Keel. The non-PEO NEOs for 2022, 2021 and 2020 were Howard Yu (Senior Vice President and Chief Financial Officer), Jean-Claude Kyrillos (Senior Vice President of Diagnostics and Digital Solutions), Patrik Eriksson (Senior Vice President, President of Nobel Biocare), and Mark Nance (Senior Vice President, General Counsel and Secretary). The non-PEO NEOs for 2023 were Mr. Yu, Mr. Kyrillos, Mr. Eriksson, Mr. Nance, Stephen Keller (Principal Financial Officer) and Eric Conley (Senior Vice President and President, Orthodontics). The non-PEO NEOs for 2024 were Mr. Hammes, Mr. Nance, Mr. Befidi Mr. Reis, and Mr. Keller.

(2)The amounts shown in the Compensation Actually Paid columns have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table (“SCT”) Total with certain adjustments as described below.

			Equity award adjustments
Year	Executive(s)	SCT Total	Deduct grant date fair value of equity awards reported in SCT	Add year-end value of unvested equity awards granted in year	Change in value of unvested equity awards granted in prior years	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Change in value of equity awards granted in prior years which vested in year
2024	First PEO	$8,916,147	$(5,500,191)	$2,723,931	$(1,018,457)		$(910,258)
	Second PEO	$24,236,357	$(21,400,169)	$20,372,839	$(4,218,279)		$4,218,279
	Non-PEO NEOs	$2,446,623	$(1,399,382)	$1,010,312	$(80,640)	$(31,917)	$(42,863)
2023	PEO	$7,059,325	$(5,200,178)	$1,613,810	$(5,825,994)		$536,479
	Non-PEO NEOs	$1,675,659	$(971,147)	$212,290	$(332,625)	$(891,449)	$84,781
2022	PEO	$8,523,732	$(5,100,321)	$2,608,474	$(11,166,139)		$599,000
	Non-PEO NEOs	$1,836,308	$(1,025,211)	$537,397	$(1,446,374)		$55,752
2021	PEO	$9,199,748	$(4,700,022)	$6,694,551	$14,514,792		$3,135,059
	Non-PEO NEOs	$2,474,388	$(1,350,182)	$2,029,238	$1,321,927		$186,151
2020	PEO	$7,370,894	$(4,500,157)	$6,904,798	$5,224,388		$(558,588)
	Non-PEO NEOs	$1,640,642	$(781,373)	$1,198,887	$331,885		$(68,381)

(3)Total shareholder return (“TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019. The Peer Group TSR set forth in this table utilizes the S&P 500 Health Care Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2024. Historical stock performance is not necessarily indicative of future stock performance.

(4)We determined adjusted EBITDA margin, calculated consistent with how the Company reports adjusted EBITDA to the public, divided by the Company’s total net sales, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. This performance measure may not have been the most important financial performance measure for years 2021 and 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid, Company TSR, and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the TSR of the S&P 500 Health Care Index over the same period.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the four most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted EBITDA Margin

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our adjusted EBITDA margin during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance. The measures in this table are not ranked.

•Core Sales Growth
•Free Cash Flow
•Adjusted EBITDA Margin

Director Compensation

Director Compensation Features

✓ Retainers for Board and committee chairs recognize additional responsibility associated with leadership roles
✓ Differentiating committee chair retainers based on time commitment and expertise associated with each role is majority practice
✓ Annual equity grants with one-year vesting allow directors to accumulate meaningful ownership and prevent the possibility of entrenchment
✓ Dollar-denominated equity awards provide for the delivery of consistent compensation levels on an annual basis regardless of price volatility
✓ Compensation provided solely in the form of equity and cash with equity representing at least 50% of total value
✓ Robust stock ownership guideline of 5x Board cash retainer aligns director and stockholder interests
✓ No meeting fees, except for payments in excess of a threshold number of meetings to account for higher workloads
✓ Absence of retirement or benefit programs avoids conflicts of interest

Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Compensation Committee are guided by the following principles:

•compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;
•a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our stockholders; and
•the structure of the compensation program should be simple and transparent.

Process for Setting Director Compensation

Non-employee director compensation levels are reviewed by the Compensation Committee each year, and resulting recommendations are presented to the full Board for approval. To help inform its decisions, the Compensation Committee uses an independent compensation consultant to provide information on current developments and practices in director compensation. Under the terms of the 2019 Plan, an annual limit of $700,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board. This annual limit does not apply to compensation (including equity awards and cash compensation) paid to any non-management director who also provides services to Envista outside of such director’s ordinary duties as a director (e.g., as a consultant to the Company) for such other services.

Director Compensation Structure

Non-employee directors receive an annual cash retainer and an annual equity award of restricted stock units (“RSUs”) for service on the Board, as well as additional cash retainers for the Chair of the Board or chair of a committee, as applicable. Cash retainers are paid in four, equal installments following each quarter of service. The annual equity awards are granted each year immediately following the annual meeting of stockholders. The following table sets forth the cash and equity compensation for non-employee directors in effect during fiscal 2024:

Annual Cash Retainer	$100,000
Annual Equity Award	$185,000
Board Chair Cash Retainer	$75,000
Board Chair Equity Award	$75,000
Audit Committee Chair Cash Retainer	$25,000
Compensation Committee Chair Cash Retainer	$20,000
Nominating and Governance Committee Chair Cash Retainer	$15,000
Meeting Fees	$2,000 for each Board and committee meeting attended in excess of 20 meetings (in aggregate) in a calendar year, including meetings of the Finance Committee.

The annual equity award of RSUs vests on the first anniversary of the date of grant, prorated for the first year of service on the Board, with the underlying shares being issued on the vesting date or such later date as selected by the non-employee director in a valid deferral election (or in each case the next business day thereafter if such date is not a business day). Directors are also reimbursed for out-of-pocket expenses, including travel expenses, related to the director’s service on the Board.

Changes to Non-Employee Director Compensation for 2025

In 2024, the Compensation Committee engaged FW Cook to review and analyze non-employee director compensation. The Consultant presented its report and analysis to the Compensation Committee and compared the Company’s non-employee director compensation program with the pay program in place for non-employee directors at the Company’s peer group companies used for executive officer compensation decisions (see “Compensation Peer Group Analysis” above). FW Cook noted that the Company’s director compensation program is generally consistent with prevailing market practice and the practice of the Company’s peer group, except that per-director total compensation was below the peer group median. FW Cook recommended an increase of $25,000 to the annual equity retainer, from $185,000 to $210,000 to address this gap and to anticipate future market movement. The Compensation Committee considered the recommendations of FW Cook and a number of other factors, including peer group data, and determined to recommend a lower increase to the annual equity retainer, from $185,000 to $200,000. Accordingly, in November 2024, the Compensation Committee recommended to the Board for approval, and the Board approved, an increase to the annual equity award payable to our non-employee directors from $185,000 to $200,000, effective with the annual equity award to be granted in 2025.

Director Stock Ownership Requirements and Hedging / Pledging Policy

Our Board has adopted stock ownership requirements for our non-management directors, providing that each director must retain at least five times the value of his or her annual cash retainer in our Common Stock within five years of his or her initial election or appointment. Once a director reaches this level, the number of shares then becomes the director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines).

Under the policy, beneficial ownership includes RSUs and restricted shares held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest.
In addition, our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our Common Stock that he or she directly or indirectly owns and controls. The Board also adopted a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Director Summary Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2024. Messrs. Keel and Aghdaei were members of the Board during 2024 but did not receive any additional compensation for services provided as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Scott Huennekens	$175,000	$260,020		$435,020
Wendy Carruthers	$120,000	$185,060		$305,060
Kieran T. Gallahue	$115,000	$185,060		$300,060
Barbara B. Hulit	$100,000	$185,060	1,499,345(2)	$1,784,405
Vivek Jain	$100,000	$185,060		$285,060
Daniel A. Raskas	$100,000	$185,060		$285,060
Christine Tsingos	$135,000	$185,060		$320,060
(1)The amounts reflected in this column represent the aggregate grant date fair value of the applicable award computed in accordance with ASC Topic 718. With respect to stock awards, the grant date fair value under ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the award, times the closing price of a share of our Common Stock on the date of grant. On May 21, 2024, we granted 14,170 RSUs to our Board Chair and 10,085 RSUs to each of our other non-employee directors, determined by dividing the total grant value by the closing price of the Company’s Common Stock on the date of grant ($18.35) and rounding up to the nearest multiple of five. The RSUs granted to each of our non-employee directors will vest on May 21, 2025, subject to continued service on the Board through such date, and to the extent vested, will be settled in shares of Common Stock on the vesting date or such later date as elected by the non-employee director in a valid deferral election. As of December 31, 2024, each of our non-employee directors held 10,085 unvested RSUs, other than Mr. Huennekens, who held 14,170 unvested RSUs, and Ms. Hulit, who held 57,080 unvested RSUs.
(2)All Other Compensation for Ms. Hulit consists of cash compensation paid to Ms. Hulit in the amount of $499,200 and the grant date fair value of RSUs granted to Ms. Hulit in the amount of $1,000,145, each pursuant to the terms of the Consulting Agreement entered into by and between the Company and Ms. Hulit, dated January 2, 2024, pursuant to which Ms. Hulit provided certain managerial and operational consulting to our Chief Executive Officer, including in the following areas: recruitment and talent development, EBS application to general and administrative expenses, implant growth initiatives and Spark operational plan.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2025. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give our stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders at the Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2025.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to act as Envista’s independent registered public accounting firm. Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2023 and 2024 are set forth in the table below.

FEE CATEGORIES	FISCAL 2024 FEES	FISCAL 2023 FEES
Audit Fees (1)	$8,637,999	$7,654,534
Audit-Related Fees (2)	$12,108	$140,000
Tax Fees (3)	$246,760	$66,710
All Other Fees (4)	$16,465	$181,800
TOTAL FEES	$8,913,332	$8,043,044

(1)Audit Fees consist of fees for the audit of annual financial statements, reviews of quarterly financial statements, statutory audits, consents, review of documents filed with the SEC and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of financial statements that are not reported under “Audit Fees” above, including employee benefit plan audits and consultations concerning financial accounting and reporting standards.
(3)Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax diligence, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $16,306 and $7,710 in fiscal 2024 and 2023, respectively. All other tax fees were $230,454 and $59,000 in fiscal 2024 and 2023, respectively.
(4)All Other Fees consist of fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm, subject to the de minimis exception for non-audit services under Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Envista’s financial statements, the effectiveness of Envista’s internal control over financial reporting, the qualifications, independence and performance of Envista’s independent auditors, the performance of Envista’s internal audit function, Envista’s compliance with legal and regulatory requirements, and Envista’s major financial risk exposures, overall risk assessment and risk management policies.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit Envista’s financial statements, and has appointed Ernst & Young LLP as Envista’s independent registered public accounting firm for 2025. In determining whether to reappoint Ernst & Young as Envista’s independent auditor, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. Ernst & Young has served as Envista’s independent registered public accounting firm since 2019. The Audit Committee is also responsible for the audit fee negotiations associated with Envista’s retention of Ernst & Young. Envista’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Envista’s independent registered public accounting firm is in the best interests of Envista and its stockholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Envista’s management and Ernst & Young Envista’s audited consolidated financial statements.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has concluded that Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for Envista for the fiscal year ended December 31, 2024 be included in Envista’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee of the Board of Directors
Christine Tsingos (Chair)
Scott Huennekens
Vivek Jain

Proposal 3. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Our advisory vote on executive compensation currently occurs on an annual basis, with the next vote expected to occur at our 2026 annual meeting of stockholders.

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint; motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

Our executive compensation program is structured within a strong framework of corporate governance with a mix of short and long-term incentive compensation, emphasizing long-term. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to our Named Executive Officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding our executive officers.

The Board of Directors recommends that stockholders vote “FOR” the resolution set forth in Proposal 3.

Proposal 4. Approval of an Amendment to Our 2019 Omnibus Incentive Plan

Our 2019 Omnibus Incentive Plan, as amended (the “2019 Plan”), allows us to grant stock options, restricted stock, restricted stock units, performance shares, performance stock units, stock appreciation rights and other stock-based and cash incentives to employees and consultants of the Company and its subsidiaries and to members of our Board. On February 10, 2025, our Board approved an amendment of the 2019 Plan (the “Amendment”) to increase the number of shares authorized for issuance under the 2019 Plan by 6,425,000, from 20,656,197 to 27,081,197 shares, with such Amendment subject to stockholder approval.

The Amendment does not materially amend any other terms or provisions of the 2019 Plan. To the extent stockholders do not approve this Proposal 4, the 2019 Plan will continue as if the Amendment did not apply and was not adopted by the Board.

A copy of the 2019 Plan is attached as Exhibit 10.4 and copies of Amendments No. 1-3 are attached as Exhibits 10.12-10.14 to the Annual Report on Form 10-K that we filed with the SEC on February 13, 2025. A copy of the Amendment is attached to this Proxy Statement as Appendix B.

Reasons Why You Should Vote to Approve the Amendment

Long-Term Stock Ownership is a Key Component of our Compensation Objective

Our overall compensation objective is to compensate our employees generally, including our executives and non-employee directors, in a manner that attracts and retains the caliber of individuals needed to manage, staff and supervise our business in a competitive industry. Our employees are our most valuable asset, many with skills and experiences highly sought after by companies against whom we compete for talent. Accordingly, it is imperative to our future success that we provide our employees with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby aligning their interests with those of our stockholders.

To achieve these objectives, we historically have provided a significant portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus and commitment from our employees and provides us with an important retention tool for key employees, as awards generally are subject to vesting over an extended period of time subject to continued service with us. In addition, we believe we need to continue to use equity awards to help attract, retain and motivate employees and other service providers to continue to grow our business and ultimately increase stockholder value as we compete for a limited pool of talented people and hiring and retaining such talent.

Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs

A significant portion of the compensation for our executive officers is in the form of equity compensation. In addition, approximately 337 of our regular, full-time employees hold outstanding equity awards as of April 14, 2025. We expect to exhaust the existing share reserve of the 2019 Plan as early as February 2026 and believe it is prudent to replenish the share reserve at this time. Without the additional shares, we would need to make changes to our long-term incentive program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. See “Executive Compensation - Compensation Discussion and Analysis.” In order to enable us to continue offering meaningful equity-based incentives, the Board believes it is both necessary and appropriate to increase the number of shares available for these purposes. If the Amendment is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for approximately the next four years, and that we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives. To remain competitive without stock-based compensation arrangements, it will likely be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy.

We Manage Our Equity Incentive Program and Stockholder Dilution Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain employees. In doing so, we are also mindful of the potential dilution of stockholder value.

Overhang as of April 14, 2025

Overhang is equal to the total number of equity awards outstanding plus the total number of shares available for grant under our 2019 Plan, divided by the sum of the total shares of common stock outstanding, the number of equity awards outstanding and the total number of shares available for grant under our 2019 Plan. Our overhang as of April 14, 2025 was 7.65%. If the Amendment is approved, our approximate potential overhang would increase to 11.44% and then would decline over time.

The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the 2019 Plan as of April 14, 2025 (without giving effect to approval of the Amendment):

Total shares underlying outstanding stock options:	8,140,075
Weighted average exercise price of outstanding stock options:	$24.14
Weighted average remaining contractual life of outstanding stock options:	6.03
Total shares underlying outstanding unvested or deferred time-based restricted stock unit awards:	2,312,319
Total shares underlying outstanding unearned performance-based stock unit awards (at “target”):	905,920
Total shares underlying deferred compensation related to the stock fund employer contributions:	210,122
Total shares currently available for grant under the 2019 Plan:	1,390,980
Total shares of common stock outstanding as of April 14, 2025:	169,467,689
On April 14, 2025, the closing market price of our common stock, the class of stock underlying all awards under the 2019 Plan, was $15.62 per share as reported on the New York Stock Exchange.

Historical Burn Rate

We look at the rate at which we grant awards under our equity incentive programs (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent of shares of common stock outstanding for that fiscal year. Our 3-year average burn rate for the 2019 Plan is 1.44%.

Summary of the 2019 Plan

The following is a summary of the material features of the 2019 Plan (as amended by the Amendment) and its operation. This summary is qualified in its entirety by reference to the 2019 Plan itself and Amendments No. 1-3 thereto. A copy of the 2019 Plan is attached as Exhibit 10.4 and copies of Amendments No. 1-3 are attached as Exhibits 10.12-10.14 to the Annual Report on Form 10-K that we filed with the SEC on February 13, 2025. A copy of the Amendment is attached to this Proxy Statement as Appendix B.

Purpose

The purpose of the 2019 Plan is to recruit, retain, and motivate persons important to our business by granting them equity incentives.

Administration

The 2019 Plan is administered by our Compensation Committee (the “Administrator”), unless otherwise determined by our Board of Directors. The 2019 Plan requires that the Compensation Committee consist of at least two directors, each of whom is a non-employee director under Rule 16b-3 under the Exchange Act. The Administrator has the sole authority to grant awards and sole and exclusive discretion to construe, interpret and administer the 2019 Plan, amend, waive or extend any provision or limitation of any award (except as limited by the terms of the 2019 Plan), remedy ambiguities, inconsistencies, or omissions and adopt appropriate procedures (and may delegate its authority to members of management (other than authority to make grants to any director or any officer subject to Section 16 of the Exchange Act)). The Administrator will determine the employees, directors and consultants who will receive grants and the precise terms of the grants (including any provisions regarding acceleration of vesting and exercisability, which the Administrator may determine either initially or subsequent to the grant of the award). The decisions of the Administrator will be final and binding on all holders of awards.

Awards and Eligibility

The following awards may be granted under the 2019 Plan: stock options, SARs, restricted stock, RSUs (including PSUs), dividend equivalents, other stock-based awards and conversion awards, as such terms are defined in the 2019 Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”). We will not receive any consideration for the granting of these awards other than, where required, par value. All of our employees, non-employee directors and consultants, as well as those of our eligible subsidiaries, are eligible to participate in the 2019 Plan. As of April 14, 2025, approximately 280 of our employees and 7 non-employee directors of our Board were eligible to participate in the 2019 Plan.

Shares Available; Award Limits

An aggregate of 20,656,197 shares of our common stock are available for issuance under awards granted pursuant to the 2019 Plan (without giving effect to the Amendment). As of April 14, 2025, there were 1,390,980 shares remaining available for grant under the 2019 Plan (assuming the payout of outstanding PSU awards at “target” performance goals). As described above, if this Proposal 4 is approved, the maximum aggregate number of shares which may be issued pursuant to all awards under the 2019 Plan will be increased by 6,425,000 shares to a total of 27,081,197 shares. To the extent we grant any awards between April 14, 2025 and the date of the Annual Meeting, the available share reserve under the 2019 Plan will be reduced from 1,390,980 shares by the number of shares that we grant under the 2019 Plan, if any, during such period.

Each share of common stock subject to an award (including any conversion award) will count against the maximum share limit as one share of common stock. If any award (including any conversion award) expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of common stock to the participant, each share of common stock available under that award will be added back to the maximum share limit as one share of common stock. The foregoing limitations will be subject to adjustments relating to capital adjustments as set forth in the 2019 Plan. The maximum number of shares subject to awards granted during a single fiscal year to any non-employee director for their services as a director, taken together with such director’s cash fees with respect to the fiscal year, will not exceed $700,000 in the aggregate.

Prohibition on Share Recycling

The following shares of common stock will not again become available for awards or increase the number of shares available for grant under the 2019 Plan: (1) shares of common stock tendered by the participant or withheld by us in payment of the purchase price of an option or SAR, (2) shares of common stock tendered by the participant or withheld by us to satisfy any tax withholding obligation under the plan, (3) shares of common stock repurchased by us with proceeds received from the exercise of an option, and (4) shares of common stock subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Adjustments

If the outstanding shares of common stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the common stock occurs without the Company receiving consideration, or in the event of an extraordinary dividend on the common stock payable in a form other than common stock in an amount that has a material effect on the price of the common stock, the Administrator will make an equitable adjustment as the Administrator in its sole discretion deems appropriate to prevent dilution or enlargement of the benefits intended to be made available under the plan to (a) the number and kind of shares of common stock, other securities or property underlying, or the amount of cash subject to, each outstanding award;

(b) the exercise price or purchase price of any outstanding award and applicable performance conditions relating to any outstanding award; and (c) the maximum share limit available for issuance under the 2019 Plan.

Vesting Rules

Awards under the 2019 Plan may be subject to time-based and/or such performance-based vesting conditions as the Administrator considers appropriate. Equity-based awards granted under the 2019 Plan will generally be subject to a vesting period, as applicable, of at least one year, provided that (1) up to five percent (5%) of the maximum share limit may be issued without regard to the minimum vesting condition, (2) the minimum vesting condition will not apply in the event of a participant’s death, disability, retirement or other terminations of service, and (3) the Administrator may waive the minimum vesting condition in the event of a substantial corporate change. The number of shares of common stock, the amount of cash or the other benefits received under an award that are otherwise earned upon satisfaction of performance-based vesting conditions may be adjusted by the Administrator on the basis of such further considerations that the Administrator in its sole discretion deems appropriate.

Retirement and Other Terminations of Employment

Except in certain countries where different terms apply and subject to certain terms and conditions set forth in the 2019 Plan or the applicable award agreement, in general and subject in all cases to the term of the award:

•upon retiring after reaching age 65, (1) a participant’s unvested options and SARs that have been held by the participant for at least six months will continue to vest and, together with any options and SARs that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date (or, if earlier, the original expiration date of the award), (2) any RSUs and any conversion award that is an RSU and was originally granted on or after February 23, 2015 that are unvested as of the retirement date will continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date), (3) with respect to PSUs that are unvested as of the retirement date, the participant will become vested in the number of PSUs actually earned based on our performance over the performance period, and (4) all unvested portions of any other outstanding awards, including restricted stock, will be forfeited for no consideration; and

•solely with respect to awards other than any conversion awards that were originally granted prior to February 23, 2015, upon retiring after reaching age 55 and completing ten years of service with us (including years of service with Danaher prior to the Separation and years of service with a predecessor company), (1) a pro rata portion of the participant’s unvested options and SARs that have been held by the participant for at least six months will continue to vest and, together with any options and SARs that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date (or, if earlier, the original expiration date of the award), (2) a pro rata portion of any RSUs that are unvested as of the retirement date will continue to vest according to their terms (subject, as to each time-based vesting tranche, to satisfaction of any applicable performance criteria before the time-based vesting date), (3) a pro rata portion of any PSUs that are unvested as of the retirement date will continue to vest subject to the Company’s performance over the performance period, and (4) all unvested portions of any other outstanding awards, including restricted stock, will be forfeited for no consideration.

Upon terminations of employment other than retirement, unless the Administrator determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. The Administrator will have the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between us and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all outstanding stock options granted under the 2019 Plan will become fully vested and may be exercised for a period of 12 months, (2) the vesting of a pro rata portion of his or her outstanding RSUs will be accelerated as of the date of death, (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate will receive a pro rata portion of the target number of shares underlying the PSUs, and (4) with respect to PSUs as to which the death occurs after the conclusion of the performance period but prior to the date of the common stock underlying such PSUs are issued and paid, the participant’s estate will receive the number of shares underlying the PSUs actually earned based on the Company’s performance, which shares will be paid to the participant’s estate within 90 days following the later of (i) the participant’s death and (ii) four calendar months following the last day of the performance period.

Types of Awards

Under the 2019 Plan, we can issue non-qualified stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs) (including performance stock units, or PSUs), dividend equivalents, any other stock-based award, conversion awards and cash-based awards.

Options. A stock option is a right to purchase a fixed number of shares of our common stock from us within a specified period of time at a price fixed when we grant the option. The options granted under the 2019 Plan are “nonqualified stock options,” not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The Administrator determines the exercise price of each option, which (except in very limited circumstances that are described in the 2019 Plan) may not be less than 100% of the fair market value of a share of common stock on the grant date, and the expiration date of each option, which may not be later than 10 years after the grant date. The Administrator also determines all other terms and conditions applicable to each stock option, including time-based and/or performance-based vesting conditions. The 2019 Plan provides for the automatic exercise of an outstanding option on the last trading day on which all or a portion of such option may be exercised, if as of the close of trading on such day the then fair market value of a share of common stock exceeds the per share exercise price of the option by at least $0.01; provided that the participant may notify the Company in advance that he or she does not wish for the option to be automatically exercised.

SARs. A SAR represents the right to receive a payment, in cash, shares of common stock or both (as determined by the Administrator), equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the SAR’s exercise price, if any. The Administrator will determine the exercise price of a SAR, which (except in very limited circumstances that are described in the 2019 Plan) may not be less than 100% of the fair market value of a share of common stock on the grant date, and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The expiration date of a SAR may not be later than 10 years after the grant date.

Restricted stock. A restricted stock grant is a direct grant of common stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the 2019 Plan will have the same voting, dividend and other rights as our other stockholders from the date of grant.

RSUs. An RSU entitles the recipient to receive shares of common stock after satisfaction of whatever restrictions and vesting conditions (including time-based and/or performance-based vesting conditions) the Administrator determines to apply to the RSU. No shares of common stock are actually issued to the recipient in respect of RSUs on the grant date. A participant who is awarded RSUs under the 2019 Plan does not possess any incidents of ownership with respect to the underlying shares of common stock.

PSUs. A PSU is an RSU that is subject to performance-based vesting conditions or performance objectives as determined by the Administrator in its sole discretion. A participant who is awarded PSUs under the 2019 Plan does not possess any incidents of ownership with respect to the underlying shares of common stock.

Dividend Equivalents. Awards other than options or SARs may, if so determined by the Administrator, be entitled to receive cash, stock or other property dividends declared on shares of common stock, or amounts equivalent thereto (known as Dividend Equivalents), with respect to the number of shares of common stock covered by the award, as determined by the Administrator in its sole discretion and set forth in the applicable award agreement. The Administrator may provide that any Dividend Equivalents will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested. Any dividends or Dividend Equivalents with respect to any such award will be subject to the same restrictions and risks of forfeiture (including any service-based or performance-based vesting conditions) as the underlying award.

Other Stock-Based Awards. The Administrator may grant other stock-based awards, each of which may be denominated in, valued in whole or in part by reference to, or otherwise based on or related to, our common stock.

Conversion Awards. The 2019 Plan authorized the grant of awards (“Conversion Awards”) to replace equity-based awards granted by Danaher prior to the completion of our initial public offering.

Cash-Based Awards. The Administrator may grant cash-based awards, each of which may be expressed in dollars or may be based on a formula that is consistent with the provisions of the 2019 Plan.

The Administrator has the discretion, upon whatever terms and conditions it deems appropriate, to accelerate or waive the time-based and/or performance-based vesting criteria applicable to an award.

Transferability

Generally, awards under the 2019 Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. The Administrator will have the authority to allow the transfer of awards (other than cash-based awards) by gift to members of the participant’s immediate family, children, grandchildren or spouse, a trust in which the participant and/or such family members collectively have more than 50% of the beneficial interest, or any other entity in which the participant and/or such family members own more than 50% of the voting interests.

Corporate Changes

As defined in the 2019 Plan, a substantial corporate change includes the consummation of (1) our dissolution or liquidation; (2) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of our voting securities (not including any securities acquired directly from us or our affiliates) representing more than 50% of the total voting power of our then outstanding securities; (3) a change in the composition of our Board of Directors such that individuals who were serving on our Board of Directors immediately following the completion of the Company’s initial public offering, together with any new member of our Board of Directors (other than a member of our Board of Directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of our directors) whose appointment or election by our Board of Directors or nomination for election by our stockholders was approved or recommended by a vote of at least a majority of the members of our Board of Directors then still in office who either were members of our Board of Directors on such date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of our Board of Directors then serving; (4) our merger, consolidation, or reorganization with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in our voting securities outstanding immediately prior to such event continuing to have both (i) more than 50% of the total voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities among the holders thereof immediately prior to such transaction), and (ii) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or (5) the sale of all or substantially all of our assets to another person or entity.

Upon a substantial corporate change, either (1) our Board of Directors will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the Administrator in its sole discretion may (i) provide that optionees or holders of SARs will have the right before the consummation of the transaction to exercise any unexercised portions of an option or SAR; and/or (ii) for any awards, cancel each award after payment to the participant of (a) an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the shares of common stock subject to the award (minus, for options and SARs, the exercise price, and for any awards where our Board of Directors or the Administrator determines it is appropriate, any required tax withholdings), or (b) an amount equal to the cash value of the award with respect to cash-based awards. The Administrator will determine in its discretion the impact, if any, of the substantial corporate change upon any performance conditions otherwise applicable to an award.

Foreign Jurisdictions

To comply with the laws in countries outside the United States in which we or any of our subsidiaries operates or has employees, the Administrator will have the authority to determine which subsidiaries will be covered by the 2019 Plan and which employees outside the United States are eligible to participate in the 2019 Plan, to modify the terms and conditions of any award granted to employees outside the United States and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Amendment or Termination; Term of Plan

Our Board of Directors may amend, suspend or terminate the 2019 Plan. However, no amendment may be effected without approval of our stockholders to the extent such approval is required under applicable law or any New York Stock Exchange rule. Except as required by law or upon a substantial corporate change, the Administrator may not amend or cancel the 2019 Plan or any award made under the 2019 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award; provided however, that our Board of Directors reserves the right to unilaterally alter or modify the 2019 Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Code. Unless the Board of Directors extends the 2019 Plan’s term, the Administrator may not grant awards under the 2019 Plan after September 17, 2029.

Recoupment

All awards granted under the 2019 Plan will be subject to our recoupment policy as it exists from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.

Summary of U.S. Federal Income Tax Information

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2019 Plan as of the date of this filing. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Nonqualified Stock Options

No taxable income is recognized upon the grant of a nonqualified stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Appreciation Rights

No taxable income is recognized upon the grant of a stock appreciation right with a per share exercise price equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units and Performance Stock Units

A participant generally will not recognize taxable income at the time an award of restricted stock, restricted stock units, or performance stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award vests (that is, becomes either (i) transferable or (ii) no longer subject to a substantial risk of forfeiture). However, the recipient of a restricted stock award may elect to recognize the ordinary income at the time he or she receives shares under the award in an amount equal to the then-current fair market value of the shares less any amount paid for the shares. An election to recognize the ordinary income at the time of the receipt of a restricted stock award must be filed with the IRS (with a copy delivered to the Company) within thirty (30) calendar days following the recipient’s receipt of the restricted stock.

Cash Payments

A participant will recognize ordinary income upon receipt of a cash payment pursuant to any award in an amount equal to the cash received.

Tax Effects for the Company

We generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Pursuant to Section 162(m) of the Internal Revenue Code for federal income tax purposes, a publicly traded corporation is not permitted to deduct compensation in excess of $1 million paid in any taxable year to its covered employees for that taxable year, who consist of its CEO, CFO, up to three other members of executive management who are among the corporation’s five most highly compensated executive officers for that taxable year, and any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016.

Section 409A

Section 409A of the Internal Revenue Code (“Section 409A”) sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions may only be made upon the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred (and any other arrangement aggregated with such deferred amounts under Section 409A), to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes on the recipient an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION LAWS UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO AWARDS GRANTED UNDER THE 2019 PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE, DIRECTOR OR CONSULTANT MAY RESIDE.

Plan Benefits

Our directors and executive officers have a financial interest in this proposal because, if adopted, the Amendment would increase the number of shares available for issuance to directors, executive officers, other employees, and consultants under the 2019 Plan, and the directors and executive officers are eligible participants thereunder.

The number of awards (if any) that an employee, consultant, or director may receive under the 2019 Plan is not currently determinable. Such awards are within the discretion of the Administrator and the Administrator has not determined future awards or who might receive them.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the Amendment to the 2019 Plan, as amended. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Amendment and its material terms.

The Board believes it is in the best interests of the Company that stockholders approve the Amendment.

The Board of Directors recommends that stockholders vote “FOR” the approval of the amendment to the 2019 Plan, as amended.

Equity Compensation Plan Information

This table provides information as of December 31, 2024 about our Common Stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity and deferred compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A) (1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B) (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders (3)	10,442,516	$24.51	3,206,627(4)
Equity compensation plans not approved by security holders (5)	—	—	134,000
Total	10,442,516	$24.51	3,340,627
(1)     Includes 241,582 notional shares of our Common Stock that must be distributed in shares of Common Stock under the terms of the Company's deferred compensation arrangements.
(2)     The RSUs and PSUs that have been issued under the 2019 Plan do not require a payment by the recipient at the time of vesting. In addition, under our DCP/ECP and EDIP deferred compensation arrangements, participants receive their distribution in shares of Common Stock at no additional cost. As a result, the weighted-average exercise price in column (B) does not take these awards into account.
(3)    These comprise the 2019 Plan as well as our deferred compensation plans (the DCP/ECP and the EDIP) which provide for employee and employer contributions into notional shares. The EDIP is frozen to new entrants but current participants continue to receive Company contributions under that plan.
(4)     These shares are available for future issuance under the 2019 Plan, inclusive of our deferred compensation plan employer contributions (EDIP and ECP), as well as our deferred compensation plan employee contributions (DCP). See “Employee Benefit Plans—Envista Holdings Corporation 2019 Omnibus Incentive Plan” for a description of the types of awards issuable under the 2019 Plan, and “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements.
(5)     Represents additional shares registered with the SEC for future issuance under our deferred compensation arrangements.

Other Matters

Management is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

Website Disclosure

We may provide disclosure in the “Investors – Governance” section of our corporate website, http://www.envistaco.com, of any of the following:

•the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;
•the method for interested parties to communicate directly with the Board or with individual directors, the independent Chairperson of the Board, or if the Chairperson is not independent, the Lead Independent Director, or the non-management or independent directors as a group;
•the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;
•contributions by us to a tax-exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; and
•any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

Information from our website is not incorporated by reference into this Proxy Statement.

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who wishes to have a proposal included in our proxy statement for the 2026 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at our principal executive offices, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821, for receipt no later than December 25, 2025 in order to be considered for inclusion.

Stockholders intending to present a proposal or make a director nomination at the 2026 Annual Meeting of Stockholders without having it included in our proxy statement must comply with the advance notice requirements set forth in our Third Amended and Restated Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2026 Annual Meeting of Stockholders, the proxies provided to the Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2026 Annual Meeting of Stockholders is held during the period from May 11, 2026 to July 10, 2026 (as it is expected to be), in order to comply with the advance notice requirements set forth in our Third Amended and Restated Bylaws, appropriate notice would need to be provided to our Secretary at the address noted above no earlier than February 10, 2026 and no later than March 12, 2026.

In addition to satisfying the applicable advance notice requirements set forth in our Third Amended and Restated Bylaws for director nominations, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide us with notice that complies with the information and timing requirements of Rule 14a-19 under the Exchange Act. The deadline under Rule 14a-19 for providing us with notice of a solicitation of proxies in support of director nominees other than our nominees at the 2026 annual meeting is April 11, 2026 unless the date of the 2026 annual meeting is more than 30 calendar days before or after June 10, 2026, in which case notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which we first make a public announcement of the date of the 2026 annual meeting. However, the deadline for us to receive notice of a stockholder’s nomination of a director nominee is an earlier date, as reflected above.

By Order of the Board of Directors,
Mark Nance
Secretary

Dated: April 24, 2025

COPIES OF OUR ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO ENVISTA OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 200 S. KRAEMER BOULEVARD, BUILDING E, BREA, CA 92821.

APPENDIX A
ENVISTA HOLDINGS CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Core Sales Growth 1

Consolidated	% Change Year Ended December 31, 2024 vs. Comparable 2023 Period	% Change Year Ended December 31, 2023 vs. Comparable 2022 Period
Total sales growth	(2.2)%	(0.1)%
Less the impact of:
Acquisitions	—%	(1.2)%
Currency exchange rates	0.7%	0.9%
Core sales growth	(1.5)%	(0.4)%
1 We use the term “core sales” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisitions”), (2) sales from discontinued products and (3) the impact of currency translation. Sales from discontinued products includes major brands or products that Envista has made the decision to discontinue as part of a portfolio restructuring. Discontinued brands or products consist of those which Envista (1) is no longer manufacturing, (2) is no longer investing in the research or development of, and (3) expects to discontinue all significant sales within one year from the decision date to discontinue. The portion of sales attributable to discontinued brands or products is calculated as the net decline of the applicable discontinued brand or product from period-to-period. The portion of GAAP revenue attributable to currency exchange rates is calculated as the difference between (a) the period-to-period change in sales and (b) the period-to-period change in sales after applying current period foreign exchange rates to the prior year period. We use the term “core sales growth” to refer to the measure of comparing current period core sales with the corresponding period of the prior year.

Adjusted EBITDA

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net Loss	$(1,118.6)	$(100.2)
Interest expense, net	46.4	63.4
Income tax expense	33.9	45.3
Depreciation	40.8	36.0
Amortization of acquisition-related and other intangible assets	82.3	99.6
Goodwill and intangible asset impairment A	1,153.8	258.3
Restructuring costs and asset impairments B	49.9	35.1
Litigation settlement C	6.5	—
Loss (gain) on equity investments, net D	1.1	(3.6)
Acquisition related expenses E	—	1.3
Inducement and other expenses related to convertible notes exchange F	—	29.0
Adjusted EBITDA	$296.1	$464.2
Adjusted EBITDA as a % of Sales	11.8%	18.1%

Adjusted Diluted Earnings Per Share

	Year Ended December 31, 2024	Year Ended December 31, 2023
Loss Diluted Earnings Per Share	$(6.50)	$(0.60)
Amortization of acquisition-related and other intangible assets	0.48	0.57
Goodwill and intangible asset impairment A	6.66	1.47
Restructuring costs and asset impairments B	0.29	0.20
Litigation settlement C	0.04	—
Loss (gain) on equity investments, net D	0.01	(0.02)
Acquisition related expenses E	—	0.01
Inducement and other expenses related to convertible notes exchange F	—	0.17
Tax effect of adjustments reflected above G	(0.45)	(0.23)
Discrete tax adjustments and other tax-related adjustments H	0.17	(0.06)
Net loss to adjusted net income share adjustment I	0.03	0.02
Adjusted Diluted Earnings Per Share	$0.73	$1.53

Reconciliation of Operating Cash Flows to Free Cash Flow

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net Cash Provided by Operating Activities	$336.5	$275.7
Less: payments for additions to property, plant and equipment (capital expenditures)	(33.8)	(58.2)
Plus: proceeds from sales of property, plant and equipment	0.1	6.1
Free Cash Flow	$302.8	$223.6

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

ENVISTA HOLDINGS CORPORATION
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

A Represents impairment charge related to goodwill and certain intangible assets.

B We exclude impairment of certain long-lived assets, executive transition costs, and cost incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements) from the ongoing productivity improvements, that result from application of the Envista Business System. These costs are incremental to the operating activities that arise in the ordinary course of our business and we believe are not indicative of Envista’s ongoing operating costs in a given period.

C Represents the settlement of certain litigation matters.

D Represents gains or losses on equity investments.

E These represent acquisition related transaction expenses and integration costs with respect to business combinations.

F These costs primarily relate to inducement and other expenses incurred in connection with our partial exchange of our 2025 Convertible Senior Notes.

G This line item reflects the aggregate tax effect of all pretax adjustments reflected in the preceding line items of the table using each adjustment's applicable tax rate, including the effect of interim tax accounting requirements of Accounting Standards Codification Topic 740 Income Taxes.

H The discrete tax matters relate primarily to excess tax benefits from stock-based compensation, changes in estimates associated with prior period uncertain tax positions and audit settlements, tax benefits resulting from a change in law, and changes in determination of realization of certain deferred tax assets.

I The Company was in a net loss position for the year ended December 31, 2024, therefore no shares reserved for issuance upon exercise of stock options, vesting of restricted stock and performance stock units or assumed conversion of the convertible senior notes due 2025 were included in the computation of diluted loss per share as their inclusion would have been anti-dilutive. However, given that the adjustments noted in footnotes A-H resulted in adjusted net income for the year ended December 31, 2024, the dilutive impact of stock options, restricted stock and performance stock units and assumed conversion of the convertible senior secured notes due 2025 are being included to arrive at adjusted diluted shares outstanding.

Statement Regarding Non-GAAP Measures

Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing Envista Holdings Corporation's (“Envista” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:

•with respect to Adjusted Diluted Earnings Per Share and Adjusted EBITDA, understand the long-term profitability trends of Envista’s business and compare Envista’s profitability to prior and future periods and to Envista’s peers;

•with respect to Core Sales, identify underlying growth trends in Envista’s business and compare Envista’s revenue performance with prior and future periods and to Envista’s peers;

•with respect to Adjusted EBITDA, help investors understand operational factors associated with a company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation, amortization, and infrequent or unusual losses or gains such as goodwill impairment charges or nonrecurring and restructuring charges. Management uses Adjusted EBITDA, as a supplemental measure for assessing operating performance in conjunction with related GAAP amounts. In addition, Adjusted EBITDA is used in connection with operating decisions, strategic planning, annual budgeting, evaluating Company performance and comparing operating results with historical periods and with industry peer companies; and

•with respect to Free Cash Flow (the “FCF Measure”), understand Envista’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire Free Cash Flow amount is not necessarily available for discretionary expenditures).

Management uses these non-GAAP measures to measure the Company’s operating and financial performance.

The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:

•With respect to Adjusted Diluted Earnings Per Share and Adjusted EBITDA:

◦We exclude the amortization of acquisition-related and other intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly-acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized..

◦With respect to the other items excluded from Adjusted Diluted Earnings Per Share and Adjusted EBITDA, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Envista's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.

•With respect to core sales, we exclude (1) the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult, (2) sales from discontinued products because discontinued products do not have a continuing contribution to operations and management believes that excluding such items provides investors with a means of evaluating our on-going operations and facilitates comparisons to our peers, and (3) the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends.

•With respect to the FCF Measure, we adjust for payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.

APPENDIX B

FOURTH AMENDMENT TO
THE
ENVISTA HOLDINGS CORPORATION 2019 OMNIBUS INCENTIVE PLAN

WHEREAS, Envista Holdings Corporation, a Delaware corporation (the “Company”), maintains the Envista Holdings Corporation 2019 Omnibus Incentive Plan, originally adopted on September 17, 2019, as amended on February 16, 2022 by the First Amendment to the Envista Holdings Corporation 2019 Omnibus Incentive Plan, as further amended on August 14, 2023 by the Second Amendment to the Envista Holdings Corporation 2019 Omnibus Incentive Plan, and as further amended on January 1, 2024 by the Third Amendment to the Envista Holdings Corporation 2019 Omnibus Incentive Plan (as amended to date, the “Plan”); and

WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its stockholders to adopt this Fourth Amendment to the Envista Holdings Corporation 2019 Omnibus Incentive Plan (this “Amendment”) to amend the Plan in order to increase the number of shares of the Company’s common stock authorized for issuance under the Plan and to submit this Amendment to the Company’s stockholders for approval at the Company’s 2025 Annual Meeting of Stockholders to be held on June 10, 2025; and

WHEREAS, under the terms of the Plan, the Board has the ability to amend the Plan in order to make such changes; and

WHEREAS, capitalized terms used in this Amendment, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Plan.

NOW, THEREFORE, BE IT RESOLVED, the Plan is hereby amended as follows:

1.The first sentence of Section 5(a) of the Plan is hereby amended and restated in its entirety to increase the number of shares of Common Stock that may be issued pursuant to Awards under the Plan from 20,656,197 shares to 27,081,197 shares as follows:

Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change or as provided under Section 16, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan (including Conversion Awards) shall be 27,081,197 shares (the “Maximum Share Limit”), of which 961,778 shares of Common Stock may be issued pursuant to Awards granted under the Plan prior to the Separation.

2. This Amendment shall be effective as of the date it is approved by the Company’s stockholders. In the event of any inconsistency or conflict between the Plan and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. Except as herein expressly amended, the Plan is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

B-1

V71869-P29432

ENVISTA HOLDINGS CORPORATION
Annual Meeting of Stockholders
June 10, 2025 7:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul Keel and Mark Nance, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ENVISTA HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting to be held at 7:00 AM, Local Time on June 10, 2025, virtually at www.virtualshareholdermeeting.com/NVST2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side